AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1999
                                            REGISTRATION STATEMENT NO. 333-78427
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   AMENDMENT
                                     NO. 1
                                       TO

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                       PERRY ELLIS INTERNATIONAL, INC.*
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


              FLORIDA                             2321                       59-1162998
  (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL        (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)     IDENTIFICATION NUMBER)

                              GEORGE FELDENKREIS
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                            3000 N.W. 107TH AVENUE
                             MIAMI, FLORIDA 33172
                                (305) 592-2830
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------
                                  COPIES TO:



          ROSEMARY TRUDEAU                    DALE S. BERGMAN, P.A.
        VICE PRESIDENT OF FINANCE               BROAD AND CASSEL
    SUPREME INTERNATIONAL CORPORATION     201 SOUTH BISCAYNE BOULEVARD
           3000 N.W. 107TH AVENUE           MIAMI CENTER, SUITE 3000
             MIAMI, FLORIDA 33172             MIAMI, FLORIDA 33131
          TELEPHONE: (305) 592-2830         TELEPHONE: (305) 373-9400
         TELECOPIER: (305) 406-0513        TELECOPIER: (305) 373-9443

                                ---------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction 6, check the following box: [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [x]
                                ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
                                ---------------

* The subsidiaries of Perry Ellis International, Inc. will guarantee the securities being registered hereby and therefore are also registrants. Information about such additional registrants appears on the following pages.

================================================================================

                            ADDITIONAL REGISTRANTS

                         SUPREME ACQUISITION CORPORATION
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         FLORIDA                    5136                      65-0780799
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                        SUPREME INTERNATIONAL (N.Y.), INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        NEW YORK                    5136                      13-3882409
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                      SUPREME INTERNATIONAL (DELAWARE), INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        DELAWARE                    5136                      65-0916514
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                         SUPREME MUNSINGWEAR CANADA, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
         CANADA                     5136                      89-1353534
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

             SUPREMEINTERNATIONAL CORPORATION DE MEXICO, S.A. DE C.V.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        MEXICO                      5136                         N/A
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

                    PERRY ELLIS INTERNATIONAL LICENSING CORP.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
        NEW YORK                    6794                      13-2963077
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)
    INCORPORATION OR
     ORGANIZATION)

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS




                   SUBJECT TO COMPLETION, DATED JULY 1, 1999

                        PERRY ELLIS INTERNATIONAL, INC.

                               OFFER TO EXCHANGE
            $95,000,000 SERIES B SENIOR SUBORDINATED NOTES DUE 2006
                          FOR ANY AND ALL OUTSTANDING
              12 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2006
                       ($95,000,000 IN PRINCIPAL AMOUNT)

                               ----------------

                              THE EXCHANGE OFFER


     Expires 5:00 p.m., New York City time, August 2, 1999, unless extended.


     Subject to certain customary conditions, which we may waive, the exchange offer is not conditioned upon a minimum aggregate principal amount of existing notes being tendered.


     All outstanding notes validly tendered and not withdrawn will be exchanged.


     Not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the Staff of the Securities and Exchange Commission ("SEC" or "Commission").



                              THE EXCHANGE NOTES


     The terms of the exchange notes to be issued in the exchange offer are substantially identical to the existing notes, except that we have registered the exchange notes with the SEC. In addition, the exchange notes will not be subject to certain transfer restrictions, and certain provisions relating to an increase in the stated interest rate on the existing notes will be eliminated.


     Interest on the exchange notes will accrue from April 6, 1999 at the rate of 12 1/4% per annum, payable semi-annually in arrears on each April 1 and October 1, beginning October 1, 1999.



     YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 16 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.



     NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The information in this prospectus is not complete and may be changed. We may not exchange these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to exchange these securities and it is not soliciting an offer to exchange these securities in any state where the exchange is not permitted.


                               ----------------

                 THE DATE OF THIS PROSPECTUS IS JULY 1, 1999.

                               TABLE OF CONTENTS





                                                                                           PAGE
                                                                                          -----
Summary ...............................................................................      1
Risk Factors ..........................................................................     16
The Exchange Offer ....................................................................     25
Use of Proceeds. ......................................................................     33
Capitalization ........................................................................     34
Unaudited Pro Forma Combined Financial Information ....................................     35
Selected Historical Financial Information. ............................................     41
Management's Discussion and Analysis of Financial Condition And Results Of Operations.      43
Business ..............................................................................     51
Management ............................................................................     63
Principal Shareholders ................................................................     69
Certain Relationships and Related Transactions ........................................     70
Description of Other Indebtedness. ....................................................     71
Description of The Notes ..............................................................     73
Registration Rights ...................................................................    106
Plan of Distribution. .................................................................    108
Certain Federal Tax Considerations. ...................................................    109
Legal Matters .........................................................................    111
Experts ...............................................................................    111
Where You Can Find More Information ...................................................    112
Index to Financial Statements .........................................................    F-1



     UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "PERRY ELLIS INTERNATIONAL," THE "COMPANY," "WE," "US" OR "OUR" INCLUDE PERRY ELLIS INTERNATIONAL, INC. (FORMERLY KNOWN AS SUPREME INTERNATIONAL CORPORATION) AND ITS SUBSIDIARIES. REFERENCES IN THIS PROSPECTUS TO ANNUAL FINANCIAL DATA FOR PERRY ELLIS INTERNATIONAL REFER TO FISCAL YEARS ENDING JANUARY 31. EFFECTIVE JUNE 21, 1999, SUPREME INTERNATIONAL CORPORATION CHANGED ITS NAME TO PERRY ELLIS INTERNATIONAL, INC. THE TERM "CONSOLIDATED FINANCIAL STATEMENTS" MEANS THE CONSOLIDATED FINANCIAL STATEMENTS OF PERRY ELLIS INTERNATIONAL, INC., AND ITS SUBSIDIARIES AND ACCOMPANYING NOTES CONTAINED IN THIS PROSPECTUS.

                          FORWARD-LOOKING STATEMENTS


     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us, including, among other things:

     /bullet/ our anticipated growth strategies;

     /bullet/ our expected internal growth;

     /bullet/ integration of our completed acquisitions and ability to obtain additional financing;

     /bullet/ our ability to integrate acquired businesses, trademarks, tradenames and licenses;

     /bullet/ the expected efficiencies from our new office and warehouse facility;

     /bullet/ anticipated trends and conditions in our industry, including future consolidation;

     /bullet/ our future capital needs;

     /bullet/ our ability to compete; and

     /bullet/ the continued economic health of our markets.


     We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.
                               ----------------
     This prospectus contains trademarks and tradenames owned by or licensed to us as well as trademarks owned by third parties.
                               ----------------
     This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.


     You should rely only on the information contained in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction except where the offer or sale is permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                       NOTICE TO NEW HAMPSHIRE RESIDENTS

     NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED 1955, AS AMENDED ("RSA"), WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY OR TRANSACTION. IT IS UNLAWFUL TO MAKE OR CAUSE TO BE MADE TO ANY PROSPECTIVE PURCHASER, CUSTOMER OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THE PARAGRAPH.
                               ----------------

     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR MISREPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ----------------
                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

     We hereby incorporate by reference our (a) Annual Report on Form 10-K for the year ended January 31, 1999 and as amended on April 9, 1999, (b) Quarterly Report on Form 10-Q for the quarter ended April 30, 1999, (c) Current Report on Form 8-K, as filed with the SEC on April 8, 1999 and as amended on April 16, 1999 and as amended on June 14, 1999, (d) Current Report on Form 8-K, as filed with the SEC on April 19, 1999 and (e) Current Report on Form 8-K, as filed with the SEC on June 23, 1999.


     Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from us at the following address:


     Perry Ellis International, Inc.

     3000 N.W. 107th Avenue
     Miami, Florida 33172
     Attention: Corporate Secretary
     (305) 592-2830

                                    SUMMARY



     THE FOLLOWING SUMMARY CONTAINS BASIC INFORMATION ABOUT THIS EXCHANGE OFFER. IT MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THIS EXCHANGE OFFER, WE ENCOURAGE YOU TO READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS WE HAVE REFERRED TO AS WELL AS CONSULT YOUR OWN LEGAL AND TAX ADVISORS. THE TERM "EXISTING NOTES" REFERS TO THE 12 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2006 THAT WERE ISSUED ON APRIL 6, 1999. THE TERM "EXCHANGE NOTES" REFERS TO THE 12 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2006 ISSUABLE IN THIS EXCHANGE OFFER. REFERENCE IS MADE IN THIS EXCHANGE OFFER TO THE PEI ACQUISITION AND THE JOHN HENRY/MANHATTAN ACQUISITION. THE PEI ACQUISITION CLOSED CONCURRENTLY WITH THE CLOSING OF THE EXISTING NOTES ON APRIL 6, 1999. THE JOHN HENRY/
MANHATTAN ACQUISITION WAS COMPLETED ON MARCH 29, 1999.




                                  THE COMPANY


     We are a leading designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters, urban wear, casual and dress pants and shorts which we sell to all levels of retail distribution. We have built a broad portfolio of brands through selective acquisitions and the establishment of our own brands over our 32-year operating history. Our distribution channels include regional, national and international department stores, chain stores, mass merchandisers and specialty stores throughout the United States, Puerto Rico and Canada. We are one of the top five branded suppliers to department stores in the knit and woven shirt product categories. Our largest customers include Dayton Hudson Corp., Federated Department Stores, Inc., Sears Roebuck & Co., Kohl's Corporation, Wal-Mart Stores, Inc. and J.C. Penney Company, Inc. We currently use over 70 independent suppliers, located mostly in the Far East, other parts of Asia, Mexico and Central America, to source our products.



     Through consolidation of brands and internal growth, we have experienced significant overall growth in recent years. Our total revenues have increased to $224.4 million for fiscal 1999 from $90.6 million for fiscal 1995, representing a compound annual growth rate of 25.5%. During that same period, our EBITDA (as defined herein; see "Summary Historical Financial Information") grew to $18.7 million from $7.9 million, representing a compound annual growth rate of 24.0%. On a pro forma basis, assuming that the PEI acquisition and John Henry/Manhattan acquisition were completed on February 1, 1998, our EBITDA for fiscal 1999 would have been $33.3 million.



     We own or license from third parties the brands under which most of our products are sold. These brands include Crossings/registered trademark/ and Natural Issue/registered trademark/ for casual sportswear, John Henry/registered trademark/ for dress casual wear, Andrew Fezza/registered trademark/ for dress sportswear, Ping/registered trademark/ and Munsingwear/registered trademark/ for golf sportswear and PNB Nation/registered trademark/ for urban wear. Through our "family of brands" marketing strategy, we seek to develop and enhance a distinct brand name for each product category within each distribution channel. We market our brands to a wide range of demographic segments, targeting consumers in specific age, income and ethnic groups. Currently, our products are predominantly produced for the men's segment of the apparel industry, in which fashion trends tend to be less volatile than in other segments. The percentage of our revenues from branded products increased to 81.4% in fiscal 1999 from 71.5% in fiscal 1997.



     We also license our proprietary brands to third parties for the manufacture and marketing of various products which we do not sell, including underwear, activewear and loungewear. In addition to generating additional sources of revenue for us, these licensing arrangements raise the overall awareness of our brands. In order to expand our licensing operations, we recently acquired Perry Ellis International, Inc., a New York corporation ("PEI") which owns and licenses the prestigious and well-known Perry Ellis/registered trademark/ brand name. PEI had royalty revenues of $16.2 million for the year ended

December 31, 1998. To reflect this acquisition, we recently changed our name to "Perry Ellis International, Inc." In March 1999, we also purchased the trademarks for John Henry, a leading brand of men's dress casualwear sold at Sears Roebuck, for Manhattan/registered trademark/, a popular dress shirt brand sold at Wal-Mart and Kmart Corporation and for Lady Manhattan/registered trademark/.



     We believe that our competitive strengths position us to capitalize on several trends that have affected the apparel industry in recent years. These include the consolidation of the department and chain store sectors into a smaller number of stronger retailers, which represent some of our most important customers; the increased reliance of retailers on reliable suppliers with design expertise and advanced systems and technology; and the continued importance of a brand as a source of product differentiation.


COMPETITIVE STRENGTHS


We believe that we have the following competitive advantages in our industry:



     PORTFOLIO OF STRONG BRANDS. We currently own seven major brands (Perry Ellis, John Henry, Manhattan, Munsingwear, Crossings, Natural Issue and Grand Slam/registered trademark/) with a total of over 40 sub-brands (such as Penguin/registered trademark/ and Career Club/registered trademark/). We also design, source and market three other major brands (PNB Nation, Andrew Fezza, and Ping) which we license under customary agreements with various expiration dates and renewal options. These brands enjoy national recognition in their respective sectors of the apparel industry and we believe that they have a loyal consumer and retailer following. Brand recognition is critical in the apparel industry, where strong brand names help define consumer preferences and drive department store floor space allocation. We believe that each of the PEI and John Henry/Manhattan acquisitions will further enhance our established portfolio of recognizable brands.



     STRONG RETAILER RELATIONSHIPS. We believe our established relationships with retailers at all distribution levels give us the opportunity to maximize the selling space dedicated to our products, monitor our brand presentation and merchandising selection, and introduce new brands and products. We have long-standing relationships with our largest customers, including J.C. Penney and Sears Roebuck (more than 20 years), Federated Department Stores (12 years), Wal-Mart (10 years), Kohl's (6 years) and Dayton Hudson (5 years). We believe that we have maintained these long relationships as a result of our quality brand name products and our dedication to customer service. Management, in conjunction with our 30 salespeople, meets with our major customers frequently to review product offerings, establish and monitor sales plans, and design joint advertising and promotional campaigns. We believe our reliable delivery times, consistent product quality and quick response to design trends and inventory demands allow us to meet our retailers' current requirements. In addition, our global sourcing network, design expertise, advanced systems and technology, and new warehousing facility enhance our ability to meet the changing and increasing needs of our retailers.


     STRONG LICENSING CAPABILITIES AND RELATIONSHIPS. By actively licensing the brands we own, we have gained significant experience in identifying potential licensing opportunities and have established relationships with many active licensees. We believe that our broad portfolio of brands appeals to licensees because it gives them the opportunity to sell their products in many different retail distribution channels. For example, a manufacturer of men's accessories might license the Crossings brand to sell to national department stores and the Munsingwear brand to target mass merchandisers. We believe that our licensing expertise, which is supported by a dedicated staff, will allow us to continue marketing our brands to apparel producers effectively.


     WORLD-WIDE LOW-COST SOURCING CAPABILITIES. Our global network of suppliers enables us to purchase apparel products at competitive cost without sacrificing quality, while at the same time reacting quickly to our retailers' needs and maximizing production flexibility. We developed this expertise through more than 32 years of experience in purchasing our products from suppliers around the world. No individual supplier in fiscal 1999 accounted for more than 7.3% of our total sourcing needs. We currently maintain a staff of experienced professionals principally located in the United States, Korea, China and Mexico, and a global network of ten sourcing and quality assurance offices, which closely monitor our suppliers to maintain strict quality standards and identify new sourcing opportunities. By sourcing our products, we manage our inventories more effectively and do not incur the costs of maintaining and operating production facilities.


     DESIGN EXPERTISE AND ADVANCED TECHNOLOGY. Our in-house staff consists of five designers, who have an average of 18 years of experience, and are supported by a staff of 14 other design professionals. Together, they design substantially all of our products utilizing computer-aided design technology. The use of this technology minimizes the time-consuming and costly production of actual sewn samples prior to customer approval. It also allows us to create custom-designed products meeting the specific needs of our customers and facilitates a quick response to changing fashion trends. Our computer-aided design technology produces approximately 800 designs per month and our library currently contains approximately 52,000 designs.


     CAPACITY FOR GROWTH. We will be able to leverage our recent investments in infrastructure and our skilled personnel to accommodate future internal growth and selected acquisitions. Our recent move to a new approximately 238,000 sq. ft. office and warehouse facility in Miami, which includes 170,000 sq. ft. of warehouse space, has positioned us to increase capacity with no significant additional capital expenditure. This facility and our 15,000 sq. ft. of office space in New York are sufficient to accommodate additional personnel. However, we expect that our staffing levels will rise at a lower rate than our revenue growth.



     PROVEN ABILITY TO INTEGRATE ACQUISITIONS. From 1993 to 1998, we acquired and integrated four major brands, which currently have over 40 sub-brands. We selectively target brands that we believe are under performing and can be revitalized using our competitive strengths. Prior to the PEI and John Henry/Manhattan acquisitions, our most significant brand purchase was the Munsingwear brand in 1996. As part of an extensive integration process, we:



     /bullet/ repositioned the brand based on our "family of brands" strategy;


     /bullet/ improved the responsiveness to market trends by applying our design and sourcing expertise; and


     /bullet/ communicated the new positioning of the brand through a wide ranging marketing program.



As a result, Munsingwear annual revenues increased by 55.7% to approximately $66.0 million in fiscal 1999 from approximately $42.4 million in fiscal 1998, the first full year of our ownership. We believe that we can successfully integrate additional brands into our family of brands and further develop and revitalize them. For example, we intend to license the Perry Ellis brand for additional product categories such as women's wear and expand into geographic areas where we believe the Perry Ellis brand has been historically underrepresented, such as Europe and Asia.



     EXPERIENCED MANAGEMENT TEAM. Our senior management team averages nearly 20 years of experience in the apparel industry. Our management team also has significant experience in developing and revitalizing brand names, has an established reputation with retailers, the trade and the financial community, and possesses a diverse skill base, which incorporates brand marketing, sourcing and management information systems.


BUSINESS STRATEGY


     Our "family of brands" marketing approach is designed to develop a distinct brand for each product category within each distribution channel. For example, we sell our golf sportswear under the

Munsingwear brand to mass merchants, under the Grand Slam brand to department stores and under the Ping brand to higher-end retailers, golf shops and resorts. By differentiating our brands in this manner, we can better satisfy the needs of each type of retailer by offering brands tailored to its specific distribution channel. In addition, we believe that this strategy helps insulate us from changing retail patterns, allows us to maintain the integrity of each distribution channel and helps prevent brand erosion.


     Our objective is to develop and enhance our brands by:


     /bullet/ carefully maintaining distinct distribution channels for each of our brands;


     /bullet/ consistently designing, sourcing and marketing quality products;


     /bullet/ reinforcing the image of our brands and continuously promoting them; and


     /bullet/ updating our styles to keep them current.


     Controlling strong brands allows us to increase our retail base, license these brands to third parties, develop sub-brands and grow internationally.


     To achieve our objective, we have adopted a strategy based on the following elements:


     INCREASE BRAND NAME RECOGNITION. We intend to enhance recognition of our brand names by promoting our brands at both the retailer and consumer levels. We conduct cooperative advertising in print and broadcast media in which various retailers feature our products in their advertisements. We have also begun direct consumer advertising in select markets by placing highly visible billboards, sponsorships, special event advertisements and magazine advertisements in periodicals such as Men's Health and Gentleman's Quarterly. Licensing our brands to third parties also serves to enhance brand recognition by providing increased consumer exposure. We also recently established Web sites for each of our major brands to position us to take advantage of opportunities created by the Internet.


     INCREASE DISTRIBUTION. We intend to increase the distribution of our existing products by expanding the number of regional, national and international retailers that carry our brands and increasing the number of stores in which each of these retailers sells our products. This increased exposure should broaden our established reputation at the retail and consumer levels. We selectively pursue new channels of distribution for our products, focusing on maintaining the integrity of our products and reinforcing our image at existing retail stores, as well as introducing our products to geographic areas and consumer sectors that are presently less familiar with our products.


     CONTINUE TO DIVERSIFY PRODUCT LINE. We intend to broaden the range of our product lines, capitalizing on the name recognition, popularity and discrete target customer segmentation of each major brand. For example, we introduced a sweater line under the Crossings brand and expanded it to include several of our other brands. We have also expanded into urban wear with the licensing of the PNB Nation brand, dress sportswear with the licensing of the Andrew Fezza brand and high-end golf sportswear with the licensing of the Ping brand.



     EXPAND LICENSING ACTIVITIES. Since acquiring Munsingwear in 1996, we have significantly expanded the licensing of our brands to third parties for various product categories. Similar to the Munsingwear acquisition, we believe the PEI and John Henry/Manhattan acquisitions will provide significant licensing opportunities. We intend to use these nationally-recognized brands to expand our licensing activities, particularly with respect to additional product categories, such as women's wear, and into geographic areas where we believe these brands have been historically underrepresented, such as Europe and Asia. We plan to work with our licensees to strengthen their marketing efforts and thereby increase our revenues.

THE PEI AND JOHN HENRY/MANHATTAN ACQUISITIONS



     The apparel industry has followed the consolidation trend of the retail industry as large retailers have continued to give preference to more dependable and flexible wholesalers. We are frequently presented with and evaluate new acquisition opportunities and intend to continue our strategy of making selective acquisitions to add new product lines and expand our portfolio of brands. Since 1993, we have acquired, or obtained licenses for, several brands, including Munsingwear, John Henry, Andrew Fezza, Crossings, Ping and PNB Nation.



     PEI In January 1999, we agreed to buy PEI for approximately $74.6 million in cash, net of purchase price adjustments. PEI was a privately held company which owns and licenses the Perry Ellis brand, currently one of the top selling brands in department stores in the United States. PEI is currently the licensor under 40 license agreements, primarily for various categories of men's wear, boys' wear and fragrances. During the year ended December 31, 1998, PEI had royalty revenues of $16.2 million and EBITDA of $7.8 million. Under our management of the brand we expect to benefit from certain operating efficiencies and to increase the licensing royalties the Perry Ellis brand generates. This acquisition was financed from the net proceeds from the issuance of the existing notes.


     JOHN HENRY/MANHATTAN. In December 1998, we entered into an agreement to buy certain assets of the John Henry and Manhattan dress shirt business from Salant Corporation, which entered into a Chapter 11 bankruptcy proceeding. On February 24, 1999, the bankruptcy court approved the purchase for $27.0 million plus the value of the existing dress shirt inventory (which was subsequently valued at approximately $17.2 million). The acquisition was completed on March 29, 1999. The assets purchased consist of the John Henry, Manhattan and Lady Manhattan trademarks and trade names, license agreements, certain manufacturing equipment and the existing dress shirt inventory. On March 29, 1999, Phillips-Van Heusen Corporation purchased the existing dress shirt inventory at our acquisition cost and licensed from us the John Henry and Manhattan brands for men's dress shirts. In connection with the John Henry/Manhattan acquisition, we assumed a lease for a shirt manufacturing facility located in Mexico which expires in July 1999. In May 1999 we assigned the lease for the facility and sold certain manufacturing equipment to a non-affiliated party. The acquisition price, net of the $1.0 million deposit we have paid and proceeds from the sale of the existing dress shirt inventory, was approximately $26.0 million and was financed with borrowings under our Senior Credit Facility.



     We believe that these acquisitions will greatly expand our licensing revenues, add to our strong portfolio of brands, allow us to broaden our product line into product categories, such as women's wear and provide opportunities to expand into geographic areas where we believe these brands have been historically underrepresented, such as Europe and Asia.


     We were incorporated in Florida in April 1967. Our executive offices are located at 3000 N.W. 107th Avenue, Miami, Florida 33172, and our telephone number is (305) 592-2830.

                              THE EXCHANGE OFFER



REGISTRATION RIGHTS AGREEMENT.....   We sold the existing notes on April 6,
                                     1999 to the initial purchasers under a
                                     purchase agreement dated March 31, 1999.
                                     Pursuant to the purchase agreement, we, our subsidiaries who guaranteed our obligations under the existing notes and the initial purchasers entered into a registration rights agreement which granted the holders of the existing notes certain exchange and registration rights. This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement.

                                     Carfel, Inc., one of our affiliates,
                                     purchased $5,000,000 aggregate principal of the existing notes. Carfel will not participate in the exchange offer and has agreed not to sell the existing notes except pursuant to a shelf registration statement and not before September 13, 1999.



THE EXCHANGE OFFER................   We are offering to exchange up to
                                     $95,000,000 aggregate principal of the
                                     exchange notes for up to $95,000,000
                                     aggregate principal of the existing notes.
                                     Existing notes may be exchanged only in
                                     $1,000 increments.

                                     The terms of the exchange notes are
                                     identical in all material respects to the existing notes except for certain transfer restrictions and registration rights relating to the existing notes and certain provisions relating to an increase in the stated interest rate on the existing notes.


RESALE............................   We believe that you will be able to
                                     freely transfer the exchange notes without registration or any prospectus delivery requirement; however, certain broker-dealers and certain of our affiliates may be required to deliver copies of this prospectus if they resell any exchange notes.



EXPIRATION DATE...................   5:00 p.m., New York City time, on August
                                     2, 1999, unless the exchange offer is
                                     extended. You may withdraw existing notes you tender pursuant to the exchange offer at any time prior to August 2, 1999. See
                                     "The Exchange Offer--Expiration Date" and
                                     "--Extensions and Amendments."



ACCRUED INTEREST ON THE EXCHANGE NOTES
 AND THE EXISTING NOTES...........   The exchange notes will bear interest at
                                     a rate of 12 1/4% per annum, payable
                                     semi-annually on April 1 and August 1 of each year, commencing October 1, 1999.
                                     Holders of exchange notes of record at the close of business on the March 15 and September 15 immediately preceding such interest payment date will receive interest accruing from the most recent date to which interest has been paid.


TERMINATION OF THE
 EXCHANGE OFFER....................  We may terminate the exchange offer if we determine that our ability to proceed could be materially impaired due to the occurrence of certain conditions. We do not expect any of the foregoing conditions to occur, although there can be no assurance that such conditions will not occur. You will have certain rights against us under the registration rights agreement should we fail to consummate the exchange offer. See "The Exchange Offer--Termination."


PROCEDURES FOR TENDERING
 EXISTING NOTES....................  If you wish to accept the exchange offer, sign and date the letter of transmittal in accordance with the instructions, and deliver the letter of transmittal, along with the existing notes and any other required documentation, to the exchange agent. By executing the letter of transmittal, you will represent to us that, among other things:

                                     /bullet/ the exchange notes you receive
                                       will be acquired in the ordinary course
                                       of your business,

                                     /bullet/ you have no arrangement with any
                                       person to participate in the
                                       distribution of the exchange notes, and


                                     /bullet/ you are not an affiliate or, if
                                       you are an affiliate, you will comply
                                       with the registration and prospectus
                                       delivery requirements of the Securities
                                       Act to the extent applicable.



SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS.................  If you are a beneficial owner whose existing notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wish to tender such existing notes in the exchange offer, please contact the registered holder as soon as possible and instruct them to tender on your behalf and comply with our instructions set forth elsewhere in this prospectus.



GUARANTEED DELIVERY PROCEDURES....   If you wish to tender your existing
                                     notes, you may, in certain instances, do so according to the guaranteed delivery procedures set forth elsewhere in this prospectus under "The Exchange
                                     Offer--Guaranteed Delivery Procedures."



WITHDRAWAL RIGHTS.................   You may withdraw existing notes you
                                     tender pursuant to the exchange offer by furnishing a written or facsimile transmission notice of withdrawal to the exchange agent containing the information set forth in "The Exchange
                                     Offer--Withdrawal of Tenders."


ACCEPTANCE OF EXISTING NOTES AND
 DELIVERY OF EXCHANGE NOTES.......   Subject to certain conditions (as
                                     summarized above in "Termination of the
                                     Exchange Offer" and described more fully in "The Exchange Offer--Termination"), we will accept for exchange any and all existing notes that are properly tendered in the exchange offer prior to the expiration date. See "The Exchange Offer--
                                     Procedures for Tendering." The exchange
                                     notes issued pursuant to the exchange
                                     offer will be delivered promptly following the expiration date.



EXCHANGE AGENT....................   State Street Bank and Trust Company, the
                                     trustee under the indenture, is serving as exchange agent in connection with the exchange offer. The mailing address of the exchange agent is State Street Bank and Trust Company, Corporate Trust Department,
                                     P.O. Box 778, Boston, Massachusetts
                                     02102-0078, Attention: Ralph Jones, and the address for hand or overnight delivery is State Street Bank and Trust Company,
                                     Corporate Trust Company, 2 Avenue de
                                     Lafayette, 5th Floor, Corporate Trust
                                     Window, Boston, Massachusetts 02111-1724
                                     Attention: Ralph Jones. Any deliveries in
                                     New York should be sent to the exchange
                                     agent at State Street Bank and Trust
                                     Company, 61 Broadway, 15th Floor, New York,
                                     New York 10006, Attention: Ralph Jones. For assistance and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed
                                     Delivery, the telephone number for the
                                     exchange agent is (617) 662-1452, and the facsimile number for the exchange agent is
                                     (617) 662-1548, Attention: Ralph Jones.



See "The Exchange Offer" for more detailed information concerning the terms of the exchange offer.



                      SUMMARY OF TERMS OF EXCHANGE NOTES



ISSUER............................   Perry Ellis International, Inc.
                                     3000 N.W. 107th Avenue
                                     Miami, Florida 33172
                                     (305) 592-2830



GENERAL...........................   The exchange notes will be freely
                                     tradable and otherwise substantially
                                     identical to the existing notes. The
                                     exchange notes will not have registration rights or provisions for additional interest. The exchange notes will evidence the same debt as the existing notes, and the existing notes are and the exchange rates will be governed by the same indenture. See "The Exchange
                                     Offer--Purpose and Effect of the Exchange
                                     Offer".


NOTES OFFERED.....................   $95,000,000 aggregate principal of 12
                                     1/4% Senior Subordinated Notes due 2006.


MATURITY DATE.....................   April 1, 2006.


INTEREST PAYMENT DATES............   April 1 and October 1 of each year,
                                     commencing October 1, 1999.


GUARANTEES........................   Each of our current subsidiaries will
                                     fully and unconditionally guarantee the
                                     exchange notes on a senior subordinated
                                     basis. Future subsidiaries also may be
                                     required to guarantee the exchange notes.
                                     See "Description of the Notes--Subsidiary
                                     Guarantees" and "--Certain
                                     Covenants--Limitation on Guarantees of
                                     Indebtedness by Restricted Subsidiaries."



RANKING...........................   The exchange notes and the subsidiary
                                     guarantees will be unsecured senior
                                     subordinated indebtedness. The exchange
                                     notes will rank behind all of our existing and future senior indebtedness including borrowings under our $90.0 million credit agreement consisting of a revolving credit facility of up to an aggregate amount of $75.0 million and a term loan in the aggregate amount of $15.0 million (the
                                     "Senior Credit Facility") and three letter of credit facilities totaling $60.0 million
                                     (the "Letter of Credit Facilities") for the purchase of our products from suppliers.
                                     The guarantees of the exchange notes will rank behind all existing and future guarantor senior indebtedness, including guarantees of the Senior Credit Facility.
                                     The terms "senior indebtedness" and
                                     "guarantor senior indebtedness" are defined in the "Description of the Notes--Ranking" section of this prospectus.

                                     After the issuance of the existing notes, our use of the net proceeds, the John Henry/Manhattan acquisition and related Phillips-Van Heusen transactions and the PEI acquisition, at April 30, 1999, we had $139.0 million of consolidated indebtedness outstanding, including $43.1 million of senior indebtedness (all of which is secured and is guarantor senior indebtedness). In addition, we would have had additional availability under the Senior Credit Facility of approximately $8.4 million as of April 30, 1999, all of which would have been senior secured indebtedness. We also have approximately

                                     $16.0 million in obligations, all of which are secured, over the next four years under a synthetic lease (the "Lease") which we entered into to finance our new office and warehouse facility. See "Description of Other Indebtedness."

                                     We and our subsidiaries may incur
                                     additional indebtedness, subject to
                                     certain limitations. See "Description of the Notes-- Ranking" and "--

                                     Certain Covenants--Limitation on
                                     Indebtedness."


OPTIONAL REDEMPTION...............   We may redeem the exchange notes, in
                                     whole or in part, at any time, on or after April 1, 2003, at the redemption prices
                                     (expressed as percentages of principal
                                     amount) set forth below, plus accrued and unpaid interest, if any, to the redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

                                                                       REDEMPTION
                                     YEAR                                 PRICE
                                     ------------------------------   -------------
                                     2003 .........................   106.125%
                                     2004 .........................   103.063%
                                     2005 and thereafter ..........   100.000%

PUBLIC EQUITY OFFERING
 OPTIONAL REDEMPTION..............   On or before April 1, 2002, we may redeem
                                     up to 35% of the aggregate principal amount of the exchange notes with the net proceeds of certain public sales of common stock at 112.25% of the principal amount thereof, plus accrued and unpaid interest, if any, if at least 65% of the aggregate principal amount of the exchange notes originally issued remains outstanding after such redemption. See "Description of the
                                     Notes--Redemption."


CHANGE IN CONTROL.................   Upon certain changes in control, we must
                                     offer to repurchase all or a portion of the exchange notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest, if any, to the purchase date. See
                                     "Description of the Notes--Certain
                                     Covenants--Purchase of Exchange Notes upon a Change in Control."


CERTAIN COVENANTS.................   The indenture governing the exchange
                                     notes will contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to:
                                     /bullet/ incur additional indebtedness;

                                     /bullet/ pay dividends on, redeem or
                                       repurchase our capital stock;

                                     /bullet/ make certain investments;

                                     /bullet/ issue or sell capital stock of
                                     restricted subsidiaries;

                                     /bullet/ create certain liens;
                                     /bullet/ create certain liens;
                                     /bullet/ sell assets;

                                     /bullet/ in the case of our restricted
                                       subsidiaries, make dividends or other
                                       payments;

                                     /bullet/ in the case of our restricted
                                       subsidiaries, guarantee indebtedness;
                                     /bullet/ engage in transactions with
                                     affiliates; and

                                     /bullet/ consolidate, merge or transfer
                                       all or substantially all of our assets
                                       and the assets of our subsidiaries on a
                                       consolidated basis.

                                     These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.


RISK FACTORS......................   You should carefully consider all of the
                                     information contained in this prospectus prior to investing in the notes. In particular, we urge you to carefully consider the factors set forth under "Risk
                                     Factors" beginning on page 16 of this
                                     prospectus.


     See "Description of Notes" for more detailed information concerning the terms of the exchange notes.

                    SUMMARY PRO FORMA FINANCIAL INFORMATION


     The "Pro Forma Financial Information" set forth below gives effect to (i) the PEI acquisition, (ii) the offering of the existing notes, (iii) the John Henry/Manhattan acquisition and (iv) additional indebtedness incurred under the Senior Credit Facility to finance the John Henry/Manhattan acquisition as if they had occurred on February 1, 1998.


     The information presented below has been derived from our audited and unaudited consolidated financial statements, the audited and unaudited financial statements of Perry Ellis International, Inc. and the audited financial statements of the John Henry and Manhattan Business. This information does not purport to represent what our operating results or financial condition would actually have been had the PEI acquisition and/or the John Henry/Manhattan acquisition and related transactions actually occurred as of the dates indicated above or to project our financial condition for any future period. The information presented below should be read in conjunction with our consolidated financial statements and notes thereto, "Unaudited Pro Forma Combined Financial Information" and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of PEI and of the John Henry and Manhattan Business included elsewhere herein.



PRO FORMA FINANCIAL INFORMATION




                                                               PRO FORMA           PRO FORMA
                                                           FISCAL YEAR ENDED     QUARTER ENDED
                                                            JANUARY 31, 1999     APRIL 30, 1999
                                                          -------------------   ---------------
                                                                  (DOLLARS IN MILLIONS)
STATEMENT OF INCOME DATA:
Total revenues ........................................        $  245.5             $  65.7
Depreciation and amortization .........................             7.4                 2.2
Operating income ......................................            25.9                 7.8
Interest expense ......................................            16.4                 4.2
OTHER FINANCIAL DATA AND RATIOS:
Pro Forma EBITDA(a) ...................................        $   33.3             $  10.0
Ratio of Pro Forma EBITDA to interest expense .........            2.0 x               2.4 x
Ratio of total debt to Pro Forma EBITDA ...............            4.0 x                 --

                   SUMMARY HISTORICAL FINANCIAL INFORMATION
                            (DOLLARS IN THOUSANDS)


     The following table presents summary historical financial data derived from the audited and unaudited consolidated financial statements of the Company, the audited and unaudited financial statements of PEI and the audited financial statements of the John Henry and Manhattan Business. The historical financial information should be read in conjunction with our consolidated financial statements and notes thereto, the financial statements and notes thereto of PEI and the audited financial statements and notes thereto of the John Henry and Manhattan Business appearing elsewhere herein.




                                                            FISCAL YEAR ENDED JANUARY 31,
                                            -------------------------------------------------------------
                                                 1995         1996        1997        1998        1999
                                            ------------- ----------- ----------- ----------- -----------
PERRY ELLIS INTERNATIONAL HISTORICAL
STATEMENT OF INCOME DATA:
Net sales .................................   $  90,564    $121,839    $ 157,373   $190,689    $ 221,347
Royalty income ............................          --         759        1,654      4,032        3,057
                                              ---------    --------    ---------   --------    ---------
Total revenues ............................      90,564     122,598      159,027    194,721      224,404
Cost of sales .............................      69,187      92,145      122,046    145,991      166,198
                                              ---------    --------    ---------   --------    ---------
Gross profit ..............................      21,377      30,453       36,981     48,730       58,206
Selling, general and administrative
expenses ..................................      13,493      20,395       24,729     34,137       39,478
Depreciation and amortization .............         474         725        1,147      1,748        2,161
                                              ---------    --------    ---------   --------    ---------
Operating income ..........................       7,410       9,333       11,105     12,845       16,567
Interest expense ..........................       1,219       2,224        1,664      2,782        3,494
                                              ---------    --------    ---------   --------    ---------
Income before income taxes ................       6,191       7,109        9,441     10,063       13,073
Income taxes ..............................       2,319       2,685        3,597      2,885        4,491
                                              ---------    --------    ---------   --------    ---------
Net income ................................   $   3,872    $  4,424    $   5,844   $  7,178    $   8,582
                                              =========    ========    =========   ========    =========
OTHER FINANCIAL DATA AND RATIOS:
Net cash provided by (used in)
 operating activities .....................   $ (20,015)   $  5,303    $   1,874   $ (3,101)   $  14,341
Net cash provided by (used in)
 investing activities .....................        (825)     (1,492)     (24,456)    (4,555)     (10,240)
Net cash provided by (used in)
 financing activities .....................      21,094      (3,894)      23,080      7,910       (4,938)
EBITDA(a) .................................       7,884      10,058       12,252     14,593       18,728
Capital expenditures ......................         747       1,309        1,058      3,828        4,005
Ratio of earnings to fixed charges(b) .....         5.3x        3.8x         5.7x       4.1x         4.2x
BALANCE SHEET DATA (AT PERIOD END):
Working capital ...........................   $  43,067    $ 47,760    $  23,575   $ 66,166    $  71,300
Total assets ..............................      55,512      53,735       88,158    101,650      108,958
Total debt (c) ............................      28,256       6,968       31,949     39,658       33,511
Total stockholders' equity ................      22,016      43,833       47,775     55,155       64,946



                                             QUARTER ENDED APRIL 30,
                                            --------------------------
                                                1998          1999
                                            ------------ -------------
PERRY ELLIS INTERNATIONAL HISTORICAL
STATEMENT OF INCOME DATA:
Net sales .................................   $ 60,085    $    59,479
Royalty income ............................      1,022          2,316
                                              --------    -----------
Total revenues ............................     61,107         61,795
Cost of sales .............................     45,459         44,173
                                              --------    -----------
Gross profit ..............................     15,648         17,622
Selling, general and administrative
expenses ..................................     10,154         10,179
Depreciation and amortization .............        493            979
                                              --------    -----------
Operating income ..........................      5,001          6,464
Interest expense ..........................        891          1,948
                                              --------    -----------
Income before income taxes ................      4,110          4,516
Income taxes ..............................      1,473          1,624
                                              --------    -----------
Net income ................................   $  2,637    $     2,892
                                              ========    ===========
OTHER FINANCIAL DATA AND RATIOS:
Net cash provided by (used in)
 operating activities .....................   $ (4,710)   $    (4,609)
Net cash provided by (used in)
 investing activities .....................     (1,868)      (100,642)
Net cash provided by (used in)
 financing activities .....................      7,133       (105,526)
EBITDA(a) .................................      5,494          7,443
Capital expenditures ......................      1,831            139
Ratio of earnings to fixed charges(b) .....        4.9x           3.1x
BALANCE SHEET DATA (AT PERIOD END):
Working capital ...........................   $ 68,812    $    76,394
Total assets ..............................    112,124        219,613
Total debt (c) ............................     38,400        138,991
Total stockholders' equity ................     58,124         67,933



                                                   (Continued on following page)

                                                                                                   QUARTER ENDED
                                                    FISCAL YEAR ENDED DECEMBER 31,                   MARCH 31,
                                        ------------------------------------------------------ ---------------------
                                           1994       1995       1996       1997       1998       1998       1999
                                        ---------- ---------- ---------- ---------- ---------- --------- -----------
PEI HISTORICAL
STATEMENT OF INCOME DATA:
Net royalty revenues ..................  $ 10,074   $ 11,685   $ 10,917   $ 15,660   $ 16,177   $6,738    $  5,760
Selling, general and
 administrative expenses ..............     7,239      5,594      8,606      7,109      8,398    1,819       2,393
Depreciation and amortization .........        37        200        212        226        228       58          58
                                         --------   --------   --------   --------   --------   ------    --------
Operating income ......................     2,798      5,891      2,099      8,325      7,551    4,861       3,309
Interest income .......................        43         82        144        136         32        9           7
                                         --------   --------   --------   --------   --------   ------    --------
Income before income taxes ............     2,841      5,973      2,243      8,461      7,583    4,870       3,316
Income taxes ..........................       308        640        218        852        760       --          --
                                         --------   --------   --------   --------   --------   ------    --------
Net income ............................  $  2,533      5,333   $  2,025   $  7,609   $  6,823   $4,870    $  3,316
                                         ========   ========   ========   ========   ========   ======    ========
OTHER FINANCIAL DATA AND RATIOS:
Net cash provided by (used in)
 operating activities .................  $  3,982      6,572   $  2,311   $  7,454   $  5,624   $  766    $  3,601
Net cash provided by (used in)
 investing activities .................    (1,902)      (355)    (1,047)       913        (21)      (9)         --
Net cash provided by (used in)
 financing activities .................    (2,423)    (4,763)    (1,413)    (9,679)    (4,354)    (800)     (2,900)
EBITDA(a) .............................     2,878      6,173      2,455      8,688      7,811    4,919       3,367
Capital expenditures ..................     1,402        355         47         87         21        9          --
BALANCE SHEET DATA (AT PERIOD END):
Working capital .......................  $   (204)  $  1,281   $  1,995   $    (27)  $  2,665       --    $  3,139
Total assets ..........................     2,985      4,121      4,803      3,112      4,563       --       5,233
Total debt ............................       700         --         --         --         --       --          --
Total stockholders' equity ............     1,557      2,827      3,439      1,369      3,839       --       4,255




                                                              FISCAL YEAR ENDED
                                                                 JANUARY 2,
                                                                    1999
                                                             ------------------
JOHN HENRY/MANHATTAN BUSINESS HISTORICAL
STATEMENT OF INCOME DATA:
Royalty income ...........................................        $ 3,993
Selling, general and administrative expenses .............           (833)
Depreciation and amortization ............................           (330)
Other income, net ........................................             17
Income taxes, foreign ....................................           (179)
                                                                  -------
Income before interest and domestic income taxes .........        $ 2,668
                                                                  =======
BALANCE SHEET DATA (AT YEAR END):
Total assets .............................................        $27,000
Total stockholders' equity ...............................         27,000



                                                   (Continued on following page)

----------------

(a) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation expense, and amortization expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, do not regard this figure as an alternative to net income or as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.


(b) For purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense of the Lease deemed representative of the interest factor.

(c) Total debt includes balances outstanding under credit facilities, long-term debt and the current portion of long-term debt.

                                 RISK FACTORS


     YOUR INVESTMENT IN THE NOTES INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN THE NOTES.


WE HAVE SUBSTANTIAL DEBT AND INTEREST PAYMENT OBLIGATIONS



     We now have a significant amount of debt. The following chart, with dollar amounts in thousands, shows certain important credit statistics and is presented as of and for the quarter ended April 30, 1999:




   Total debt ...........................................     $ 138,991
   Stockholders' equity .................................     $  67,933
   Pro forma ratio of earnings to fixed charges .........           1.6x



     Our substantial indebtedness could have important consequences to you, including:



     /bullet/ making it more difficult for us to satisfy our obligations with respect to the exchange notes;


     /bullet/ increasing our vulnerability to adverse general economic and industry conditions;


     /bullet/ limiting our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions and other general corporate requirements;


     /bullet/ requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or other general corporate purposes;


     /bullet/ limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and


     /bullet/ placing us at a competitive disadvantage compared to our less leveraged competitors.


     Our ability to pay interest on the exchange notes and to satisfy our other debt obligations will depend upon, among other things, our future operating performance and our ability to refinance indebtedness when necessary. Each of these factors is, to a large extent, dependent on economic, financial, competitive and other factors beyond our control. If, in the future, we cannot generate sufficient cash from operations to make scheduled payments on the exchange notes or to meet our other obligations, we will need to refinance, obtain additional financing or sell assets. We cannot assure you that our business will generate cash flow or that we will be able to obtain funding sufficient to satisfy our debt service requirements.



     A significant portion of our assets consists of trademarks, licenses, goodwill and certain other intangibles. After giving effect to the (i) offering of the existing notes and the use of the net proceeds to finance the PEI acquisition and to repay a portion of indebtedness under the Senior Credit Facility and (ii) completion of the John Henry/Manhattan acquisition, we would have had approximately $120.7 million of intangible assets as of January 31, 1999. The value of these assets could be reduced materially in the future due to changing consumer preferences, our failure to implement our business strategy, competition and other future trends. As a result, our assets may not be sufficient to repay all of our indebtedness (including the exchange notes) if secured creditors foreclose on the assets pledged to them or if we are forced to dispose of our assets to meet our obligations.



     See "Description of the Notes--Redemption" and "--Certain
Covenants--Purchase of Notes upon a Change in Control" and "Description of Other Indebtedness."


THE EXCHANGE NOTES AND GUARANTEES ARE SUBORDINATED TO OUR SENIOR INDEBTEDNESS



     The exchange notes are subordinated to all our senior indebtedness. The guarantees are subordinated to all guarantor senior indebtedness. As of April 30, 1999, after giving effect to the

(i) offering of the existing notes and the use of the net proceeds to finance the PEI acquisition and to repay a portion of our indebtedness under the Senior Credit Facility and (ii) completion of the John Henry/Manhattan acquisition, we would have had outstanding $43.1 million of senior indebtedness (all of which is guarantor senior indebtedness and all of which is secured by substantially all our assets). Additionally, we have approximately $16.0 million of obligations under the Lease over a four-year period, all of which is secured by substantially all our assets. We also may incur additional senior indebtedness under the terms of the Senior Credit Facility and the indenture governing the exchange notes. The maximum availability, subject to borrowing base requirements for the revolving credit facility, under our Senior Credit Facility is $90.0 million consisting of a revolving credit facility of up to an aggregate principal amount of $75.0 million and a term loan in the aggregate amount of $15.0 million which, if borrowed, would be senior indebtedness and would be secured by substantially all our assets.



     In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the exchange notes only after all payments have been made on our senior indebtedness. Similarly, in the event of a bankruptcy, liquidation or dissolution of any subsidiary, its assets would be available to pay obligations on the guarantee only after payments had been made on its guarantor senior indebtedness. In addition, no cash payments may be made with respect to the exchange notes during the continuance of a payment default with respect to senior indebtedness. Furthermore, under certain circumstances, no cash payments with respect to the exchange notes may be made for a period of up to 179 days (during each period of 360 days) if a nonpayment default exists with respect to designated senior indebtedness. We cannot assure you that sufficient assets will remain to make any payments to you or other holders of the exchange notes. In addition, certain events of default under the Senior Credit Facility would prohibit us from making any payments on the exchange notes. The terms "senior indebtedness," "guarantor senior indebtedness" and "designated senior indebtedness" are defined in the "Description of the Notes--Ranking" section of this prospectus. See "Description of Other Indebtedness" and "Description of the Notes."



THE NOTES ARE NOT SECURED BY ANY OF OUR ASSETS


     In addition to being subordinate to all of our senior indebtedness, the exchange notes and the guarantees will not be secured by any of our assets or the assets of our subsidiaries. Our obligations under the Senior Credit Facility, however, are secured by all of our assets and those of our subsidiaries. Our obligations under the Lease are also secured by a lien on all of our assets and those of our subsidiaries. If we become insolvent or are liquidated, or if payment under the Senior Credit Facility is accelerated, the lenders under the Senior Credit Facility and the Lease would be entitled to exercise the remedies available to a secured lender under applicable law. Under these circumstances, these lenders will have a claim on substantially all of our assets and those of our subsidiaries. Because the exchange notes are unsecured, there could be no assets remaining for the holders of the exchange notes or any remaining assets could be insufficient to pay off the exchange notes. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of Other Indebtedness," "Description of the Notes," "Unaudited Pro Forma Combined Financial Information" and "Selected Historical Financial Information."



A CHANGE IN FASHION TRENDS COULD HARM OUR BUSINESS


     We believe that our success depends on our ability to anticipate, identify and respond to changing fashion trends in a timely manner. To the extent that we decide to increase our marketing of women's apparel, we may be more subject to changes in fashion trends. If we misjudge consumer preferences or if a shift in fashion trends turns away from our products, it could have a material adverse effect on our business, financial condition, results of operations and prospects. See "Business."

OUR BUSINESS COULD BE HARMED IF GENERAL ECONOMIC CONDITIONS DETERIORATE OR SOME OF OUR CUSTOMERS EXPERIENCE FINANCIAL DIFFICULTIES


     The retail industry has historically been subject to substantial cyclical variations and is particularly affected by adverse trends in the general economy, with consumer spending tending to decline during recessionary periods. The success of our operations depends on consumer spending, which is impacted by a number of factors including economic conditions (and perceptions of economic conditions) affecting disposable consumer income (such as unemployment, wages and salaries), business conditions, interest rates, availability of credit and taxation, for the economy as a whole and in regional and local markets where our products are sold. Any significant deterioration in general economic conditions or increases in interest rates could reduce the level of consumer spending and thereby have a material adverse effect on our business, financial condition, results of operations and prospects by, among other things, inhibiting consumers' use of credit.


     In addition, during the past several years, various retailers, including some of our customers, have experienced significant changes and difficulties including consolidation of ownership, increased centralization of buying decisions, restructurings, bankruptcies and liquidations. These and other financial problems of some of our retailers increase the risk of extending credit to these retailers. A significant adverse change in a customer or its financial position could cause us to limit or discontinue business with that customer, require us to assume more credit risk relating to that customer's receivables or limit our ability to collect amounts related to previous purchases by that customer, all of which could have a material adverse effect on our business, financial condition, results of operation and prospects. See "Business."


WE RELY ON OUR KEY CUSTOMERS FOR MUCH OF OUR BUSINESS


     We derive a significant amount of our revenues from a few major customers. Net sales to our five largest customers totaled approximately 48% of net sales during fiscal 1999, 47% of net sales during fiscal 1998 and 54% of net sales during fiscal 1997. Our largest customers include Dayton Hudson, Sears Roebuck, Wal-Mart, Federated Department Stores, Kohl's, and J.C. Penney. Sales to Dayton Hudson accounted for approximately 15% of net sales during fiscal 1999 and sales to Sears Roebuck and Federated Department Stores each accounted for approximately 10% of net sales during fiscal 1999. Sales to Dayton Hudson accounted for approximately 12% of net sales during fiscal 1998 and sales to Sears Roebuck accounted for approximately 13% of net sales during fiscal 1998. Sales to Kmart Corporation accounted for approximately 15% of net sales during fiscal 1997 and sales to J.C. Penney and Sears Roebuck each accounted for approximately 12% of net sales during fiscal 1997. No other single customer accounted for more than 10% of net sales during these fiscal years. Although we have long-established relationships with many of our customers, we do not have long-term contracts with any of them and purchases generally occur on an order-by-order basis. A decrease in business from or loss of any of our major customers could have a material adverse effect on our business, financial condition, results of operations and prospects. See "Business--Marketing and Distribution."


OUR BUSINESS MAY BE HARMED IF OUR CONTRACT MANUFACTURERS DO NOT PRODUCE OUR GOODS EFFECTIVELY


     We currently utilize independent contract manufacturers to produce substantially all of our apparel products. We depend upon the ability of our contract manufacturers to secure a sufficient supply of raw materials, adequately finance the production of goods ordered and maintain sufficient manufacturing and shipping capacity. The use of contract manufacturing and the resulting lack of direct control could subject us to difficulty in obtaining timely delivery of products of acceptable quality. We do not have long-term contracts with any of our suppliers. We believe that the loss of any one or more of our suppliers is not likely to have a long-term material adverse effect on our business because either new or existing manufacturers would be available to fulfill our requirements although in the short term it could have a material adverse effect on our business, financial condition, results of operations and prospects. Additionally, in the event of supply problems, key customers may turn to other suppliers. See "Business--Sources of Supply."

OUR BUSINESS MAY BE HARMED IF OUR FOREIGN SUPPLIERS DO NOT ADEQUATELY PROVIDE
   US WITH PRODUCT


     During fiscal 1999, substantially all of our products were purchased from independent contract manufacturers located in foreign countries. We currently use approximately 48 suppliers in countries in the Far East and other parts of Asia and approximately 24 suppliers in Mexico and countries in Central America. Because most of our products are manufactured abroad, we are required to order products further in advance than would be the case if products were manufactured domestically. If we overestimate retailers' demand, we may be required to hold goods in inventory which we may be unable to sell at historical margins; if we underestimate retailers' demand, we may not be able to fill reorders on a timely basis. Foreign manufacturing is subject to a number of other risks, including work stoppages, transportation delays and interruptions, political instability, economic disruptions, the imposition of tariffs and import and export controls, changes in governmental policies and other events. If any of these events occur, we could miss an upcoming retailing season, which could result in loss of revenues, customer orders and customer goodwill and could have a material adverse effect on our business, financial condition, results of operations and prospects.


     Although we have historically contracted to purchase substantially all of our goods in U.S. dollars, reductions in the value of the U.S. dollar could ultimately increase the prices that we pay for our products. See
"Business--Sources of Supply."


IT IS POSSIBLE THAT WE WILL NOT BE ABLE TO RENEW CERTAIN LICENSES


     We currently license the Ping, Andrew Fezza and PNB Nation brands from third parties. These licenses vary in length of term, renewal conditions and royalty obligations. There can be no guarantee that, if we desire to renew or extend any of these licenses, we would be able to do so on favorable terms, if at all. See "Business--Brands."


THE INDENTURE IMPOSES MANY RESTRICTIONS ON US


     The indenture governing the exchange notes will contain covenants that, among other things, restrict our ability and the ability of our subsidiaries to:


     /bullet/ incur additional indebtedness;


     /bullet/ pay dividends on, redeem or repurchase our capital stock;


     /bullet/ make certain investments;


     /bullet/ issue or sell capital stock of restricted subsidiaries;


     /bullet/ create certain liens;


     /bullet/ sell assets;


     /bullet/ in the case of our restricted subsidiaries, make dividends or other payments;


     /bullet/ in the case of our restricted subsidiaries, guarantee indebtedness;


     /bullet/ engage in transactions with affiliates; and


     /bullet/ consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.


     These covenants are subject to important exceptions and qualifications which are described under the heading "Description of the Notes" in this prospectus.

     In addition, the Senior Credit Facility and, to a lesser extent, the Lease contain many restrictive covenants similar to the indenture's covenants which, among other things, impose certain limitations on us. The Senior Credit Facility contains restrictive covenants which are generally more restrictive than those contained in the indenture. The Senior Credit Facility requires us to maintain specified consolidated financial ratios and satisfy certain consolidated financial tests. Our ability to meet those financial ratios and financial tests may be affected by events beyond our control, and we cannot assure you that we will meet those tests. If we fail to meet those tests or breach any of the covenants, the lenders under the Senior Credit Facility or the lessor under, and the financial institutions which financed, the Lease could declare all amounts outstanding thereunder, together with accrued interest, to be immediately due and payable. If we are unable to repay those amounts, each of the lenders and the financial institutions could proceed against our assets granted as collateral to secure that indebtedness. We cannot assure you that our assets would be sufficient to repay in full the indebtedness under the Senior Credit Facility and/or the Lease.


     In addition, if we default under the indenture, the Senior Credit Facility or the Lease, that default could constitute a cross-default under the indenture, the Senior Credit Facility or the Lease, as applicable. See "Description of the Notes" and "Description of Other Indebtedness."


     These operating and financial restrictions and covenants may adversely affect, and in fact may limit or prohibit, our ability to finance future acquisitions, our operations and our capital needs. See "Description of Other Indebtedness" and "Description of the Notes."


WE ARE REQUIRED TO FINANCE WORKING CAPITAL


     We need significant working capital to purchase inventory and finance accounts receivable and are generally required to post letters of credit when placing an order with one of our foreign manufacturers. Currently, a substantial portion of our working capital requirements are met through the Senior Credit Facility. We also maintain the Letter of Credit Facilities to permit us to post letters of credit. In the event we are unable to extend or renew either the Senior Credit Facility or the Letter of Credit Facilities on satisfactory terms or in the event borrowings thereunder were unavailable to us as a result of our non-compliance with the financial and operating covenants contained therein, our ability to purchase inventory and finance accounts receivable would be curtailed or eliminated and our business, financial condition, results of operations and prospects could be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Other Indebtedness."


IMPORTS ARE SUBJECT TO IMPORT RESTRICTIONS


     Due to our dependence on foreign suppliers, we are subject to risks associated with importing products into the United States. Substantially all of our import operations are subject to the terms of bilateral textile agreements between the United States and a number of foreign countries. These agreements allow the United States to impose at any time restraints on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits.


     Our imported products are also subject to United States customs duties, which are a material portion of our cost of sales. The United States and the countries in which our products are manufactured may from time to time impose new quotas, duties, tariffs or other restrictions or adversely adjust presently prevailing quotas, duties or tariffs. For example, the United States has imposed penalties on imported foreign products which are found to have been manufactured by convict, forced or indentured labor and has, from time to time, threatened to withdraw China's "most favored nation" status (from where less than 10% of our products are currently purchased), which could result in the imposition of reduced quotas and/or higher tariffs on products imported from that country. Any new or increased quotas, duties, tariffs or other such restrictions could have a material adverse effect on our business, financial condition, results of operations and prospects. See "Business--Sources of Supply."

     Any changes in these agreements that impose additional restraints on the products we import could increase our costs, limit the products we have available to sell and have a material adverse effect on our business, financial condition, results of operations and prospects.


WE ARE SUBJECT TO CERTAIN RISKS RELATING TO OUR CURRENT AND FUTURE ACQUISITIONS AND THEIR INTEGRATION


     Our business strategy includes making selective acquisitions to add new product lines and expand our portfolio of brand names, although we currently are not contemplating any acquisitions. This strategy presents certain risks inherent in (a) assessing the value, strengths and weaknesses of brand names,
(b) evaluating the costs and uncertain returns of expanding our operations, and
(c) integrating the brands acquired with existing operations. Our growth strategy may affect short-term cash flow and net income as we increase our indebtedness and incur expenses to promote newly acquired brands and expand our inventory. As a result, revenue and operating results may fluctuate. We cannot assure you that we will successfully expand our portfolio of brands, that any acquired brand names will be successfully integrated into our operations or that any expansion will result in profitability. The failure to successfully implement our growth strategy may have a material adverse effect on our business, financial condition, results of operations and prospects.


     Our anticipated growth may place significant demands on our management and our operational, financial and marketing resources. In connection with the acquisition of new brand names, we anticipate expanding the number of our employees, the scope of our operating systems and the geographic area of our operations. We believe this growth will increase the complexity of our operations and the level of responsibility exercised by both existing and new management personnel. To manage this expected growth, we intend to invest further in our operating systems and to continue to expand, train and manage our employee base, although we cannot assure you that our current operating and financial systems and controls will continue to be adequate as we grow or that any steps taken to improve such systems and controls will be sufficient. Our failure to successfully integrate and manage our growth may have a material adverse effect on our business, financial condition, results of operations and prospects.



     There may be liabilities that we failed or were unable to discover in the course of performing due diligence investigations related to the PEI acquisition, the John Henry/Manhattan acquisition and any future acquisitions. Such liabilities could include those arising from the trademarks, employee benefits contribution obligations of a prior owner or non-compliance with applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. We try to minimize these risks by conducting that due diligence, including trademark, employee benefits and environmental reviews, we deem appropriate under the circumstances. However, we cannot assure you that we have identified or, in the case of future acquisitions, will identify, all existing or potential risks. We also seek to require the sellers to indemnify us against undisclosed liabilities. However, we cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any of these liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, results of operations and prospects.



WE FACE INTENSE COMPETITION IN THE RETAIL APPAREL INDUSTRY


     The retail apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than us. To date, we have been able to compete successfully but there can be no guarantee that we will continue to be able to do so in the future. See "Business--
Competition."


WE ARE SUBJECT TO SEASONALITY


     Our products have historically been geared toward lighter-weight products generally worn during the spring and summer months, which typically caused disproportionately higher revenues to be realized during the first and third quarters of each fiscal year. Although this seasonality has been somewhat reduced with the introduction of fall, winter and holiday merchandise, our business is still affected by seasonality. See "Business--Seasonality and Backlog."


OUR BUSINESS COULD BE HARMED IF WE EXPANDED OUR BUSINESS WITHOUT THE PROPER FINANCIAL AND
PERSONNEL RESOURCES


     During the past six years, we have experienced rapid growth in sales, expansion of our product offerings, acquisitions and integration of additional brands and an increase in our customer base. Part of our business strategy is to expand our licensing activities. Any future growth will require increasing amounts of working capital and financing and may place a significant strain on our management and on our financial and information processing systems. The failure to obtain additional financing, to maintain or upgrade these systems, to recruit additional staff and key personnel or to respond effectively to other difficulties associated with rapid expansion could have a material adverse effect on our business, financial condition, results of operations and prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."


AN INCREASE IN THE PRICE OF COTTON FABRIC OR ITS REDUCED AVAILABILITY MAY HARM
   OUR BUSINESS


     Cotton fabric is the principal raw material used in our apparel. Although we believe that our suppliers will continue to be able to procure a sufficient supply of cotton fabric for our production needs, the price and availability of cotton may fluctuate significantly. If the price of cotton fabric or other raw materials used by us increases, there would be a material adverse effect on our cost of sales. Additionally, if such raw materials become scarce or unavailable, we would be unable to meet our customers' demands and there could be a material adverse effect on our revenues and/or cost of sales. See "Business--Sources of Supply."


THE LOSS OF GEORGE FELDENKREIS, OSCAR FELDENKREIS OR OTHER KEY EMPLOYEE WOULD DAMAGE OUR BUSINESS


     Our future success depends to a significant extent on retaining the services of certain executive officers and directors, in particular George Feldenkreis, our Chairman of the Board and Chief Executive Officer, and Oscar Feldenkreis, our President and Chief Operating Officer. They are each party to an employment agreement with us, expiring in May 2000. George Feldenkreis, however, is only required to devote approximately 50% of his working time to us. We cannot guarantee that any key member of management will continue in his or her capacity for any period of time. The loss of the services of either individual, or any other key member of management, could have a material adverse effect on our business, financial condition, results of operations and prospects. Our continued success is also dependent upon our ability to attract and retain qualified management, administrative and sales personnel to support our future growth and our inability to do so may have a material adverse effect on our business, financial condition, results of operations and prospects. See "Management."



GEORGE FELDENKREIS, OSCAR FELDENKREIS AND THEIR AFFILIATES CONTROL US



     As of the date of this prospectus, George Feldenkreis, our Chairman of the Board and Chief Executive Officer, his children, Oscar Feldenkreis, our President and Chief Operating Officer, and Fanny Hanono, our
Secretary-Treasurer, and their respective affiliates, beneficially owned approximately 51.0% of our Common Stock. As a result, such persons will effectively have the ability to significantly influence the election of our directors and the outcome of all other issues submitted to our shareholders. See "Principal Shareholders."


WE MAY NOT ABLE TO REPURCHASE THE EXCHANGE NOTES UPON A CHANGE IN CONTROL


     Upon the occurrence of certain specific kinds of change in control events, we will be required to offer to repurchase all outstanding exchange notes. However, it is possible that we will not have sufficient funds at the time of the change in control to make the required repurchase of exchange notes. In addition, restrictions in our Senior Credit Facility will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of the Notes--Certain Covenants--Purchase of Notes Upon a Change in Control."


WE MAY FACE YEAR 2000 PROBLEMS


     Many computer systems were designed using only two digits to designate years. As such, these systems may not recognize "00" as being 2000 and may read it as 1900. We undertook a study of our functional application systems to determine their compliance with year 2000 issues and, to the extent of noncompliance, required remediation. As a result of this study, we believe the majority of our systems are year 2000 compliant, although there are less significant hardware components which will only become year 2000 compliant during 1999. However, we cannot assure you that all of the software products currently used by us are in fact year 2000 compliant. To date, the expenses to third parties incurred by us in order to become year 2000 compliant, including computer software costs, have been $0.2 million and the current additional estimated cost to third parties to complete such remediation is expected to be $0.2 million. These costs, other than software, have been and will continue to be expensed as incurred.


     An assessment of year 2000 compliance of third party entities with which we have relationships, such as our banking institutions, customers, payroll processors, suppliers and others is ongoing. We have inquired, or are in the process of inquiring, of the significant aforementioned third party entities as to their readiness with respect to year 2000 compliance and to date have received indications that many of them are either compliant or in the process of attaining compliance. We will continue to monitor these third party entities to determine the impact on our business and the actions we must take, if any, in the event of non-compliance by any of these third parties. There can be no assurance that the systems of these third parties with which our systems interact will be compliant by the end of 1999 or that any failure by these third parties would not have a material adverse affect on our business, financial condition, results of operations and prospects. We have not developed any contingency plan to mitigate the adverse affects that the year 2000 issue may have on our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000."


THERE MAY BE FRAUDULENT CONVEYANCE MATTERS RELATING TO THE GUARANTEES


     Various fraudulent conveyance laws have been enacted for the protection of creditors. These laws may be utilized by a court to find that a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the debt evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and


     /bullet/ was insolvent or rendered insolvent by reason of the issuance of the guarantee; or


     /bullet/ was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or


     /bullet/ intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.


     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.


     The measures of insolvency for purposes of these fraudulent conveyance laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent conveyance has occurred. Generally, however, a guarantor would be considered insolvent if:

     /bullet/ the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or


     /bullet/ the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or


     /bullet/ it could not pay its debts as they become due.


     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to the debt incurred by that guarantor in connection with the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. However, we cannot assure you as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.


THE TRADING MARKET FOR THE EXCHANGE NOTES MAY NOT DEVELOP


     There has not been an established trading market for the existing notes. Although each initial purchaser has informed us that it currently intends to make a market in the exchange notes, it has no obligation to do so and may discontinue making a market at any time without notice.


     We do not intend to apply for listing of the exchange notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.


     The liquidity of any market for the exchange notes will depend upon the number of holders of the exchange notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the notes and other factors. A liquid trading market may not develop for the exchange notes.


FORWARD-LOOKING STATEMENTS


     This prospectus contains certain forward-looking statements concerning our existing and contemplated operations, economic performance and financial condition. These statements are based upon a number of assumptions and estimates which are inherently subject to uncertainties and contingencies, many of which are beyond our control. They include the level of consumer spending for apparel and other merchandise, competition among department and specialty stores, management's ability to predict consumer preferences, the effectiveness of planned advertising, marketing and promotional campaigns, realization of planned synergies, private brand sales and effective cost containment. See "Forward-Looking Statements."

                              THE EXCHANGE OFFER


PURPOSE AND EFFECT OF THE EXCHANGE OFFER



     The existing notes were sold by us on April 6, 1999, to the initial purchasers, Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancBoston Robertson Stephens Inc., Wasserstein Perella Securities, Inc. and Barington Capital Group, L.P., pursuant to a purchase agreement. The initial purchasers subsequently placed the existing notes with qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). As a condition to the purchase of the existing notes by the initial purchasers, we and the guarantors entered into a registration rights agreement with the initial purchasers, which requires, among other things, that promptly following the issuance and sale of the existing notes, we and the guarantors file with the SEC the registration statement with respect to the exchange notes, use their reasonable best efforts to cause the registration statement to become effective under the Securities Act and, upon the effectiveness of the registration statement, offer to the holders of the existing notes the opportunity to exchange their existing notes for a like principal amount of exchange notes, which will be issued without a restrictive legend and may be reoffered and resold by the holder without restrictions or limitations under the Securities Act. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The term "holder" with respect to the exchange offer means any person in whose name existing notes are registered on our books.


     Based on existing interpretations of the Securities Act by the staff of the SEC set forth in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the exchange notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by the holders thereof (other than holders who are broker-dealers or a person that is our "affiliate" (within the meaning of Rule 405 of the Securities Act)) without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of notes who is our affiliate or who intends to participate in the exchange offer for the purpose of distributing the exchange notes, or any broker-dealer who purchased the notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations by the staff of the SEC set forth in the above-mentioned no-action letters, (ii) will not be able to tender its existing notes in the exchange offer; and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless such sale or transfer is made pursuant to an exemption from such requirements. We do not intend to seek our own no-action letter, and there is no assurance that the staff of the Commission would make a similar determination with respect to the exchange notes as it has in such no-action letters to third parties. See "Plan of Distribution."


     As a result of the filing and effectiveness of the registration statement of which this prospectus is a part, we and the guarantors will not be required to pay an increased interest rate on the existing notes. Following the consummation of the exchange offer, holders of existing notes not tendered will not have any further registration rights except in certain limited circumstances requiring the filing of a shelf registration statement, and the existing notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the existing notes could be adversely affected.



TERMS OF THE EXCHANGE OFFER



     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept all existing notes properly tendered and not withdrawn prior to 5:00 p.m. New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authenticating agent, we will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding existing notes accepted in the exchange offer. Holders may tender some or all of their existing notes pursuant to the exchange offer in denominations of $1,000 and integral multiples thereof.

     Each holder of the existing notes (other than certain specified holders) who wishes to exchange existing notes for exchange notes in the exchange offer will be required to represent that (i) it is not our affiliate or of any guarantor, (ii) any exchange notes to be received by it were acquired in the ordinary course of its business and (iii) it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes.



     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes (other than a resale of an unsold allotment from the original sale of the existing notes) with the prospectus contained in this exchange offer registration statement. We will be required to allow participating broker-dealers to use the prospectus contained in the exchange offer registration statement (subject to certain "black out" periods) following the exchange offer, in connection with the resale of exchange notes received in exchange for existing notes acquired by such participating broker-dealers for their own account as a result of market-making or other trading activities. See "Plan of Distribution."



     The form and terms of the exchange notes are identical in all material respects to the form and terms of the existing notes except that (i) the exchange notes will be issued in a transaction registered under the Securities Act, (ii) the exchange notes will not be subject to transfer restrictions and
(iii) certain provisions relating to an increase in the stated interest rate on the existing notes provided for in certain circumstances will be eliminated. The exchange notes will evidence the same debt as the existing notes. The exchange notes will be issued under and entitled to the benefits of the indenture.



     As of the date of this prospectus, $100,000,000 aggregate principal amount of the existing notes is outstanding. In connection with the issuance of the existing notes, we arranged for the existing notes, of which $95,000,000 aggregate principal amount was initially purchased by qualified institutional buyers as defined pursuant to Rule 144A under the Securities Act, to be issued and transferable in book-entry form through the facilities of the depositary, acting as depositary. The exchange notes will also be issuable and transferable in book-entry form through the depositary. The remaining $5,000,000 aggregate principal amount was purchased by Carfel, an affiliate of ours, and an institutional accredited investor as defined under "Description of the Notes--Book Entry; Delivery and Form." Carfel will not participate in the exchange offer.


     This prospectus, together with the accompanying letter of transmittal, is initially being sent to all registered holders as of the close of business on July 2, 1999. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. The exchange offer is not conditioned upon any minimum aggregate principal amount of existing notes being tendered, and holders of the existing notes do not have any appraisal or dissenters' rights under the Business Corporation Act of the State of Florida or under the indenture in connection with the exchange offer. We shall be deemed to have accepted validly tendered existing notes when, as and if we have given oral or written notice thereof to the exchange agent. See "--Exchange Agent." The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us and delivering exchange notes to such holders.


     If any tendered existing notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted existing notes will be returned, at our cost, to the tendering holder thereof as promptly as practicable after the expiration date.



     Holders who tender existing notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of existing notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--

Solicitation of Tenders; Fees and Expenses."



     NEITHER OUR BOARD OF DIRECTORS OR US MAKES ANY RECOMMENDATION TO HOLDERS OF EXISTING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR EXISTING NOTES PURSUANT TO THE EXCHANGE OFFER. MOREOVER, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF EXISTING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF EXISTING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISORS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.



EXPIRATION DATE



     The term "expiration date" shall mean 5:00 p.m., New York City time, on August 2, 1999, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date to which the exchange offer is extended.



EXTENSIONS AND AMENDMENTS



     We expressly reserve the right, in its sole discretion (i) to delay acceptance of any existing notes, to extend the exchange offer or to terminate the exchange offer and to refuse to accept existing notes not previously accepted, if any of the conditions set forth herein under "--Termination" shall have occurred and shall not have been waived by us (if permitted to be waived by us), by giving oral or written notice of such delay, extension or termination to the exchange agent and (ii) to amend the terms of the exchange offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof by us to the registered holders of the existing notes. If the exchange offer is amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of such amendment.


     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we shall have no obligation to publish, advise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.



INTEREST ON THE EXCHANGE NOTES


     The exchange notes will bear interest from the date of issuance of the existing notes that are tendered in exchange for the exchange notes (or the most recent date on which interest was paid or duly provided for on the existing notes surrendered in exchange for the exchange notes). Accordingly, holders of existing notes that are accepted for exchange will not receive interest that is accrued but unpaid on such existing notes at the time of tender. Interest on the exchange notes will be payable semi-annually on each April 1 and October 1, commencing on October 1, 1999.


PROCEDURES FOR TENDERING


     Only a holder may tender its existing notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal or a facsimile thereof, have the signatures thereof guaranteed if required by the letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the existing notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent, prior to 5:00 p.m. New York City time, on the expiration date.


     Any financial institution that is a participant in the depositary's book-entry transfer facility system may make book-entry delivery of the existing notes by causing the depositary to transfer such existing notes into the exchange agent's account in accordance with the depositary's procedure for such transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the depositary, the letter of transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at its address set forth herein under "--Exchange Agent" prior to 5:00 p.m., New York City time, on the expiration date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.



     The tender by a holder will constitute an agreement between such holder, us and the exchange agent in accordance with the terms and subject to the conditions set forth herein and in the letter of transmittal.


     THE LETTER OF TRANSMITTAL WILL INCLUDE REPRESENTATIONS TO US THAT, AMONG OTHER THINGS, (1) THE EXCHANGE NOTES RECEIVED PURSUANT TO THE EXCHANGE OFFER ARE BEING ACQUIRED IN THE ORDINARY COURSE OF BUSINESS OF THE PERSON RECEIVING SUCH EXCHANGE NOTES (WHETHER OR NOT SUCH PERSON IS THE HOLDER), (2) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON HAS AN ARRANGEMENT OR UNDERSTANDING WITH ANY PERSON TO PARTICIPATE IN THE DISTRIBUTION OF SUCH EXCHANGE NOTES, (3) NEITHER THE HOLDER NOR ANY SUCH OTHER PERSON IS AN "AFFILIATE," AS DEFINED IN RULE 405 UNDER THE SECURITIES ACT, OF THE COMPANY OR ANY GUARANTOR, (4) THE HOLDER IS NOT ENGAGED IN, AND DOES NOT INTEND TO ENGAGE IN, A DISTRIBUTION OF THE EXCHANGE NOTES, AND (5) IF THE TENDERING HOLDER IS A BROKER OR DEALER (AS DEFINED IN THE EXCHANGE ACT) (A) IT ACQUIRED THE EXISTING NOTES FOR ITS OWN ACCOUNT AS A RESULT OF MARKET-MAKING ACTIVITIES OR OTHER TRADING ACTIVITIES AND
(B) IT HAS NOT ENTERED INTO ANY ARRANGEMENT OR UNDERSTANDING WITH US, ANY GUARANTOR OR ANY OF OUR "AFFILIATES" OR ANY GUARANTOR (WITHIN THE MEANING OF RULE 405 UNDER THE SECURITIES ACT) TO DISTRIBUTE THE EXCHANGE NOTES TO BE RECEIVED IN THE EXCHANGE OFFER. In the case of a broker-dealer that receives exchange notes for its own account in exchange for existing notes which were acquired by it as a result of market-making or other trading activities, the letter of transmittal will also include an acknowledgment that the broker-dealer will deliver a copy of this prospectus in connection with the resale by it of exchange notes received pursuant to the exchange offer. See "Plan of Distribution."


     THE METHOD OF DELIVERY OF EXISTING NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT PRIOR TO THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR EXISTING NOTES SHOULD BE SENT TO US. HOLDERS MAY ALSO REQUEST THAT THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES EFFECT SUCH TENDER FOR HOLDERS IN EACH CASE AS SET FORTH HEREIN AND IN THE LETTER OF TRANSMITTAL.



     Any beneficial owner whose existing notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the letter of transmittal and delivering his existing notes, either make appropriate arrangements to register ownership of the existing notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.



     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act unless the existing notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" of the letter of transmittal or (ii) for the account of an eligible institution. If the letter of transmittal is signed by a person other than the registered holder listed therein, such existing notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the existing notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the existing notes. If the letter of transmittal or any existing notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with such letter of transmittal.


     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered existing notes will be determined by us in our sole discretion, which determination will be final and binding. We reserve the absolute right to reject any and all existing notes not properly tendered or any existing notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular existing notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of existing notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of existing notes, neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of existing notes nor shall any of them incur any liability for failure to give such notification. Tenders of existing notes will not be deemed to have been made until such irregularities have been cured or waived. Any existing notes received by the exchange agent that we determine are not properly tendered or the tender of which is otherwise rejected by us and as to which the defects or irregularities have not been cured or waived by us will be returned by the exchange agent to the tendering holder unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.


     In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any existing notes that remain outstanding subsequent to the expiration date, or, as set forth under "--

Termination," to terminate the exchange offer and (b) to the extent permitted by applicable law, purchase existing notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.


BOOK-ENTRY TRANSFER



     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the existing notes at the DTC for the purpose of facilitating the exchange offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of existing notes by causing such book-entry transfer facility to transfer such existing notes into the exchange agent's account with respect to the existing notes in accordance with the book-entry transfer facility's procedures for such transfer. Although delivery of existing notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, with the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.



GUARANTEED DELIVERY PROCEDURES


     Holders who wish to tender their existing notes and (i) whose existing notes are not immediately available, or (ii) who cannot deliver their existing notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:


     (a) the tender is made through an eligible institution;


     (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery (by facsimile transmittal, mail or hand delivery) setting forth the name and address of the holder, the certificate number or numbers of such holder's existing notes and the principal amount of such existing notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the expiration date, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing the existing notes to be tendered in proper form for transfer and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and


     (c) such properly completed and executed letter of transmittal (or facsimile thereof), together with the certificate(s) representing all tendered existing notes in proper form for transfer (or confirmation of a book-entry transfer into the exchange agent's account at the depositary of existing notes delivered electronically) and all other documents required by the letter of transmittal are received by the exchange agent within five business days after the expiration date.


     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their existing notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS


     Except as otherwise provided herein, tenders of existing notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.



     To withdraw a tender of existing notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must (i) specify the name of the person having deposited the existing notes to be withdrawn (the "Depositor"), (ii) identify the existing notes to be withdrawn (including the certificate number or numbers and principal amount of such existing notes or, in the case of existing notes transferred by book-entry transfer, the name and number of the account at the depositary to be credited), (iii) be signed by the Depositor in the same manner as the original signature on the letter of transmittal by which such existing notes were tendered (including any required signature guarantee) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the existing notes to register the transfer of such existing notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such existing notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by us, whose determination shall be final and binding on all parties. Any existing notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the existing notes so withdrawn are validly retendered. Any existing notes that have been tendered but are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn existing notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.



TERMINATION



     Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to exchange notes for, any existing notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such existing notes if, in our judgment, our ability to proceed with the exchange offer can reasonably be expected to be impaired as a result of certain events set forth in the registration rights agreement. Accordingly, the exchange offer is subject to the following conditions: (i) that the exchange offer, or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the Commission, (ii) that no action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the exchange offer,
(iii) that there shall not have been adopted or enacted any law, statute, rule or regulation that can reasonably be expected to impair our ability to proceed with the exchange offer, (iv) that there shall not have been declared by United States federal or Florida or New York state authorities a banking moratorium,
(v) that trading on the Nasdaq National Market or generally in the United States over-the-counter market shall not have been suspended by order of the Commission or any other governmental agency and (vi) other conditions reasonably acceptable to the initial purchasers.


     If we determine that it may terminate the exchange offer for any of the reasons set forth above, we may (i) refuse to accept any existing notes and return any existing notes that have been tendered to the holders thereof, (ii) extend the exchange offer and retain all existing notes tendered prior to the expiration date of the exchange offer, subject to the rights of such holders of tendered existing notes to withdraw their tendered existing notes or (iii) waive such termination event with respect to the exchange offer and accept all properly tendered existing notes that have not been withdrawn. If such waiver constitutes a material change in the exchange offer, we will disclose such change by means of a supplement to this prospectus that will be distributed to each registered holder, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such period.



EXCHANGE AGENT



     State Street Bank and Trust Company, the trustee under the indenture, has been appointed as exchange agent for the exchange offer. In such capacity, the exchange agent has no fiduciary duties and will be acting solely on the basis of our directions. Requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:



By Mail:                                  State Street Bank and Trust Company
                                          Corporate Trust Department
                                          P.O. Box 778
                                          Boston, Massachusetts 02102-0078
                                          Attention: Ralph Jones


By Hand or Overnight Delivery:            State Street Bank and Trust Company
                                          Corporate Trust Department
                                          2 Avenue de LaFayette
                                          5th Floor, Corporate Trust Window
                                          Boston, Massachusetts 02111-1724
                                          Attention: Ralph Jones

By Mail, Hand Delivery, or                State Street Bank and Trust Company
Overnight Courier in New York:            61 Broadway, 15th Floor
                                          New York, New York 10006
                                          Attention: Ralph Jones

By Facsimile:                             State Street Bank and Trust
                                          Attention: Ralph Jones
                                          (617) 662-1542
                                          To Confirm: (617) 662-1548

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.




SOLICITATION OF TENDERS; FEES AND EXPENSES


     The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation pursuant to the exchange offer is being made by mail. Additional solicitations may be made by our officers and regular employees and our affiliates in person, by telegraph, telephone or telecopier.


     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith and will indemnify the exchange agent for all losses and claims incurred by it as a result of the exchange offer. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the existing notes and in handling or forwarding tenders for exchange.


     The expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs, will be paid by us.


     We will pay all transfer taxes, if any, applicable to the exchange of existing notes pursuant to the exchange offer. If, however, certificates representing exchange notes or existing notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the existing notes tendered, or if tendered existing notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of existing notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.



ACCOUNTING TREATMENT



     The exchange notes will be recorded at the same carrying value as the existing notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us upon the consummation of the exchange offer. The expenses of the exchange offer will be amortized by us over the term of the exchange notes.




FEDERAL INCOME TAX CONSEQUENCES


     The exchange of exchange notes for existing notes pursuant to the exchange offer should not be treated as an "exchange" for United States federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the existing notes. Rather, the exchange notes received by a United States holder should be treated as a continuation of the existing notes in the hands of such holder. As a result, there should be no United States federal income tax consequences to United States holders exchanging existing notes for exchange notes pursuant to the exchange offer.

OTHER


     Participation in the exchange offer is voluntary. Holders of the existing notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.



     As a result of the making of, and upon acceptance for exchange of all validly tendered existing notes pursuant to the terms of, this exchange offer, us will have fulfilled a covenant contained in the terms of the registration rights agreement. Holders of the existing notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights, and subject to the limitations applicable thereto, under the indenture, except for any such rights under the registration rights agreement that by their term terminate or cease to have further effect as a result of the making of this exchange offer. See "Description of the Notes." All untendered existing notes will continue to be subject to the restrictions on transfer set forth in the indenture. To the extent that existing notes are tendered and accepted in the exchange offer, the trading market for untendered existing notes could be adversely affected.


     We may in the future seek to acquire untendered existing notes in the open market or through privately negotiated transactions, through subsequent exchange offers or otherwise. We intend to make any such acquisitions of existing notes in accordance with the applicable requirements of the Exchange Act, and the rules and regulations of the Commission thereunder, including Rule 14e-1, to the extent applicable. We have no present plan to acquire any existing notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any existing notes that are not tendered pursuant to the exchange offer.




                                USE OF PROCEEDS


     We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive existing notes in like principal amount which are identical in all material respects to the exchange notes. That the exchange notes, however, will be issued in a transaction registered under the Securities Act and hence will not bear legends restricting the transfer thereof. In addition, certain provisions relating to an increase in the stated interest rate on the existing notes provided for under certain circumstances will be eliminated. The existing notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in a change in our indebtedness.

                                CAPITALIZATION



     The following table sets forth our historical capitalization as of April 30, 1999, which includes the offering of the existing notes, the consummation of the PEI acquisition, and consummation of the John Henry/Manhattan acquisition. This table should be read in conjunction with our consolidated financial statements and notes thereto, and the Unaudited Pro Forma Combined Financial Information and notes thereto included elsewhere in this prospectus.




                                        APRIL 30, 1999
                                       ---------------
                                          HISTORICAL
                                       ---------------
                                        (IN THOUSANDS)
Total debt:
Senior Credit Facility .............       $ 43,090
Senior Subordinated Notes ..........         95,901
                                           --------
  Total debt(a) ....................        138,991
                                           --------
Total stockholders' equity .........         67,933
                                           --------
  Total capitalization .............       $206,924
                                           ========


----------------

(a) As of April 30, 1999, we had approximately $16.0 million of obligations under the Lease which are not included in the amount shown in the table above. See "Description of Other Indebtedness."

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



     The following sets forth the Company's Unaudited Pro Forma Combined Financial Information for the fiscal year ended January 31, 1999, and for the quarter ended April 30, 1999 giving effect to the PEI and John Henry/Manhattan acquisitions under the "purchase" method of accounting and the offering of the existing notes. The Company's Unaudited Pro Forma Combined Income Statement Information presents the (i) PEI acquisition and the offering of the existing notes and (ii) the John Henry/Manhattan acquisition, each as if they had been consummated on the first day of each period presented. The Unaudited Pro Forma Combined Financial Information of the combined companies are presented for illustrative purposes only, and therefore do not purport to present the financial position or results of operations of the Company had the PEI acquisition, the offering of the existing notes and the John Henry/Manhattan acquisition occurred on the dates indicated, nor are they necessarily indicative of the results of operations which may be expected to occur in the future.


     The Company completed the PEI acquisition on April 6, 1999 and the John Henry/Manhattan acquisition on March 29, 1999. As such, the effect of these acquisitions is included in the Company's unaudited interim balance sheet as of April 30, 1999.


     The historical financial information for Perry Ellis International, PEI and the John Henry/
Manhattan Business has been derived from the respective financial statements included in this prospectus. The pro forma adjustments relating to the acquisition and integration of PEI and John Henry/Manhattan represent the Company's preliminary determinations of these adjustments and are based upon available information and certain assumptions the Company considers reasonable under the circumstances. Final amounts could differ from those set forth herein.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                               INCOME STATEMENT

                          YEAR ENDED JANUARY 31, 1999





                                          HISTORICAL(1)                 PRO FORMA
                                    ------------------------- ------------------------------
                                      PERRY ELLIS
                                     INTERNATIONAL     PEI     ADJUSTMENTS(3)     COMBINED
                                    --------------- --------- ---------------- -------------
                                                     (DOLLARS IN THOUSANDS)
Net sales .........................    $ 221,347     $    --    $       --       $ 221,347
Royalty income ....................        3,057      16,177            --          19,234
                                       ---------     -------    ----------       ---------
Total revenues ....................      224,404      16,177            --         240,581
Cost of sales .....................      166,198          --            --         166,198
                                       ---------     -------    ----------       ---------
Gross profit ......................       58,206      16,177            --          74,383
Selling, general, and
 administrative expenses ..........       41,639       8,594         1,059 (a)      51,292
                                       ---------     -------    ----------       ---------
Operating income ..................       16,567       7,583        (1,059)         23,091
Interest expense ..................        3,494          --        10,896 (b)      14,390
                                       ---------     -------    ----------       ---------
Income before provision for
 income taxes .....................       13,073       7,583       (11,955)          8,701
Provision for income taxes ........        4,491         760        (1,504)(c)       3,747
                                       ---------     -------    ----------       ---------
Net income ........................    $   8,582     $ 6,823    $  (10,451)      $   4,954
                                       =========     =======    ==========       =========
Other Operating Data:
 Ratio of earnings to fixed
   charges(6) .....................          4.3x         --            --             1.6x
 Depreciation and amortization.....    $   2,161     $   228    $    3,525       $   5,914
 EBITDA(7) ........................    $  18,728     $ 7,811    $    2,466       $  29,005



                                     HISTORICAL(1)            PRO FORMA
                                    --------------- ------------------------------
                                      JOHN HENRY/
                                       MANHATTAN     ADJUSTMENTS(5)     COMBINED
                                    --------------- ---------------- -------------
                                                (DOLLARS IN THOUSANDS)
Net sales .........................      $   --        $      --       $ 221,347
Royalty income ....................       3,993              887 (a)      24,114
                                         ------        ---------       ---------
Total revenues ....................       3,993              887         245,461
Cost of sales .....................          --               --         166,198
                                         ------        ---------       ---------
Gross profit ......................       3,993              887          79,263
Selling, general, and
 administrative expenses ..........       1,146              929 (b)      53,367
                                         ------        ---------       ---------
Operating income ..................       2,847              (42)         25,896
Interest expense ..................          --            2,056 (c)      16,446
                                         ------        ---------       ---------
Income before provision for
 income taxes .....................       2,847           (2,098)          9,450
Provision for income taxes ........         179              258 (d)       4,184
                                         ------        ---------       ---------
Net income ........................      $2,668        $  (2,356)      $   5,266
                                         ======        =========       =========
Other Operating Data:
 Ratio of earnings to fixed
   charges(6) .....................          --               --             1.6x
 Depreciation and amortization.....      $  330        $   1,122       $   7,366
 EBITDA(7) ........................      $3,177        $   1,080       $  33,262


                See Notes to Unaudited Pro Forma Combined Financial
                                 Information.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                               INCOME STATEMENT

                         QUARTER ENDED APRIL 30, 1999






                                              HISTORICAL(1)                 PRO FORMA
                                         ------------------------ -----------------------------
                                           PERRY ELLIS
                                          INTERNATIONAL     PEI    ADJUSTMENTS(3)    COMBINED
                                         --------------- -------- ---------------- ------------
                                                         (DOLLARS IN THOUSANDS)
Net sales ..............................    $ 59,479      $   --     $      --       $ 59,479
Royalty income .........................       2,316       3,220            --          5,536
                                            --------      ------     ---------       --------
Total revenues .........................      61,795       3,220            --         65,015
Cost of sales ..........................      44,173          --            --         44,173
                                            --------      ------     ---------       --------
Gross profit ...........................      17,622       3,220            --         20,842
Selling, general, and
 administrative expenses ...............      11,158       1,664           638 (a)     13,460
                                            --------      ------     ---------       --------
Operating income .......................       6,464       1,556          (638)         7,382
Interest expense .......................       1,948          --         1,987 (b)      3,935
                                            --------      ------     ---------       --------
Income before provision for
 income taxes ..........................       4,516       1,556        (2,625)         3,447
Provision for income taxes .............       1,624          --          (388)(c)      1,236
                                            --------      ------     ---------       --------
Net income .............................    $  2,892      $1,556     $  (2,237)      $  2,211
                                            ========      ======     =========       ========
Other Operating Data:
 Ratio of earnings to fixed
   charges(6) ..........................         3.1x         --            --            1.8x
 Depreciation and amortization .........    $    979      $  319     $     638       $  1,936
 EBITDA(7) .............................    $  7,443      $1,875     $      --       $  9,318



                                          HISTORICAL(1)            PRO FORMA
                                         --------------- -----------------------------
                                           JOHN HENRY/
                                            MANHATTAN     ADJUSTMENTS(5)    COMBINED
                                         --------------- ---------------- ------------
                                                    (DOLLARS IN THOUSANDS)
Net sales ..............................       $ --          $    --        $ 59,479
Royalty income .........................        704               --           6,240
                                               ----          -------        --------
Total revenues .........................        704               --          65,719
Cost of sales ..........................         --               --          44,173
                                               ----          -------        --------
Gross profit ...........................        704               --          21,546
Selling, general, and
 administrative expenses ...............         55              187 (b)      13,702
                                               ----          -------        --------
Operating income .......................        649             (187)          7,844
Interest expense .......................         --              312 (c)       4,247
                                               ----          -------        --------
Income before provision for
 income taxes ..........................        649             (499)          3,597
Provision for income taxes .............         41               14 (d)       1,291
                                               ----          -------        --------
Net income .............................       $608          $  (513)       $  2,306
                                               ====          =======        ========
Other Operating Data:
 Ratio of earnings to fixed
   charges(6) ..........................         --               --             1.8x
 Depreciation and amortization .........       $ 55          $   187        $  2,178
 EBITDA(7) .............................       $704          $    --        $ 10,022



                See Notes to Unaudited Pro Forma Combined Financial
                                 Information.

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

                            (DOLLARS IN THOUSANDS)



(1) The year ended January 31, 1999 is the Company's historical financial reporting period. For the pro forma year ended January 31, 1999 (i) PEI's financial information has been included for the twelve months ended December 31, 1998 and (ii) John Henry/Manhattan has been included for the year ended January 2, 1999 because they have historically reported on these fiscal year ends. The Company believes the effect of the difference in these reporting periods is not significant and is not reflected in the Unaudited Pro Forma Combined Financial Information. The quarter ended April 30, 1999 is the Company's historical interim financial reporting period. For the pro forma quarter ended April 30, 1999 financial information has been included for (i) PEI for the period of February 1, 1999 to April 6, 1999 (date acquired) and (ii) John Henry/Manhattan has been included for the period of February 1, 1999 to March 29, 1999 (date acquired).


(2) The PEI purchase price is $75,000, plus working capital less the net severance and bonus amounts. Based upon PEI's December 31, 1998 balance sheet, the purchase price is calculated as follows:




  Purchase Price Determination:
   Gross purchase price .....................................  $75,000
   Net adjustments to purchase price ........................    1,685
   Expenses incurred in connection with acquisition .........    2,916
                                                               -------
    Net purchase price ......................................  $79,601
                                                               =======
  Purchase Price Allocation:
   Current assets ...........................................  $ 3,477
   Property, plant and equipment ............................       20
   Trademarks ...............................................   76,574
   Accounts payable and accrued expenses ....................     (470)
                                                               -------
    Net purchase price ......................................  $79,601
                                                               =======



The PEI assets acquired and liabilities assumed have been recorded at their estimated fair values. A final determination of the required purchase accounting adjustments and of the fair value of the assets and liabilities of PEI acquired or assumed has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information reflect our best estimate based upon currently available information.

(3) The pro forma income statement data presents the effects of the PEI acquisition and the offering of the existing notes, in each case as if they occurred as of the beginning of such period, including:





                                                                                      YEAR ENDED      QUARTER ENDED
                                                                                   JANUARY 31, 1999   APRIL 30, 1999
                                                                                  ------------------ ---------------
  (a)     Adjustments to selling, general and administrative expenses:
           Decrease in depreciation expense to reflect the fair value and useful
          lives of the acquired property, plant and equipment ...................     $    (180)        $     --
           Amortization expense of trademarks (straight line--20 years) .........         3,705              638
           Elimination of consulting fees, licensing fees, severance costs, occupancy costs and employment costs that will not be incurred by
          the Company ...........................................................        (2,466)              --
                                                                                      ---------         --------
          Total adjustment to selling, general and administrative expenses ......         1,059              638
                                                                                      ---------         --------
  (b)     The pro forma adjustments to interest expense arising from the PEI acquisition and the offering of the existing note are presented below:
           Reduction of interest expense related to the:
            Lower balance outstanding under the credit facility (at 7.60%) ......        (1,962)            (334)
            (A 0.25% increase or decrease in the interest rate used above would result in an increase or decrease in annual interest expense of $65)
           Additional interest cost related to:
            The existing notes ..................................................        12,250            2,169
            Amortization of deferred financing costs and discounts ..............           608              152
                                                                                      ---------         --------
          Total adjustment to interest expense ..................................        10,896            1,987
                                                                                      ---------         --------
  (c)     Adjustment to the provision for income taxes at an effective rate of
          34.4% for the year ended January 31, 1999 and 36.3% for the quarter
          ended April 30, 1999 ..................................................        (1,504)            (388)
                                                                                      ---------         --------
          Total adjustment to income statement ..................................     $ (10,451)        $ (2,237)
                                                                                      =========         ========



In addition to the above, we believe additional cost savings will be realized through the combination of the two companies.


(4) The John Henry/Manhattan purchase price is $27,000. Based upon the financial statements of the John Henry and Manhattan Business of Salant Corporation as of January 2, 1999, the allocation of the purchase price is as follows:




  PURCHASE PRICE ALLOCATION:
   Current assets ................................................   $  1,500
   Trademarks ....................................................     27,440
   Current Liabilities (expenses related to the acquisition) .....     (1,940)
                                                                     --------
      Net purchase price ................................... .....   $ 27,000
                                                                     ========



The John Henry/Manhattan assets acquired and liabilities assumed have been recorded at their estimated fair values. A final determination of the required purchase accounting adjustments and of the fair value of the assets and liabilities of the John Henry/Manhattan acquisition has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma financial information reflect our best estimate based upon currently available information.

(5) The pro forma income statement data present the effects of the John Henry/Manhattan acquisition, in each case as if they occurred as of the beginning of such period, including:





                                                                                            YEAR ENDED      QUARTER ENDED
                                                                                         JANUARY 31, 1999   APRIL 30, 1999
                                                                                        ------------------ ---------------
  (a)     Adjustments to royalty income:
           Additional royalty income as a result of the licensing agreement with
          Phillips-Van Heusen .........................................................      $  1,000          $   --
           Elimination of inter-company revenues ......................................          (113)             --
                                                                                             --------          ------
            Total adjustment to royalty income ........................................           887              --
                                                                                             --------          ------
  (b)     Adjustments to selling, general and administrative expenses:
           Amortization expense of trademarks (straight-line 20 years) ................         1,372             242
           Elimination of inter-company expenses ......................................          (113)             --

           Elimination of amortization of intangible assets not acquired ..............          (330)            (55)
                                                                                             --------          ------
            Total adjustment to selling, general and administrative expenses ..........           929             187
                                                                                             --------          ------
  (c)     The pro forma adjustments to interest expense arising from the John
          Henry/Manhattan acquisition and the corresponding increase in debt are presented below:
           Increase of interest expense related to the increased balance
          outstanding under the credit facility (at 7.60%) ............................         1,976             299

           Amortization of deferred financing costs ...................................            80              13
                                                                                             --------          ------
            Total adjustment to interest expense ......................................         2,056             312
                                                                                             --------          ------
  (d)     Inclusion of a provision for federal income taxes at an effective rate of
          34.4% for the year ended January 31, 1999 and 36.3% for the quarter
          ended April 30, 1999 ........................................................           258              14
                                                                                             --------          ------
           Total adjustment to income statement .......................................      $ (2,356)         $ (513)
                                                                                             ========          ======



In addition to the above, we believe additional cost savings will be realized through the combination of the two companies.


(6) For purposes of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense of the Lease deemed representative of the interest factor.


(7) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation expense, and amortization expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, do not regard this figure as an alternative to net income or as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies. See "Statements of Cash Flows" in our consolidated financial statements contained elsewhere in this prospectus.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

                            (DOLLARS IN THOUSANDS)



     The following table presents selected historical financial and operating data derived from the audited and unaudited consolidated financial statements of the Company and the audited and unaudited financial statements of PEI and the audited financial statements of the John Henry and Manhattan Business. In the opinion of management, the unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the interim periods presented and all adjustments are of a normal and recurring nature. The results of operations for the three months ended April 30, 1999 and March 31, 1999 are not necessarily indicative of the results which may be expected for the entire fiscal year. The historical financial data should be read in conjunction with our consolidated financial statements and the notes thereto appearing elsewhere herein and the financial statements and notes thereto of PEI appearing elsewhere herein; and "Management's Discussion and Analysis of Financial Condition and Results of Operations."




                                                                              FISCAL YEAR ENDED JANUARY 31,
                                                              -------------------------------------------------------------
                                                                   1995         1996        1997        1998        1999
                                                              ------------- ----------- ----------- ----------- -----------
PERRY ELLIS INTERNATIONAL HISTORICAL
STATEMENT OF INCOME DATA:
Net sales ...................................................   $  90,564    $121,839    $ 157,373   $190,689    $ 221,347
Royalty income ..............................................          --         759        1,654      4,032        3,057
                                                                ---------    --------    ---------   --------    ---------
Total revenues ..............................................      90,564     122,598      159,027    194,721      224,404
Cost of sales ...............................................      69,187      92,145      122,046    145,991      166,198
                                                                ---------    --------    ---------   --------    ---------
Gross profit ................................................      21,377      30,453       36,981     48,730       58,206
Selling, general and administrative expenses ................      13,493      20,395       24,729     34,137       39,478
Depreciation and amortization ...............................         474         725        1,147      1,748        2,161
                                                                ---------    --------    ---------   --------    ---------
Operating income ............................................       7,410       9,333       11,105     12,845       16,567
Interest expense ............................................       1,219       2,224        1,664      2,782        3,494
                                                                ---------    --------    ---------   --------    ---------
Income before income taxes ..................................       6,191       7,109        9,441     10,063       13,073
Income taxes ................................................       2,319       2,685        3,597      2,885        4,491
                                                                ---------    --------    ---------   --------    ---------
Net income ..................................................   $   3,872    $  4,424    $   5,844   $  7,178    $   8,582
                                                                =========    ========    =========   ========    =========
OTHER FINANCIAL DATA AND RATIOS:
Net cash provided by (used in) operating activities .........   $ (20,015)   $  5,303    $   1,874   $ (3,101)   $  14,341
Net cash provided by (used in) investing activities .........        (825)     (1,492)     (24,456)    (4,555)     (10,240)
Net cash provided by (used in) financing activities .........      21,094      (3,894)      23,080      7,910       (4,938)
EBITDA(a) ...................................................       7,884      10,058       12,252     14,593       18,728
Capital expenditures ........................................         747       1,309        1,058      3,828        4,005
Ratio of earnings to fixed charges(b) .......................         5.3x        3.8x         5.7x       4.1x         4.2x
BALANCE SHEET DATA (AT PERIOD END):
Working capital .............................................   $  43,067    $ 47,760    $  23,575   $ 66,166    $  71,300
Total assets ................................................      55,512      53,735       88,158    101,650      108,958
Total debt(c) ...............................................      28,256       6,968       31,949     39,658       33,511
Total stockholders' equity ..................................      22,016      43,833       47,775     55,155       64,946



                                                               QUARTER ENDED APRIL 30,
                                                              --------------------------
                                                                  1998          1999
                                                              ------------ -------------
PERRY ELLIS INTERNATIONAL HISTORICAL
STATEMENT OF INCOME DATA:
Net sales ...................................................   $ 60,085    $    59,479
Royalty income ..............................................      1,022          2,316
                                                                --------    -----------
Total revenues ..............................................     61,107         61,795
Cost of sales ...............................................     45,459         44,173
                                                                --------    -----------
Gross profit ................................................     15,648         17,622
Selling, general and administrative expenses ................     10,154         10,179
Depreciation and amortization ...............................        493            979
                                                                --------    -----------
Operating income ............................................      5,001          6,464
Interest expense ............................................        891          1,948
                                                                --------    -----------
Income before income taxes ..................................      4,110          4,516
Income taxes ................................................      1,473          1,624
                                                                --------    -----------
Net income ..................................................   $  2,637    $     2,892
                                                                ========    ===========
OTHER FINANCIAL DATA AND RATIOS:
Net cash provided by (used in) operating activities .........   $ (4,710)   $    (4,609)
Net cash provided by (used in) investing activities .........     (1,868)      (100,642)
Net cash provided by (used in) financing activities .........      7,133       (105,526)
EBITDA(a) ...................................................      5,494          7,443
Capital expenditures ........................................      1,831            139
Ratio of earnings to fixed charges(b) .......................        4.9x           3.1x
BALANCE SHEET DATA (AT PERIOD END):
Working capital .............................................   $ 68,812    $    76,394
Total assets ................................................    112,124        219,613
Total debt(c) ...............................................     38,400        138,991
Total stockholders' equity ..................................     58,124         67,933


                                                   (Continued on following page)

                                                                      FISCAL YEAR ENDED DECEMBER 31,
                                                          ------------------------------------------------------
                                                             1994       1995       1996       1997       1998
                                                          ---------- ---------- ---------- ---------- ----------
PEI HISTORICAL
 STATEMENT OF INCOME DATA:
Net royalty revenues ....................................  $ 10,074   $ 11,685   $ 10,917   $ 15,660   $ 16,177
Selling, general and administrative expenses ............     7,239      5,594      8,606      7,109      8,398
Depreciation and amortization ...........................        37        200        212        226        228
                                                           --------   --------   --------   --------   --------
Operating income ........................................     2,798      5,891      2,099      8,325      7,551
Interest income .........................................        43         82        144        136         32
                                                           --------   --------   --------   --------   --------
Income before income taxes ..............................     2,841      5,973      2,243      8,461      7,583
Income taxes ............................................       308        640        218        852        760
                                                           --------   --------   --------   --------   --------
Net income ..............................................  $  2,533   $  5,333   $  2,025   $  7,609   $  6,823
                                                           ========   ========   ========   ========   ========
OTHER FINANCIAL DATA AND RATIOS:
Net Cash provided by (used in) operating activities .....  $  3,982   $  6,572   $  2,311   $  7,454   $  5,624
Net Cash provided by (used in) investing activities .....    (1,902)      (355)    (1,047)       913        (21)
Net Cash provided by (used in) financing activities .....    (2,423)    (4,763)    (1,413)    (9,679)    (4,354)
EBITDA(a) ...............................................     2,878      6,173      2,455      8,688      7,811
Capital expenditures ....................................     1,402        355         47         87         21
BALANCE SHEET DATA (AT PERIOD END):
Working capital .........................................  $   (204)  $  1,281   $  1,995   $    (27)  $  2,665
Total assets ............................................     2,985      4,121      4,803      3,112      4,563
Total debt ..............................................       700         --         --         --         --
Total stockholders' equity ..............................     1,557      2,827      3,439      1,369      3,839



                                                              QUARTER ENDED
                                                                MARCH 31,
                                                          ---------------------
                                                             1998       1999
                                                          --------- -----------
PEI HISTORICAL
 STATEMENT OF INCOME DATA:
Net royalty revenues ....................................  $6,738    $   5,760
Selling, general and administrative expenses ............   1,819        2,393
Depreciation and amortization ...........................      58           58
                                                           ------    ---------
Operating income ........................................   4,861        3,309
Interest income .........................................       9            7
                                                           ------    ---------
Income before income taxes ..............................   4,870        3,316
Income taxes ............................................      --           --
                                                           ------    ---------
Net income ..............................................  $4,870    $   3,316
                                                           ======    =========
OTHER FINANCIAL DATA AND RATIOS:
Net Cash provided by (used in) operating activities .....  $  766    $   3,601
Net Cash provided by (used in) investing activities .....      (9)          --
Net Cash provided by (used in) financing activities .....    (800)      (2,900)
EBITDA(a) ...............................................   4,919        3,367
Capital expenditures ....................................       9           --
BALANCE SHEET DATA (AT PERIOD END):
Working capital .........................................      --    $   3,139
Total assets ............................................      --        5,233
Total debt ..............................................      --           --
Total stockholders' equity ..............................      --        4,255




                                                            FISCAL YEAR ENDED
                                                               JANUARY 2,
                                                                  1999
                                                           ------------------
JOHN HENRY AND MANHATTAN BUSINESS HISTORICAL
STATEMENT OF INCOME DATA:
Royalty income ...........................................      $ 3,993
Selling, general and administrative expenses .............         (833)
Depreciation and amortization ............................         (330)
Other income, net ........................................           17
Income taxes, foreign ....................................         (179)
                                                                -------
Income before interest and domestic income taxes .........      $ 2,668
                                                                =======
BALANCE SHEET DATA:
Total assets .............................................      $27,000
Total stockholders' equity ...............................       27,000



--------------

(a) EBITDA represents net income before taking into consideration interest expense, income tax expense, depreciation expense, and amortization expense. EBITDA is not a measurement of financial performance under generally accepted accounting principles and does not represent cash flow from operations. Accordingly, do not regard this figure as an alternative to net income or as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. We believe that EBITDA is widely used by analysts, investors and other interested parties in our industry but is not necessarily comparable with similarly titled measures for other companies.

(b) For purpose of computing this ratio, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of deferred debt issuance costs and the portion of rental expense of the Lease deemed representative of the interest factor.
(c) Total debt includes balances outstanding under credit facilities, long-term debt and the current portion of long-term debt.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW


     We are a leading designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters, urban wear and casual and dress pants which we sell to all levels of retail distribution. We have built a broad portfolio of brands through selective acquisitions and the establishment of our own brands over our 32-year operating history. We are currently one of the top five branded suppliers to department stores in the knit and woven shirt product categories. We currently use over 70 independent suppliers, mostly located in the Far East, other parts of Asia, Mexico and Central America.


     We own or license from third parties the brand names under which most of our products are sold. These brand names include Crossings and Natural Issue for casual sportswear, John Henry for dress casual wear, Andrew Fezza for dress sportswear, Ping and Munsingwear for golf sportswear and PNB Nation for urban wear. We market our brands to a wide range of demographic segments, targeted at consumers in specific age, income and ethnic groups. Currently, our products are predominantly produced for the men's segment of the apparel industry, in which fashion trends tend to be less volatile than in other segments. The percentage of our revenues from branded products increased to 81.4% in fiscal 1999 from 71.5% in fiscal 1997.


     We also license our proprietary brands to third parties for the manufacture and marketing of various products which we do not sell, including underwear, activewear and loungewear. In addition to generating additional sources of revenue for us, these licensing arrangements raise overall awareness of our brands.


RECENT DEVELOPMENTS



     In order to expand our licensing operations, we recently acquired PEI which owns and licenses the prestigious and well-known Perry Ellis brand name. In March 1999, we also purchased the trademarks for John Henry, a leading brand for men's dress casualwear at Sears Roebuck, for Manhattan, a popular dress shirt brand sold at Wal-Mart and Kmart Corporation and for Lady Manhattan.


     PEI ACQUISITION. In January 1999, we agreed to buy PEI for approximately $74.6 million in cash, net of purchase price adjustments. PEI was a privately held company which owns and licenses the Perry Ellis brand name, currently one of the top selling brands in department stores in the United States. PEI is currently the licensor under 40 license agreements, primarily for various men's wear, boys' wear and fragrances. During the year ended December 31, 1998, PEI had revenues of $16.2 million and EBITDA of $7.8 million. Under our management of the brand, we expect to benefit from certain operating efficiencies and to enhance the licensing royalties the Perry Ellis brand generates. Net royalty revenues at PEI grew 48.2% from fiscal year end December 31, 1996 to December 31, 1998 while operating expenses grew at a rate of 55.6% primarily as a result of increased advertising. This acquisition was financed from the net proceeds from the issuance of the existing notes.



     JOHN HENRY/MANHATTAN ACQUISITION. In December 1998, we entered into an agreement to buy certain assets of the John Henry and Manhattan dress shirt business from Salant Corporation which is entered into a Chapter 11 bankruptcy proceeding. On February 24, 1999, the bankruptcy court approved the purchase for $27.0 million, plus the value of the existing dress shirt inventory (which was subsequently valued at approximately $17.2 million). The acquisition was completed on March 29, 1999. The assets purchased consist of the John Henry, Manhattan and Lady Manhattan trademarks, tradenames, license agreements, certain manufacturing equipment and the existing dress shirt inventory. On March 29, 1999, Phillips-Van Heusen Corporation purchased the existing dress shirt inventory at our acquisition cost and licensed from us the John Henry and Manhattan brands for men's dress shirts. In connection with the John Henry/Manhattan acquisition, we assumed a lease for a shirt manufacturing facility in Mexico which expires in July 1999. We assigned the lease for the Mexican facility and sold certain manufacturing equipment to a non-affiliated party. The acquisition price, net of the $1.0 million deposit we have paid and the proceeds from sale of the existing dress shirt inventory, was approximately $26.0 million and was financed with borrowings under our Senior Credit Facility.



RESULTS OF OPERATIONS


     The following table sets forth, for the periods indicated, selected items in our consolidated statements of income expressed as a percentage of total revenues:




                                                                  FISCAL YEAR ENDED               THREE MONTHS ENDED
                                                                     JANUARY 31,                       APRIL 30,
                                                         ------------------------------------   -----------------------
                                                            1997         1998         1999         1998         1999
                                                         ----------   ----------   ----------   ----------   ----------
Net sales ............................................       99.0%        97.9%        98.6%        98.3%        96.3%
Royalty income .......................................        1.0          2.1          1.4          1.7          3.7
                                                            -----        -----        -----        -----        -----
Total revenues .......................................      100.0        100.0        100.0        100.0        100.0
Cost of sales ........................................       76.7         75.0         74.1         74.4         71.5
                                                            -----        -----        -----        -----        -----
Gross profit .........................................       23.3         25.0         25.9         25.6         28.5
Selling, general and administrative expenses .........       16.3         18.4         18.5         17.4         18.0
                                                            -----        -----        -----        -----        -----
Operating income .....................................        7.0          6.6          7.4          8.2         10.5
Interest expense .....................................        1.0          1.4          1.6          1.5          3.2
                                                            -----        -----        -----        -----        -----
Income before income taxes ...........................        6.0          5.2          5.8          6.7          7.3
Income tax provision .................................        2.3          1.5          2.0          2.4          2.6
                                                            -----        -----        -----        -----        -----
Net income ...........................................        3.7%         3.7%         3.8%         4.3%         4.7%
                                                            =====        =====        =====        =====        =====



THREE MONTHS ENDED APRIL 30, 1999 AS COMPARED TO THREE MONTHS ENDED APRIL 30,
   1998


     TOTAL REVENUES. Total revenues consist of net sales and royalty income. Total revenues grew $0.7 million or 1.1% to $61.8 million for the three months ended April 30, 1999 from $61.1 million for the three months ended April 30, 1998 primarily as a result of the growth in royalty income from the recent acquisitions of the John Henry, Manhattan and Perry Ellis brands.


     NET SALES. Net sales declined $0.6 million or 1.0% to $59.5 million for the three months ended April 30, 1999 from $60.1 million in the year ago period. The decrease in sales was the result of the licensing of our boyswear business, the financial instability of certain retail customers and a general softness in the golf apparel market. These declines were partially offset by increases in other branded products overall which grew to represent 85.3% of net sales. Within branded products, the Natural Issue/Crossings brands increased approximately $11.2 million to $23.4 million in net sales with smaller increases experienced in the Andrew Fezza, PNB Nation and PING brand names. Net sales of the Munsingwear brand declined during the three months ended April 30, 1999 to approximately $16.2 million in net sales from $19.9 million in net sales from the year ago period due to the softness in the golf apparel market.


     ROYALTY INCOME. Royalty income increased $1.3 million or 126.7% to $2.3 million for the three months ended April 30, 1999. All of the increase is attributed to income generated by our recent acquisitions of the John Henry, Manhattan and Perry Ellis brands.


     COST OF SALES. Cost of sales for the three month period ended April 30, 1999 was $44.2 million, or 74.3% of net sales as compared to $45.5 million or 75.7% of net sales for the three months ended April 30, 1998. The decrease in cost of sales as a percentage of net sales is a result of our increased sales of branded products which typically generate higher gross profit margin than private label products. Gross profit was $17.6 million or 29.6% of net sales for the three months ended April 30, 1999 as compared to $15.6 million or 26.0% of net sales for the three months ended April 30, 1998 due to the reasons stated above.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses excluding depreciation and amortization for the three months ended April 30, 1999 were $10.2 million or 16.5% of total revenues as compared to $10.2 million or 16.6% of total revenue for the three months ended April 30, 1998. Depreciation and amortization for the three months ended April 30, 1999 increased $0.5 million to $1.0 million from the comparable period a year ago reflecting the additional amortization resulting from the recent acquisitions of the John Henry, Manhattan and Perry Ellis brands.


     INTEREST EXPENSE. Interest expense increased $1.1 million for the three months ended April 30, 1999, to $1.9 million from the comparable period a year ago. The increase is attributable to the additional interest resulting from the offering of the existing notes. The proceeds of this financing were used for the PEI acquisition and to repay debt under the Senior Credit Facility. The average indebtedness during the three month period ended April 30, 1999 was $42.7 million and the average interest rate was 7.54%.


     INCOME TAXES. During the three month period ended April 30, 1999, our effective tax rate remained unchanged at 36.0% compared to the three month period ended April 30, 1998.


     NET INCOME. Net income increased $0.3 million or 9.7% to $2.9 million or 4.7% of total revenues for the three months ended April 30, 1999 as compared to $2.6 million or 4.3% of total revenues for the three months ended April 30, 1998.



FISCAL 1999 AS COMPARED TO FISCAL 1998


     TOTAL REVENUES. Total revenues consist of net sales and royalty income. Total revenues grew $29.7 million or 15.2% to $224.4 million in fiscal 1999 from $194.7 million in fiscal 1998 as a result of internal growth.


     NET SALES. Net sales increased $30.6 million or 16.1% to $221.3 million in fiscal 1999 from $190.7 million in fiscal 1998 as branded products grew to represent nearly 81.4% of net sales in fiscal 1999 compared to 75.4% of net sales in fiscal 1998. Within branded products, the increase in net sales was primarily the result of the sales growth in the Munsingwear brand where net sales increased by $23.6 million to approximately $66.0 million in fiscal 1999. In addition, net sales of the Natural Issue brand increased by approximately $10.2 million to $76.2 million for fiscal 1999. In the portfolio of other branded products, the John Henry brand also experienced an increase in net sales. We first introduced the Andrew Fezza, PNB Nation and Ping brands during fiscal 1999. They also contributed to the increase in net sales. The increases in net sales in fiscal 1999 were slightly offset by declines in net sales of our other branded and private label products.


     ROYALTY INCOME. We had royalty income of $3.1 million for fiscal 1999 compared to $4.0 million for fiscal 1998. The decline of $0.9 million was primarily due to our relationship with one customer, which shifted from primarily a licensee basis to primarily a sales basis. Net sales to this customer increased by $7.0 million to $11.5 million in fiscal 1999.


     COST OF SALES. Cost of sales for fiscal 1999 was $166.2 million or 74.1% of total revenues as compared to $146.0 million or 75.0% of total revenues for fiscal 1998. The decrease in the cost of sales as a percentage of total revenues is a result of our increased sales in branded products, which typically generate higher gross profit margin than private label products. Gross profit was $58.2 million or 25.9% of total revenues for fiscal 1999 as compared to $48.7 million or 25.0% of total revenues in fiscal 1998.


     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, including depreciation and amortization, for fiscal 1999 were $41.6 million or 18.5% of total revenues as compared to $35.9 million or 18.4% of total revenues for fiscal 1998. The increase is primarily attributable to costs associated with recent license acquisitions and the $0.7 million in costs associated with the increase in temporary personnel hired in connection with our new inventory management system. The costs associated with the recent license acquisitions are primarily related to payroll, advertising, and samples. We will continue to incur expenses related to start up costs of acquired licenses, including the completion and integration of the recently completed PEI acquisition and the John Henry/Manhattan acquisition. We believe that we will achieve greater efficiencies in our new corporate and warehouse facility during the coming fiscal year, somewhat offsetting these increases.



     INTEREST EXPENSE. Interest expense for fiscal 1999 was $3.5 million as compared to $2.8 million for fiscal 1998. The increase was the result of additional indebtedness incurred to support the increase in working capital requirements during the fiscal year particularly in the third quarter.


     INCOME TAXES. During fiscal 1999, our effective tax rate was 34.4% compared to 28.7% in fiscal 1998, which resulted in an increase in the income tax provision by $1.6 million to $4.5 million. The prior year tax rate was lower than normal as we adjusted our provision for overpayments in fiscal 1997.



     NET INCOME. Net income for fiscal 1999 increased $1.4 million or 19.6% to $8.6 million or 3.8% of total revenues from $7.2 million or 3.7% of total revenues for fiscal 1998.


FISCAL 1998 AS COMPARED TO FISCAL 1997


     TOTAL REVENUES. Total revenues grew 22.4% or $35.7 million to $194.7 million in fiscal 1998 from $159.0 million in fiscal 1997 primarily as a result of the growth from our acquisition of the Munsingwear brand and the related license income.


     NET SALES. Net sales for fiscal 1998 increased 21.2% or $33.3 million to $190.7 million from $157.4 million for fiscal 1997. The increase in net sales was primarily attributable to the Munsingwear and Grand Slam brands which increased approximately $33.0 million as well as an increase in the Crossings brand. We acquired the Munsingwear brand during the final quarter of fiscal 1997. This increase was partially offset by a decrease in revenue from sales of the Natural Issue brand and private label products.


     ROYALTY INCOME. We had royalty income of $4.0 million for fiscal 1998 compared to $1.7 million for fiscal 1997. The increase of $2.3 million was primarily due to the increase in royalties from the licensing of the Munsingwear brand.



     COST OF SALES. Cost of sales for fiscal 1998 was $146.0 million or 75.0% of total revenues as compared to $122.0 million or 76.7% of total revenues for fiscal 1997. The decrease in the cost of sales as a percentage of total revenues reflects a continued shift to more sales of branded products which typically generate higher gross profit margin than private label products. Gross profit was $48.7 million or 25.0% of total revenues for fiscal 1998 as compared to $37.0 million or 23.3% of total revenues in fiscal 1997.



     SALES, GENERAL AND ADMINISTRATIVE EXPENSES. Sales, general and administrative expenses, including depreciation and amortization, for fiscal 1998 were $35.9 million or 18.4% of total revenues as compared to $25.9 million or 16.3% of sales for fiscal 1997. This increase was due to increased levels of staffing required to service the Munsingwear brand and increased advertising costs relating to the start of consumer advertising as a result of brand imaging.


     INTEREST EXPENSE. Interest expense for fiscal 1998 was $2.8 million compared to $1.7 million for fiscal 1997. This increase in interest expense was the result of the additional indebtedness incurred by us in connection with the acquisition of the Munsingwear and Jolem labels, as well as to support increased levels of working capital requirements proportionate with the increased levels of revenue.

     INCOME TAXES. During fiscal 1998, our effective tax rate was 28.7% compared to 38.1% in fiscal 1997. This decrease was the result of our adjustment of our income tax provision because of tax overpayments for the prior two fiscal years.


     NET INCOME. Net income for fiscal 1998 was $7.2 million or 3.7% of total revenues as compared to $5.8 million or 3.7% of total revenues for fiscal 1997.



LIQUIDITY AND CAPITAL RESOURCES



     We rely primarily upon cash flow from operations and borrowings under our Senior Credit Facility to finance operations and expansion. Cash used in operating activities was $4.6 million in the three months ended April 30, 1999 compared to $4.7 million in the year ago period.


     Cash provided by operating activities was $14.3 million in fiscal 1999, compared to a usage of cash of $3.1 million in fiscal 1998 and cash provided by operating activities of $1.9 million in 1997. The $17.4 million increase in fiscal 1999 cash flow from operations as compared to fiscal 1998 is due primarily to decreases in inventory and accounts receivable levels from year-to-year in the amount of $6.4 million and $3.2 million, respectively, as well as increases in accounts payable and accrued expenses of $5.3 million.


     Net cash used in investing activities was $100.6 million for the three months ended April 30, 1999 of which $27.9 million reflects the purchase of the John Henry/Manhattan brand names and $72.5 million is the result of the PEI acquisition.


     Net cash used in investing activities was $10.2 million in fiscal 1999, of which $5.0 million was for the deposit on the PEI acquisition and $1.0 million was related to the John Henry/Manhattan acquisition. Net cash used in investing activities for fiscal 1998 totaled $4.6 million, of which $3.8 million related principally to the new distribution and office facility.


     Net cash provided by financing activities for the three months ended April 30, 1999 totaled $105.6 million which was primarily the result of the offering of the existing notes and a net increase of $15.0 million in borrowings under the term loan agreement. These funds were used for the acquisition of the John Henry, Manhattan and Perry Ellis brands.



     Net cash used in financing activities for fiscal 1999 totaled $4.9 million which was primarily due to a reduction of $6.1 million from borrowings on the Letter of Credit Facilities and the Senior Credit Facility. Net cash provided by financing activities for fiscal 1998 totaled $7.9 million, which was primarily due to an increase in borrowings under the Senior Credit Facility.



     Working capital (current assets less current liabilities) was $76.4 million and $71.3 million at April 30, 1999 and January 31, 1999, respectively. Such amount represents an increase in working capital of $5.1 primarily as a result of an increase in account receivables.


     Working capital (current assets minus current liabilities) was $71.3 million at the end of fiscal 1999 as compared to $66.2 million at the end of fiscal 1998. The $5.1 million increase in working capital primarily resulted from an increase in accounts receivable and other current assets due to the sales growth and deposits made for pending acquisitions. The current ratio (current assets divided by current liabilities) was 7.3:1, 8.2:1 and 7.9:1 at April 30, 1999, January 31, 1999 and January 31, 1998, respectively.



     We have a $90.0 million credit facility with a group of banks consisting of a revolving credit facility of up to an aggregate principal amount of $75.0 million and a term loan in the aggregate amount of $15.0 million (the "Senior Credit Facility"). Borrowings pursuant to the revolving credit facility are limited under its terms to a borrowing base calculation, which generally restricts the outstanding balances to 85.0% of eligible receivables plus 90.0% of eligible factored accounts receivable plus 60.0% of eligible inventories minus all outstanding letters of credit issued pursuant to the Senior Credit Facility that are not fully secured by cash collateral. The maximum amount of borrowing under the Senior Credit Facility attributable to (i) eligible factored accounts receivable is $20.0 million and (ii) eligible inventory is $30.0 million. Interest on revolving borrowings is variable based, at our option, upon either LIBOR plus 2.50% or the agent bank's prime rate plus 0.50%. Interest on the term loan is 25 basis points higher than on the revolving credit facility. The Senior Credit Facility contains certain covenants, the most restrictive of which requires us to maintain certain financial ratios and minimum net worth. In addition, the Senior Credit Facility restricts the payment of dividends. The Senior Credit Facility is secured by all of our assets and is guaranteed by our subsidiaries. The outstanding balance under the Company's previous senior credit facility was $33.5 million on January 31, 1999. The outstanding balance under the revolving credit facility on April 30, 1999 was $28.1 million. The Senior Credit Facility expires in October 2002.


     Borrowings under the Senior Credit Facility were used to finance the John Henry/Manhattan acquisition and amounted to approximately $27.0 million. We financed the $74.6 million acquisition of PEI with the net proceeds from the offering of the existing notes. The remaining net proceeds from the offering of the existing notes were used to reduce the term loan portion of the Senior Credit Facility from $25.0 million to $15.0 million and to reduce the revolving credit portion of the Senior Credit Facility by approximately $15.8 million.


     We also maintain three letter of credit facilities which total $60.0 million. Each letter of credit is collateralized by the consignment of merchandise in transit under that letter of credit. Indebtedness under these letters of credit bears interest at variable rates approximately equal to the lenders' specified base lending rates minus 1.0% per annum. As of January 31, 1999, there was $36.6 million available under these facilities. As of April 30, 1999, there was $38.3 million available under these facilities. One of the facilities expires in July 1999 and the other two facilities, aggregating $15.0 million, have perpetual terms.


     Capital expenditures, principally associated with the new office and warehouse facility, were $4.0 million, $3.8 million and $1.1 million for fiscal 1999, 1998 and 1997 respectively. Capital expenditures, including the integration costs for the PEI acquisition and the John Henry/Manhattan acquisition, for fiscal 2000 and 2001 are expected to be approximately $4.0 million and $4.5 million, respectively.



     Our products have historically been geared toward lighter-weight products generally worn during the spring and summer months, which typically caused a disproportionately higher amount of revenues to be realized during the first quarter of each fiscal year. The introduction of fall, winter and holiday merchandise has also positively affected the third quarter. Our business is currently more affected by the variations in retail buying patterns than the seasons of the year.


     Management believes that the combination of the borrowing availability under the Senior Credit Facility, funds anticipated from changes in working capital and funds anticipated to be generated from operating activities will be sufficient to meet our operating and capital needs in the foreseeable future.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK



     We are exposed to the impact of interest rate changes. Our policy is to manage interest rates through use of a combination of fixed and variable rate debt. Currently, we do not use derivative financial instruments to manage our interest rate risk. We have no cash flow exposure due to general interest rate changes for our fixed rate long-term debt obligations. The impact of a 0.25% increase in the annual effective interest rate on our variable rate long-term debt obligations based on the outstanding balance at April 30, 1999 would result in an increase in annual interest expense of approximately $108,000.



EFFECTS OF INFLATION AND FOREIGN CURRENCY FLUCTUATIONS


     We do not believe that inflation has significantly affected our results of operations.

     We purchase from foreign suppliers in U.S. dollars. Accordingly, the Company, to date, has not been materially adversely affected by foreign currency fluctuations.


NEW ACCOUNTING PRONOUNCEMENTS


     In March 1998, the American Institute of Certified Public Accountants issued Statements of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). SOP 98-1 provides guidance for capitalizing and expensing the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Management has not determined the effect, if any, of adopting SOP 98-1.


     In April 1998, the American Institute of Certified Public Accountants issued Statements of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). SOP 98-5 establishes accounting standards for the reporting of certain costs associated with the start-up of operations, lines of business, etc. SOP 98-5 requires that costs of start-up activities, including organizational costs, be expensed as incurred and that in the year of adoption, start-up costs recorded should be expensed. SOP 98-5 is effective for fiscal years beginning subsequent to December 15, 1998. Management has not determined the effect, if any, of adopting SOP 98-5.


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). Among other provisions, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for fiscal year beginning after June 15, 1999. Management has not determined the effect, if any, of adopting SFAS No. 133.


YEAR 2000 READINESS DISCLOSURE


     BACKGROUND. The year 2000 issue refers to the inability of certain data-sensitive computer chips, software and systems to recognize a two-digit date field as belonging to the 21st century. Many computer software programs, as well as certain hardware and equipment containing date-sensitive data, were structured to utilize a two-digit date field. Accordingly, these programs may not be able to properly recognize dates in the year 2000 and later, which could result in significant system and equipment failures. This is a significant issue for most if not all companies, with far reaching implications, some of which cannot be anticipated or predicted with any degree of certainty. We recognize that we must take action to ensure that our operations will not be adversely impacted by year 2000 software failures.


     We have undertaken a study of our functional application systems to determine their compliance with year 2000 issues and, to the extent of noncompliance, the required remediation. As a result of such study, we believe the majority of our systems are year 2000 compliant. Our current distribution software was modified by expanding the date to be century compliant, and all entry forms were modified using a windowing algorithm. The financial systems Account Receivables, Accounts Payables and General Ledger were replaced with Oracle Financial release 11.01, under Oracle 8.0.5 database. This is year 2000 compliant, and enhances our business analysis capabilities.


     Our EDI application is software purchased from NGC, a company in Miami Lakes, Florida. While we do not own the source code to this software, NGC provided written certification of year 2000 compliance. Furthermore, we passed the EDI year 2000 compliance test from NRF (National Retail Federation). Results of the test can be found at http://www.nrf/editest/web.com. We are ready to change to the new EDI 4010 documents whenever our customers are ready. Some of our larger customers are already doing 4010 transactions with us. Our EDI software is also ready to convert any non-compliant year 2000 EDI documents to an internal year 2000 compliant transaction.

     All of our PBXs or telephone systems are year 2000 compliant and were certified and tested by Lucent Technologies. The security system equipment year 2000 compliant certification could be found under http://www.napcosecurity.com. The monitoring company, Security One, has provided us a year 2000 certification of any Date Based System. We completed the required remediation noted above, including testing, by December 31, 1998. However, there are also less significant hardware options which will be remediated during 1999. To date, the expense to outsiders incurred by us in order to become year 2000 compliant, including computer software costs, have been $0.2 million and the current additional estimated cost to outsiders to complete such remediation is expected to be $0.2 million. Such costs, other than software, have been and will continue to be expensed as incurred.


     An assessment of the readiness of year 2000 compliance of third party entities with which we have relationships, such as our banking institutions, customers, payroll processors and others is ongoing. We have inquired, or are in the process of inquiring, of the significant aforementioned third party entities as to their readiness with respect to year 2000 compliance and to date have received indications that many of them are either compliant or in the process of remediation. We will continue to monitor these third party entities to determine the impact on our business and the actions we must take, if any, in the event of non-compliance by any of these third parties. Our initial assessment of compliance by third party is that there is not a material business risk to us posed by any such noncompliance and, as such, we have not yet developed any related contingency plan.

                                   BUSINESS


THE COMPANY


     We are a leading designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters, urban wear, casual and dress pants and shorts which we sell to all levels of retail distribution. We have built a broad portfolio of brands through selective acquisitions and the establishment of our own brands over our 32-year operating history. Our distribution channels include regional, national and international department stores, chain stores, mass merchandisers and specialty stores throughout the United States, Puerto Rico and Canada. We are one of the top 5 branded suppliers to department stores in the knit and woven shirt product categories. Our largest customers include Dayton Hudson Corp., Federated Department Stores, Inc., Sears Roebuck & Co., Kohl's Corporation, Wal-Mart Stores, Inc. and J.C. Penney Company, Inc. We currently use over 70 independent suppliers to source our products, located mostly in the Far East, other parts of Asia, Mexico and Central America.



     Through consolidation of brands and internal growth, we have experienced significant overall growth in recent years. Our total revenues have increased to $224.4 million for fiscal 1999 from $90.6 million for fiscal 1995, representing a compound annual growth rate of 25.5%. During that same period, our EBITDA (as defined herein; see "Summary Historical Financial Information") grew to $18.7 million from $7.9 million, representing a compound annual growth rate of 24.0%. On a pro forma basis assuming that the PEI acquisition and John Henry/Manhattan acquisition were completed on February 1, 1998, our EBITDA for fiscal 1999, would have been $33.3 million.



     We own or license from third parties the brands under which most of our products are sold. These brands include Crossings and Natural Issue for casual sportswear, John Henry for dress casual wear, Andrew Fezza for dress sportswear, Ping and Munsingwear for golf sportswear and PNB Nation for urban wear. Through our "family of brands" marketing strategy, we seek to develop and enhance a distinct brand name for each product category within each distribution channel. We market our brands to a wide range of demographic segments, targeting consumers in specific age, income and ethnic groups. Currently, our products are predominantly produced for the men's segment of the apparel industry, in which fashion trends tend to be less volatile than in other segments. The percentage of our revenues from branded products increased to 81.4% in fiscal 1999 from 71.5% in fiscal 1997.



     We also license our proprietary brands to third parties for the manufacture and marketing of various products which we do not sell, including underwear, activewear and loungewear. In addition to generating additional sources of revenue for us, these licensing arrangements raise the overall awareness of our brands. In order to expand our licensing operations, we recently acquired PEI which owns and licenses the prestigious and well-known Perry Ellis brand name. PEI had licensing revenues of $16.2 million for the year ended December 31, 1998. To reflect this acquisition, we recently changed our name to "Perry Ellis International, Inc." In March 1999, we also purchased the trademarks for John Henry, a leading brand of men's dress casualwear sold at Sears Roebuck, for Manhattan, a popular dress shirt brand sold at Wal-Mart and Kmart Corporation and Lady Manhattan.



     We believe that our competitive strengths position us to capitalize on several trends that have affected the apparel industry in recent years. These include the consolidation of the department and chain store sectors into a smaller number of stronger retailers, which represent some of our most important customers; the increased reliance of retailers on reliable suppliers with design expertise and advanced systems and technology; and the continued importance of a brand as a source of product differentiation.


COMPETITIVE STRENGTHS


     We believe that we have the following competitive advantages in our industry:

     PORTFOLIO OF STRONG BRANDS. We currently own seven major brands (Perry Ellis, John Henry, Manhattan, Munsingwear, Crossings, Natural Issue and Grand
Slam) with a total of over 40 sub-brands (such as Penguin and Career Club). We also design, source and market three other major brands (PNB Nation, Andrew Fezza, and Ping) which we license under existing agreements with various expiration dates and renewal options. These brands enjoy national recognition in their respective sectors of the apparel industry and have a loyal consumer and retailer following. Brand recognition is critical in the apparel industry, where strong brand names help define consumer preferences and drive department store floor space allocation. We believe that each of the PEI and John Henry/Manhattan acquisitions will further enhance our established portfolio of recognizable brands.



     STRONG RETAILER RELATIONSHIPS. We believe our established relationships with retailers at all distribution levels give us the opportunity to maximize the selling space dedicated to our products, monitor our brand presentation and merchandising selection, and introduce new brands and products. We have long-standing relationships with our largest customers, including J.C. Penney and Sears Roebuck (more than 20 years), Federated Department Stores (12 years), Wal-Mart (10 years), Kohl's (6 years) and Dayton Hudson (5 years). We believe that we have maintained these long relationships as a result of our quality brand name products and our dedication to customer service. Management, in conjunction with our 30 salespeople, meets with our major customers frequently to review product offerings, establish and monitor sales plans, and design joint advertising and promotional campaigns. We believe our reliable delivery times, consistent product quality and quick response to design trends and inventory demands allow us to meet our retailers' current requirements. In addition, our global sourcing network, design expertise, advanced systems and technology, and new warehousing facility enhance our ability to meet the changing and increasing needs of our retailers.


     STRONG LICENSING CAPABILITIES AND RELATIONSHIPS. By actively licensing the brands we own, we have gained significant experience in identifying potential licensing opportunities and have established relationships with many active licensees. We believe that our broad portfolio of brands appeals to licensees because it gives them the opportunity to sell their products in many different retail distribution channels. For example, a manufacturer of men's accessories might license the Crossings brand to sell to national department stores and the Munsingwear brand to target mass merchandisers. We believe that our licensing expertise, which is supported by a dedicated staff, will allow us to continue marketing our brands to apparel producers effectively.


     WORLD-WIDE LOW-COST SOURCING CAPABILITIES. Our global network of suppliers enables us to purchase apparel products at competitive cost without sacrificing quality, while at the same time reacting quickly to our retailers' needs and maximizing production flexibility. We developed this expertise through more than 32 years of experience in purchasing our products from suppliers around the world. No individual supplier in fiscal 1999 accounted for more than 7.3% of our total sourcing needs. We currently maintain a staff of experienced professionals principally located in the United States, Korea, China and Mexico, and a global network of ten sourcing and quality assurance offices, which closely monitor our suppliers to maintain strict quality standards and identify new sourcing opportunities. By sourcing our products, we manage our inventories more effectively and do not incur the costs of maintaining and operating production facilities.


     DESIGN EXPERTISE AND ADVANCED TECHNOLOGY. Our in-house staff consists of five designers, who have an average of 18 years of experience, and are supported by a staff of 14 other design professionals. Together, they design substantially all of our products utilizing computer-aided design technology. The use of this technology minimizes the time-consuming and costly production of actual sewn samples prior to customer approval. It also allows us to create custom-designed products meeting the specific needs of our customers and facilitates a quick response to changing fashion trends. Our computer-aided design technology produces approximately 800 designs per month and our library currently contains approximately 52,000 designs.


     CAPACITY FOR GROWTH. We will be able to leverage our recent investments in infrastructure and our skilled personnel to accommodate future internal growth and selected acquisitions. Our recent move to a new approximately 238,000 sq. ft. office and warehouse facility in Miami with 170,000 sq. ft. of warehouse space has positioned us to increase capacity with no significant additional capital expenditure. This facility and our 15,000 sq. ft. of office space in New York are sufficient to accommodate additional personnel. However, we expect that our staffing levels will rise at a lower rate than our revenue growth.



     PROVEN ABILITY TO INTEGRATE ACQUISITIONS. From 1993 to 1998, we have acquired and integrated four major brands, which currently have over 40 sub-brands. We selectively target brands that we believe are underperforming and can be revitalized using our competitive strengths. Prior to the PEI and John Henry/Manhattan acquisitions our most significant brand purchase was the Munsingwear brand in 1996. As part of an extensive integration process, we:



     /bullet/ repositioned the brand based on our "family of brands" strategy;


     /bullet/ improved the responsiveness to market trends by applying our design and sourcing expertise; and


     /bullet/ communicated the new positioning of the brand through a wide ranging marketing program.



     As a result, Munsingwear annual revenues increased by 55.7% to approximately $66.0 million in fiscal 1999 from approximately $42.4 million in fiscal 1998, the first full year of our ownership. We believe that we can successfully integrate additional brands into our family of brands and revitalize them. For example, we intend to license the Perry Ellis brand for additional product categories such as women's wear and expand into geographic areas where we believe the Perry Ellis brand has been historically underrepresented such as Europe and Asia.



     EXPERIENCED MANAGEMENT TEAM. Our senior management team averages nearly 20 years of experience in the apparel industry. Our management team also has significant experience in developing and revitalizing brand names, has an established reputation with retailers, the trade and the financial community, and possesses a diverse skill base, which incorporates brand marketing, sourcing and management information systems.


BUSINESS STRATEGY


     Our "family of brands" marketing approach is designed to develop a distinct brand for each product category within each distribution channel. For example, we sell our golf sportswear under the Munsingwear brand to mass merchants, under the Grand Slam brand to department stores and under the Ping brand to higher-end retailers, golf shops and resorts. By differentiating our brands in this manner, we can better satisfy the needs of each type of retailer by offering brands tailored to its specific distribution channel. In addition, we believe that this strategy helps insulate us from changing retail patterns, allows us to maintain the integrity of each distribution channel and helps prevent brand erosion.


     Our objective is to develop and enhance our brands by:


     /bullet/ carefully maintaining distinct distribution channels for each of our brands;


     /bullet/ consistently designing, sourcing and marketing quality products;


     /bullet/ reinforcing the image of our brands and continuously promoting them; and


     /bullet/ updating our styles to keep them current.


     Controlling strong brands allows us to increase our retail base, license these brands to third parties, develop sub-brands and grow internationally.

     To achieve our objective, we have adopted a strategy based on the following elements:


     INCREASE BRAND NAME RECOGNITION. We intend to enhance recognition of our brand names by promoting our brands at both the retailer and consumer levels. We conduct cooperative advertising in print and broadcast media in which various retailers feature our products in their advertisements. We have also begun direct consumer advertising in select markets by placing highly visible billboards, sponsorships, special event advertisements and magazine advertisements in periodicals such as Men's Health and Gentleman's Quarterly. Licensing our brands to third parties also serves to enhance brand recognition by providing increased consumer exposure. We also recently established Web sites for each of our major brands to position us to take advantage of opportunities created by the Internet.


     INCREASE DISTRIBUTION. We intend to increase the distribution of our existing products by expanding the number of regional, national and international retailers that carry our brands and increasing the number of stores in which each of these retailers sells our products. This increased exposure should broaden our established reputation at the retail and consumer levels. We selectively pursue new channels of distribution for our products, focusing on maintaining the integrity of our products and reinforcing our image at existing retail stores, as well as introducing our products to geographic areas and consumer sectors that are presently less familiar with our products.


     CONTINUE TO DIVERSIFY PRODUCT LINE. We intend to broaden the range of our product lines, capitalizing on the name recognition, popularity and discrete target customer segmentation of each major brand. For example, we introduced a sweater line under the Crossings brand and expanded it to include several of our other brands. We have also expanded into urban wear with the licensing of the PNB Nation brand, dress sportswear with the licensing of the Andrew Fezza brand and high-end golf sportswear with the licensing of the Ping brand.



     EXPAND LICENSING ACTIVITIES. Since acquiring Munsingwear in 1996, we have significantly expanded the licensing of our brands to third parties for various product categories. Similar to the Munsingwear acquisition, we believe the PEI and John Henry/Manhattan acquisitions will provide significant licensing opportunities. We intend to use these nationally-recognized brands to expand our licensing activities, particularly with respect to additional product categories, such as women's wear, and into geographic areas which we believe have been historically underrepresented by these brands, such as Europe and Asia. We plan to work with our licensees to strengthen their marketing efforts and thereby increase our revenues.



BRANDS


     The key components of our brand strategy are (a) to provide consistent quality products, (b) to distribute the brands in distinct channels of distribution and (c) to reinforce and capitalize on the brand's image through new product development and image advertising. This strategy has enabled us to increase our customer base, license our brands to third parties and develop sub-brands.


     In fiscal 1999, over 81.4% of our total revenues resulted from sales of brands we own or license. We currently own four nationally recognized brands, which are the Natural Issue, Munsingwear, Grand Slam and Crossings brands. There have been over 40 sub-brands developed from these four major brands. We also have licenses to distribute other nationally recognized brands including the Ping, Andrew Fezza and PNB Nation brands. Our depth of brand selection enables us to target consumers across a wide range of ages, incomes and ethnic groups.


     NATURAL ISSUE. We developed the Natural Issue brand in 1988 to appeal to middle-income men who are 25-55 years old. The brand is now a well-established brand which we have positioned to be associated with value and quality. Natural Issue products include shirts, pants and shorts and are primarily sold in chain stores, such as Sears Roebuck, Kohl's, J.C. Penney and Mervyn's at retail price points ranging from $22.99 to $30.99.


     MUNSINGWEAR AND GRAND SLAM. We purchased the Munsingwear and Grand Slam brands along with their associated sub-brands in 1996 to appeal to middle income 30-70 year-old men who are sports enthusiasts. These well-known brands are identified by their signature penguin logo and have over 100 years of history. We have positioned these brands to be associated with fashion at a moderate price. Munsingwear and Grand Slam products include golf shirts, pants and shorts. The Munsingwear brand is primarily sold in sporting goods stores such as The Sports Authority and Foot Locker at retail price points ranging from $12.99 to $26.99. The Grand Slam brand is primarily sold in department stores such as Dayton Hudson, Federated Department Stores and May's Department Stores at retail price points ranging from $24.99 to $39.99.


     Some of the successful sub-brands of the Munsingwear brand include the Munsingwear Lifestyle/registered trademark/ sub-brand for casual sportswear and the Munsingwear Golf/registered trademark/ and Slammer/registered trademark/ sub-brands for golf sportswear. These sub-brands are sold primarily to regional mass merchandisers such as Meijer and Uptons at retail price points ranging from $18.99 to $24.99.


     We also offer golf sportswear under the Grand Slam Tour sub-brand, which is sold primarily in golf shops and top-tier stores, and the Penguin Sport/registered trademark/ sub-brand, which is sold primarily to the chain stores. The retail price points of the Grand Slam Tour and Penguin Sport sub-brands are $24.99 to $39.99 and $23.99 to $24.95, respectively.


     CROSSINGS. We purchased the well-known Crossings sweater brand in 1997 in order to increase our product offerings to include sweaters appealing to middle-income 25-55 year-old men. We positioned the brand to be associated with value and quality and have expanded it to include shirts. The Crossings brand is primarily sold to department stores such as Federated Department Stores, May's Department Stores and Saks Fifth Avenue at retail price points ranging from $22.99 to $30.99 for sweaters.


     PING. We obtained a license for the prestigious Ping golf brand in 1998 to appeal to high-income 25-50 year-old men who are status-conscious. The license, which covers the world other than Japan, has an initial term expiring in December 2001 with the possibility of renewal depending on satisfactory performance of our obligations under the licensing agreement. The brand is a well-known and prestigious golf brand which we positioned to be associated with the highest standard of quality in the golf business. Currently, we sell golf shirts, sweaters, pants, outerwear and hats under this brand. The brand is sold primarily in golf shops and top-tier stores at retail price points ranging from $50.00 to $105.00. See "Risk Factors--Inability to Renew Licenses."


     ANDREW FEZZA. We obtained a license for the Andrew Fezza brand in 1998 to appeal to high-income 25-50 year-old men who enjoy shopping for designer clothes. The license covers the United States, its territories and possessions and has an initial term expiring in June 2003. We have an option to renew for an additional 5 years depending on satisfactory performance of our obligations under the licensing agreement. Andrew Fezza is a recognized living American designer who is actively involved with the design and marketing of the brand. We have positioned the brand to be associated with a classic European style at a moderate price. Andrew Fezza's products include shirts and pants. The Andrew Fezza brand is primarily sold to department stores such as May's Department Stores, Federated Department Stores and Saks Fifth Avenue at retail price points ranging from $25.99 to $34.99 for shirts and $29.99 to $49.99 for pants. See "Risk Factors--Inability to Renew Licenses."


     PNB NATION. We obtained a license for the urban-oriented PNB Nation brand in 1998 to appeal to 15-30 year-old men whose clothes are very important to their identities and who enjoy the urban culture, music and night life. The license covers the United States and has an initial term of at least two years, and we have an option to purchase the brand. PNB Nation's products include shirts, pants and outerwear. The brand is primarily sold in urban stores and sporting goods stores such as The Buckle, Pacific Sunwear and Dr. Jays at retail price points ranging from $14.99 to $34.99 for shirts and $39.99 to $79.00 for pants. See "Risk Factors--Inability to Renew Licenses."


     PRIVATE LABEL. In addition to our sales of branded products, we sell products to retailers for marketing as private label, own-store lines. In fiscal 1999, we sold private label products to Wal-Mart,

Kmart and Meijer. Private label sales generally yield lower profit margins than comparable branded products. Consequently, our strategy is to increase sales of branded products. Private label sales accounted for approximately 18.6%, 24.6% and 28.5% of net sales during fiscal 1999, 1998 and 1997.


PRODUCTS AND PRODUCT DESIGN


     We offer a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters, urban wear and casual and dress pants and shorts. Substantially all of our products are designed by our in-house staff utilizing our advanced computer-aided design technology. This technology enables us to produce computer-generated simulated samples that display how a particular style will look in a given color and fabric. These samples can be printed on paper or directly onto fabric to more accurately present the colors and patterns to a potential retailer. In addition, we can quickly alter the simulated sample in response to retailer comments, such as a request to change the colors, print layout, collar style and trimming, pocket details and/or placket treatments. The use of computer-aided design technology minimizes the time-consuming and costly need to produce actual sewn samples prior to retailer approval and allows us to create custom-designed products meeting the specific needs of a retailer.


     In designing our apparel, we seek to foster consumer appeal by combining functional, colorful and high quality fabrics with creative designs and graphics. Styles, color schemes and fabrics are also selected to encourage consumers to coordinate outfits, thereby encouraging multiple purchases. Our design staff seeks to stay abreast of the latest design trends by attending trade shows and periodically conducting market research in Europe and the United States. See "Risk Factors--Fashion Trends" and "--Price and Availability of Cotton Fabric."


     Our products include:


     SHIRTS. We offer a broad line of sport shirts, which include cotton and cotton-blend printed and plain knit shirts, cotton woven shirts, silk, cotton and rayon printed button front sport shirts, linen sport shirts, golf shirts, and embroidered cotton shirts. Our shirt line also includes dress shirts, brushed twill shirts, jacquard knits and yarn-dyed flannels. In addition, we are a leading distributor in the United States of guayabera shirts. We market shirts under a number of our own brands as well as the private labels of our retailers. Sales under our brands and those licensed by us account for a significant majority of shirt sales. Our shirts are produced in a wide range of men's sizes, including sizes for the big and tall men's market. Sales of shirts accounted for approximately 82%, 83% and 87% of net sales during fiscal 1999, 1998 and 1997, respectively.


     PANTS. Our lines of pants include a variety of styles of wool, wool-blend, linen and poly/rayon dress pants, casual pants in cotton and poly/cotton and linen/cotton walking shorts. We offer our pants in a wide range of men's sizes and generally market them as complements to our shirt lines. Sales of pants accounted for approximately 11%, 11% and 7% of net sales during fiscal 1999, 1998 and 1997, respectively.


     OTHER PRODUCTS. We began to offer sweaters when we purchased the Crossings brand in 1997 and recently introduced sweaters under our other brands. The majority of the other products we sell is sweaters, which accounted for approximately 4% of net sales during fiscal 1999. We also began to offer a line of urban sportswear, tee-shirts and outerwear when we licensed the PNB Nation brand. Sales of other products (including sweaters) accounted for approximately 7%, 6% and 6% of net sales during fiscal 1999, 1998 and 1997, respectively.


MARKETING AND DISTRIBUTION


     We market our apparel products to retailers principally through the direct efforts of an in-house sales staff and independent commissioned sales representatives who work exclusively for us. These in-house employees and commissioned sales representatives accounted for approximately 84% of net sales for fiscal 1999. To supplement our sales efforts, we also use other non-exclusive independent commissioned sales representatives, who generally market other product lines as well as ours, and we attend major industry trade shows and tele-market our products to specialty retailers. We also advertise to retailers through print advertisements in a variety of trade magazines and newspapers. In order to promote our men's sportswear at the consumer level, we share the cost of conducting cooperative advertising in print and broadcast media in which various retailers feature our products in their advertisements. We also conduct various in-store marketing activities with our retailers, such as placing displays of our product line with an emphasis on related and coordinated clothing in highly visible locations and offering promotions geared to holidays such as Christmas and Father's Day. In fiscal 1997, we started direct consumer advertising in select markets featuring the Natural Issue, Grand Slam and Munsingwear brands through the placement of highly visible billboards, sponsorships, and special event advertising. We also established Web sites featuring our brands.


     The following table sets forth the principal brand names for our product categories at different levels of retail distribution.


                        PRODUCT CATEGORY
         RETAIL                           CASUAL
   DISTRIBUTION LEVEL                   SPORTSWEAR
 High End Specialty                        --
 Retailer, Golf Shops,
 Resorts

National Department     Crossings
 Stores                  Perry Ellis America(1)

 Chain Stores            Natural Issue
                         Alexander Martin/registered trademark/

 Regional Stores         Munsingwear
                         Lifestyle/registered trademark/

 Mass Merchandisers      Munsingwear
                         Classics/registered trademark/

 Urban Stores                              --

 Sporting Goods Stores                     --



         RETAIL                            GOLF                                    DRESS
   DISTRIBUTION LEVEL                   SPORTSWEAR                              SPORTSWEAR
 High End Specialty      Perry Ellis(1)                           Perry Ellis(1)
 Retailer, Golf Shops,   Ping
 Resorts                 Grand Slam Tour

 National Department     Grand Slam                               Andrew Feza
 Stores                                                           Perry Ellis(1)

 Chain Stores            Penguin Sport                            John Henry

 Regional Stores         Munsingwear Golf/registered trademark/   Corporate Gear/registered trademark/
                         Slammer/registered trademark/            Career Club/registered trademark/

 Mass Merchandisers      Munsingwear Golf                         etcetera/registered trademark/
                         Classics/registered trademark/           Manhattan

 Urban Stores                              --                                      --

 Sporting Goods Stores   Munsingwear                                               --



         RETAIL                        URBAN
   DISTRIBUTION LEVEL                SPORTSWEAR
 High End Specialty                     --
 Retailer, Golf Shops,
 Resorts

 National Department     PNB Nation
 Stores

 Chain Stores            Tipo's/registered trademark/

 Regional Stores                        --

 Mass Merchandisers      New Step/registered trademark/
                         Monte Fino/registered trademark/

 Urban Stores            PNB Nation

 Sporting Goods Stores   PNB Nation

----------------
(1) We are primarily a licensor for the Perry Ellis brand in the dress sportswear category.



     We believe that the PEI acquisition and the John Henry/Manhattan acquisition have provided us with additional nationally recognized brands which we can similarly leverage into additional sub-brands, geographic areas and distribution channels.



     We believe that customer service is a key factor in successfully marketing our apparel products and seek to provide retailers with a high level of customer service. We coordinate efforts with retailers to develop products meeting their specific needs using our design expertise and computer-aided design technology to offer custom-designed products. We also use our sourcing capabilities to produce and deliver products on a timely basis.


     Our in-house sales staff is responsible for retailer follow-up and support including monitoring prompt order fulfillment and timely delivery. We utilize an Electronic Data Interchange ("EDI") system for certain retailers in order to provide advance shipping notices, process orders and conduct billing operations. In addition, certain retailers use the EDI system to communicate their weekly inventory requirements per store to us electronically. We then fill those orders either by shipping directly to the individual stores or by sending shipments, individually packaged and bar-coded by store, to a retailer's centralized distribution center.

SOURCES OF SUPPLY



     We currently use independent contract foreign manufacturers to produce all of our products. We have 48 suppliers from countries in the Far East and other parts of Asia and 24 suppliers in Mexico and from countries in Central America. We believe that the use of numerous independent suppliers allows us to maximize production flexibility while avoiding significant capital expenditures and the costs of maintaining and operating production facilities. In connection with the John Henry/Manhattan acquisition, we assumed the lease for a shirt manufacturing facility in Mexico that expires in July 1999. In May 1999, we assigned the lease for the facility and sold certain manufacturing equipment to a non-affiliated party. See "Risk Factors--Acquisition and Integration Risks;" "--Dependence on Contract Manufacturing" and "--Dependence on Foreign Suppliers."



     We maintain offices in Beijing, Guangzhou, Seoul, Taipei and Mexico City. We also operate through independent agents based in Thailand, Hong Kong, Pakistan, Korea, Turkey, Indonesia, India and Sri Lanka to source our products in Asia and monitor production at contract manufacturing facilities in order to ensure quality control and timely delivery. Similar functions with respect to our Central American suppliers are performed by our personnel based in our Miami, Florida executive offices. We conduct periodic inspections of samples of each product prior to cutting by contractors, during the manufacturing process and prior to shipment. We also have full-time quality assurance inspectors in the Dominican Republic, Honduras, El Salvador, Guatemala and each of our overseas offices. Finished goods are generally shipped to our Miami, Florida facilities for repackaging and distribution to customers. Our return policy permits customers to return any defective products for credit. These returns were not material in any of the last three fiscal years.


     In order to assist with timely delivery of finished goods, we function as our own customs broker enabling us to prepare our own customs documentation and arrange for any inspections or other clearance procedures with the United States Customs Service. We are also a member of the United States Customs Automated Interface program, which permits us to clear our goods through United States Customs electronically, generally reducing the necessary clearance time to a matter of hours rather than days. See "Risk Factors--Imports and Import Restrictions."


LICENSING OPERATIONS


     For the past four years, we have been actively licensing the brands we own to third parties for various product categories. Licensing our brands enhances their image by increasing their distribution and visibility without requiring us to make a significant capital investment or incur significant operating expenses. As a result of this strategy, we have gained significant experience in identifying potential licensing opportunities and have established relationships with many active licensees.



     We are currently the licensor under approximately 40 license agreements for various products including outerwear, underwear, activewear and loungewear. Sales of licensed products by our licensees were approximately $78.7 million, $73.9 million and $67.7 million in fiscal 1999, 1998 and 1997, respectively. We received royalties from these sales and sign-up fees from new licenses of approximately $3.1 million, $4.0 million and $1.7 million in fiscal 1999, 1998 and 1997, respectively.


     The John Henry/Manhattan acquisition and the PEI acquisition give us access to significant additional licensing operations of nationally recognized brand names. As a result of these acquisitions and the overall growth of our licensing operations, we hired a new President of Licensing who is an experienced senior executive to oversee and manage these operations. See "Management."



     To maintain a brand's image, we closely monitor our licensees and pre-approve all products licensed. In evaluating a potential licensee, we consider the experience, financial stability, manufacturing performance and marketing ability of the proposed licensee. We also evaluate the marketability of the proposed products and their compatibility with products currently being marketed under that brand. We regularly monitor product design, development, merchandising and marketing and schedule meetings throughout the year with licensees to ensure quality, uniformity and consistency with our overall marketing, merchandising and design strategies. All of our licensees' products, advertising, promotional and packaging materials must be approved in advance by us.


     As part of our licensing strategy, we work with our licensees to further enhance the products, brand images and sales. We offer licensees marketing support and use our relationship with retailers to help them become more profitable.


     Our license agreements generally extend for a period of 3 to 5 years with options to renew prior to expiration for an additional multi-year period. A typical agreement requires that the licensee pay us the greater of a royalty based on a percentage of the licensee's net sales of the licensed products or a guaranteed minimum royalty that typically increases over the term of the agreement. Generally, licensees are required to spend a percentage of the net sales of licensed products on advertising and promotion of the licensed products.



THE PEI AND JOHN HENRY/MANHATTAN ACQUISITIONS


     THE PEI ACQUISITION. In January 1999, we agreed to buy PEI for approximately $74.6 million in cash, net of purchase price adjustments. We consummated the PEI acquisition in April 1999, concurrently with the consummation of the offering of the existing notes. PEI was a privately held company, which owns and licenses the Perry Ellis brand, currently one of the top selling brands in department stores in the United States. PEI is currently the licensor under 40 license agreements, primarily for various categories of men's wear, boys' wear and fragrances. The purchase of the Perry Ellis brand gives us a widely recognized brand in the market and will be our premier brand. On a pro forma basis, assuming that the acquisition of PEI was completed on February 1, 1998, our total revenues for fiscal 1999 would have been $240.6 million including approximately $5.8 million of net royalty revenue to PEI from licenses to Salant Corporation, which was in a Chapter 11 bankruptcy proceeding.


     Perry Ellis, who was an internationally-known designer, positioned his brand to be associated with quality, value and innovative designs and to appeal to high-income, status-conscious, 25-50 year-old men. His successors have maintained the brand's premier image into the 1990's as annual retail sales by the brand's 40 licensees in various product categories exceeded $900 million in 1998 (estimated based on PEI's royalty revenues and the average markup charged by retailers). PEI is currently one of the largest selling brands in department stores such as Dillards, Federated Department Stores, Saks Fifth Avenue and May's Department Stores at retail price points ranging from $39.99 to $99.99 for dress shirts.


     We intend to capitalize on Perry Ellis' image as a premier brand by seeking licensing opportunities in the product categories in which we currently do not have a large presence, such as women's wear and men's accessories, and into geographic areas that we believe are historically underrepresented by this brand, such as Europe and Asia. Currently, Perry Ellis branded products are principally sold in the men's wear, boys' wear and fragrance product categories and are sold mostly in the United States. We plan to apply the elements of our brand strategy to the Perry Ellis brand in order to strengthen it. We believe that our significant experience in identifying strong licensees and our current relationship with experienced licensees will enable us to capitalize on the various licensing opportunities for the Perry Ellis brand. We will also work with PEI's current licensees to further enhance the brand's image and generate greater licensing revenue.



     Although the Perry Ellis brand has international recognition, we perceive the brand to be underperforming in international markets such as Europe and Asia. We believe that our brand and licensing experience will enable us to capitalize on these international opportunities.



     JOHN HENRY/MANHATTAN ACQUISITION. In December 1998, we entered into an agreement to buy certain assets of the John Henry and Manhattan dress shirt business from Salant Corporation, which was in a Chapter 11 bankruptcy proceeding. On February 24, 1999, the bankruptcy court approved the purchase for $27.0 million plus the value of the existing dress shirt inventory (which was subsequently valued at approximately $17.2 million). The acquisition was completed on March 29, 1999. The assets purchased consist of the John Henry, Manhattan and Lady Manhattan trademarks and trade names, license agreements, certain manufacturing equipment and the existing dress shirt inventory. On March 29, 1999, Phillips-Van Heusen Corporation purchased the existing dress shirt inventory at our acquisition cost and licensed from us the John Henry and Manhattan brands for men's dress shirts. In connection with the acquisition, we assumed a lease for a shirt manufacturing facility located in Mexico which expires in July 1999. In May 1999 we assigned the lease for the facility and sold certain manufacturing equipment to a non-affiliated party.



     The acquisition price, net of the $1.0 million deposit we have paid and the proceeds from sale of the existing dress shirt inventory, was approximately $26.0 million and was financed with borrowings under our Senior Credit Facility.


     The licenses to Phillips-Van Heusen have an initial term of three years and Phillips-Van Heusen has options to renew the licenses for four additional terms of three years each. The minimum royalty for the first three years will be approximately $1.5 million for each of the John Henry and Manhattan licenses, and will increase by varying percentages in the 12 subsequent years. Phillips-Van Heusen is required to contribute $1.0 million to an overall $3.0 million advertising/marketing campaign for the first 18 months of the license term.


     In connection with the consummation of the John Henry/Manhattan acquisition, we paid Icahn Associates Corp., an affiliate of Carl Icahn, or its affiliates ("IAC"), a financial advisory fee consisting of $1.0 million in cash.



     Prior to consummation of the John Henry/Manhattan acquisition, we were a licensee for the John Henry brand name and are thus very familiar with the brand and its potential. The John Henry brand is highly recognizable, appealing to 25-55 year-old middle-income men and is a leading brand of men's dress casualwear at Sears Roebuck, one of our existing customers. The John Henry brand is one which consumers associate with quality and value.



     The Manhattan brand has a history in excess of 50 years. The brand appeals to 25-65 year-old low-income men and is a popular dress shirt at Wal-Mart and Kmart Corporation. It also has a strong presence in Asia and in other mass merchandisers such as Meijer. The brand has been positioned to be associated with value at a moderate price.


CUSTOMERS


     We sell merchandise to a broad spectrum of retailers, including chain stores, department stores, mass merchandisers and specialty stores. Our largest customers include Dayton Hudson, Sears Roebuck, Federated Department Stores, Kohl's, Wal-Mart and J.C. Penney. Net sales to our five largest customers aggregated approximately 48%, 47% and 54% of net sales in fiscal 1999, 1998 and 1997, respectively. For fiscal 1999, sales to Dayton Hudson, Sears Roebuck, and Federated Department Stores each accounted for approximately 15%, 10% and 10%, respectively, of net sales. For fiscal 1998, sales to Dayton Hudson and Sears Roebuck each accounted for approximately 12% and 13% of net sales, respectively. For fiscal 1997, sales to Kmart Corporation, J.C. Penney and Sears Roebuck each accounted for approximately 15%, 12% and 12%, respectively, of net sales. No other single customer accounted for more than 10% of net sales during such fiscal years. See "Risk Factors--Reliance on Key Customers."


SEASONALITY AND BACKLOG


     Our products were historically geared towards lighter weight products generally worn during the spring and summer months. We believe that this seasonality has been reduced with the introduction of fall, winter, and holiday merchandise. Our higher priced products generally tend to be less sensitive to economic conditions and the weather, as compared to our lower priced products. While the variation in our sales on a quarterly basis has narrowed, seasonality can be affected by a variety of factors, including the mix of advance and fill-in orders, the amounts of sales to different distribution levels and overall product mix between traditional and fashion merchandise. See "Risk Factors--Seasonality."


     We generally receive orders from our retailers approximately five to seven months prior to shipment. For approximately 80.0% of our sales, we have orders from our retailers before we place orders with our suppliers. A summary of the order and delivery cycle for our four primary selling seasons is illustrated below:


 MERCHANDISE SEASON     ADVANCE ORDER PERIOD     DELIVERY PERIOD TO RETAILERS
--------------------   ----------------------   -----------------------------
        Spring             June to August              January to March
        Summer            August to October             April and May
         Fall            November to January          July to September
        Holiday          February and March          October and November

     Sales and receivables are recorded when inventory is shipped, with payment terms generally 30 to 60 days from the date of shipment. At January 31, 1999, our backlog of orders for our products, all of which are expected to be shipped prior to September 1999, was approximately $99.6 million, compared to approximately $104.4 million at January 31, 1998.


COMPETITION


     The retail apparel industry is highly competitive and fragmented. Our competitors include numerous apparel designers, manufacturers, importers and licensors, many of which have greater financial and marketing resources than we do. We believe that the principal competitive factors in the industry are (1) timeliness, reliability and quality of services provided, (2) market share and visibility, (3) price, and (4) the ability to anticipate consumer demands and maintain appeal of products to customers.


     The level of competition and the nature of our competitors varies by product segment. We believe mass-market manufacturers are our main competitors in the less expensive segment of the market, and American and foreign designers and licensors are our main competitors in the more upscale segment of the market. We believe that our continued dedication to customer service, product assortment and quality control, as well as our selective pursuit of licensing and acquisition opportunities, directly addresses the competitive factors listed above in all market segments. To date, we have competed successfully, but there can be no guarantee that we will continue to do so in the future. See "Risk Factors--Competition."


TRADEMARKS


     We hold or have applied for U.S. trademarks for our most significant brand names. We may be subject to claims and suits against us, as well as the initiator of claims and suits against others, in the ordinary course of our business, including claims arising from the use of our trademarks. We do not believe that the resolution of any pending claims will have a material adverse affect on our business, financial condition, results of operations or cash flows.


EMPLOYEES


     We employed approximately 370 persons as of April 30, 1999. None of our employees are subject to a collective bargaining agreement and we believe that our employee relations are good.


FACILITIES


     Our administrative offices, warehouse and distribution facility are located in a 238,000 square foot leased facility in Miami which was built to our specifications and was completed in 1997. The facility is occupied pursuant to the Lease, which has an initial term expiring in 2003 and a minimum annual rental payment of approximately $1.1 million and a minimum contingent rental payment of $12.3 million if we do not renew the lease after the initial 5-year term. In March 1998, for purposes of potential future expansion, we purchased certain land adjacent to our facility from a non-affiliated third party for $1.1 million.


     We also lease 15,000 square feet of showrooms and offices in New York City pursuant to a 9-year lease with a non-affiliated third party expiring in December 2007.



     In connection with the PEI acquisition, we assumed a lease expiring in April 2004 on Perry Ellis International, Inc.'s New York City offices. We intend to integrate the New York operations of Perry Ellis International, Inc. into our existing New York City facility. In connection with the John Henry/ Manhattan acquisition, we assumed the lease for a shirt manufacturing facility located in Mexico expiring on July 31, 1999. In May 1999 we sold the facility to one of our suppliers for use in the production of our products.



     In order to monitor Far East production of our respective products, we maintain an office in Guangzhou and also lease offices jointly with Carfel in Beijing and Taipei.


LEGAL PROCEEDINGS


     We are subject to claims and suits against us, as well as the initiator of claims and suits against others, in the ordinary course of our business, including claims arising from the use of our trademarks. We do not believe that the resolution of any pending claims will have a material adverse affect on our business, financial condition, results of operations or prospects.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS


     Our directors and executive officers are as follows:



NAME                                AGE    POSITION
--------------------------------   -----   --------------------------------------------------
George Feldenkreis(1) ..........    63     Chairman of the Board and Chief Executive Officer
Oscar Feldenkreis ..............    39     President, Chief Operating Officer and Director
Neil S. Nackman ................    39     Chief Financial Officer
Joseph Roisman .................    53     Executive Vice President
Fanny Hanono ...................    38     Secretary-Treasurer
Allan Zwerner ..................    54     President of Licensing and Director
Ronald L. Buch .................    63     Director
Gary Dix(1) ....................    51     Director
Salomon Hanono .................    49     Director
Richard W. McEwen(2) ...........    78     Director
Leonard Miller(1)(2) ...........    69     Director


----------------
(1)  Member of Audit Committee.

(2) Member of Compensation Committee.



     GEORGE FELDENKREIS founded the Company in 1967. He has been involved in all aspects of its operations since that time and served as our President and a Director until February 1993, at which time he was elected Chairman of the Board and Chief Executive Officer. Mr. Feldenkreis is also a director, executive officer and principal shareholder of Carfel, an importer and distributor of automotive parts which he founded in 1961. He is Vice President of the Greater Miami Jewish Federation and is a trustee of the University of Miami.


     OSCAR FELDENKREIS was elected Vice President and a Director in 1979 and joined the Company on a full-time basis in 1980. Mr. Feldenkreis has been involved in all aspects of its operations since that time and was elected President and Chief Operating Officer in February 1993. Oscar Feldenkreis also serves as a director of Carfel but does not devote any of his working time to its affairs. He is also a board member of the Greater Miami Jewish Federation.


     NEIL S. NACKMAN was appointed Chief Financial Officer in June 1999. From 1995 to present, Mr. Nackman was Vice President of Finance at Nautica Enterprises, Inc. From 1992 to 1995, Mr. Nackman was an Audit and Consulting Partner at Grant Thornton, a national accounting firm.


     JOSEPH ROISMAN was appointed Executive Vice President of the Company in September 1995. Previously, Mr. Roisman, who has been employed by the Company since 1988, was Vice President, Sales.



     FANNY HANONO was elected Secretary-Treasurer in September 1990. Mrs. Hanono has been employed by Carfel since 1988 in various administrative positions, most recently as Vice President of Carfel. Since 1996, Mrs. Hanono has served as a board member of the Michael-Ann Russell Jewish Community Center.


     ALLAN ZWERNER was elected President of Licensing and a Director in April 1999. From September 1998 to present, Mr. Zwerner was Senior Vice President-General Merchandising Manager, Menswear at J. Crew Group, Inc. From March 12, 1982 to September 1998, Mr. Zwerner served in a number of executive positions at Federated Department Stores, Inc., most recently serving as Senior Vice President- General Merchandising Manager for Market and Product Development, Men's and Children's Clothing.



     RONALD L. BUCH was elected to our Board of Directors in January 1996. Prior to his retirement in 1995, Mr. Buch was employed by Kmart Corporation for over 39 years, most recently as Vice President and General Merchandise Manager.



     GARY DIX was elected to our Board of Directors in May 1993. Since February 1994, Mr. Dix, a certified public accountant, has been a partner at Mallah Furman & Company, P.A., an accounting firm in Miami, Florida. From 1979 to January 1994, Mr. Dix was a partner of Silver Dix & Hammer, P.A., another Miami accounting firm.


     SALOMON HANONO was elected to our Board of Directors in February 1993. Mr. Hanono has been employed by Carfel in various sales capacities since 1987 and currently is its Export Director, with overall responsibilities for Carfel's export sales. Mr. Hanono devotes substantially all of his working time to the affairs of Carfel.


     RICHARD W. MCEWEN was elected to our Board of Directors in September 1994. Mr. McEwen serves as a director of Wometco Enterprises, Inc. Prior to his retirement in 1985, Mr. McEwen was Chairman of the Board and Chief Executive Officer of Burdines, a division of Federated Department Stores, Inc.


     LEONARD MILLER was elected to our Board of Directors in May 1993. Mr. Miller has been Vice President and Secretary of Pasadena Homes, Inc., a home construction firm in Miami, Florida, since 1959.


     George Feldenkreis is the father of Oscar Feldenkreis and Fanny Hanono and the father-in-law of Salomon Hanono, Fanny Hanono's spouse. There are no other family relationships among our directors and executive officers.


     Our executive officers are elected annually by the Board of Directors and serve at the discretion of the Board of Directors.


     Our Articles of Incorporation were amended in 1998 to divide the Board of Directors into three approximately equal classes with staggered terms. Directors are elected for three-year terms and, in each case, until their successors are duly elected and qualified or until their earlier death, resignation or removal. Richard W. McEwen, Allan Zwerner and Oscar Feldenkreis hold office until the 2000 annual meeting of shareholders, Gary Dix, Leonard Miller and George Feldenkreis hold office until the 2001 annual meeting of shareholders and Ronald L. Buch and Salomon Hanono hold office until the 2002 annual meeting of shareholders.

COMPENSATION OF DIRECTORS


     During fiscal 1999, non-employee directors, with the exception of Salomon Hanono, were compensated at the rate of $1,500 per quarter and $500 for meetings of the Board of Directors or any committee thereof attended during a quarter, up to a maximum of $8,000 per annum. Effective April 23, 1999 the rate at which non-employee directors are compensated has been increased to $5,000 per quarter, and Mr. Hanono will receive cash compensation for his services as director. Directors are reimbursed for travel and lodging expenses in connection with their attendance at meetings. Directors are also entitled to receive options under the 1993 Plan and Directors' Plan. During fiscal 1999, each employee director was granted options to purchase 5,000 shares of Common Stock at an exercise price of $15.75 per share. In April 1999, each of non-employee director was granted options to purchase 10,000 shares of Common Stock at an exercise price of $8.81 per share. As of the date of this prospectus, the following options granted to non-employee directors were outstanding under the 1993 Plan and the Directors' Plan:


NAME OF OPTIONEE                NUMBER OF SHARES     EXERCISE PRICE($)     EXPIRATION DATE
----------------------------   ------------------   -------------------   ----------------
Ronald L. Buch .............         10,000                  8.81         April 22, 2009
                                      5,000                 15.75         May 7, 2008
Gary Dix ...................         10,000                  8.81         April 22, 2009
                                      5,000                 15.75         May 7, 2008
                                     11,250                  8.00         June 2, 2000
Richard W. McEwen ..........         10,000                  8.81         April 22, 2009
                                      5,000                 15.75         May 7, 2008
                                      7,500                  8.00         June 2, 2000
Leonard Miller .............         10,000                  8.81         April 22, 2009
                                      5,000                 15.75         May 7, 2008
                                     11,250                  8.00         June 2, 2000
Salomon Hanono .............         10,000                  8.81         April 22, 2009
                                      5,000                 15.75         May 7, 2008
                                     11,250                  8.00         June 2, 2000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     None

EXECUTIVE COMPENSATION


  SUMMARY COMPENSATION TABLE


     The following compensation table sets forth for fiscal 1999, fiscal 1998 and fiscal 1997, the cash and certain other compensation paid to the Chief Executive Officer ("CEO") and such other executive officers whose annual salary and bonus exceeded $100,000 during fiscal 1999 (together with the CEO, collectively, the "Named Executive Officers"):



                                                                                             LONG-TERM
                                                    ANNUAL COMPENSATION                 COMPENSATION AWARDS
                                           -------------------------------------   ------------------------------
                                                                                     SECURITIES
                                                                                     UNDERLYING       ALL OTHER
                                                             SALARY      BONUS      OPTION/SAR'S     COMPENSATION
NAME AND PRINCIPAL POSITION                 FISCAL YEAR       ($)         ($)            (#)            ($)(1)
----------------------------------------   -------------   ---------   ---------   --------------   -------------
George Feldenkreis                                1999     270,833       55,000       150,000            9,615
 Chairman and CEO                                 1998     125,000      100,000            --            4,750
                                                  1997     120,000       50,000            --              500
Oscar Feldenkreis                                 1999     373,000      470,000        55,000           19,542
 President and Chief Operating Officer            1998     350,000      460,000            --            4,750
                                                  1997     350,000      450,000            --              500
Joseph Roisman                                    1999     152,000       15,000         3,000            1,109
 Executive Vice President                         1998     147,000       21,000            --            4,750
                                                  1997     140,000       10,000            --              500

----------------
(1) The dollar amount represents Company contributions for the Named Executive Officer under the Company's 401(k) plan and Company payments for leased vehicles.


  EMPLOYMENT AGREEMENTS



     We have an employment agreement with Oscar Feldenkreis, the President and Chief Operating Officer, which was renewed in May 1998 for a two-year period. In connection with the renewal of the employment agreement, Mr. Feldenkreis was granted ten-year options under the 1993 Plan to purchase a total of 55,000 shares of Common Stock at an exercise price of $15.75 per share. The employment agreement provides for an annual salary of $350,000, subject to annual cost-of-living increases, and an annual bonus as may be determined by the Compensation Committee in its discretion, up to a maximum of $500,000. In April 1999, the Compensation Committee increased Mr. Feldenkreis' annual salary to $370,000 and adjusted his annual bonus to be based on the greater of $470,000 or 4% of the Company's pre tax income. The Compensation Committee also granted him ten-year options under the 1993 Plan to purchase a total of 100,000 shares of Common Stock at an exercise price of $8.81 per share, subject to the approval by the shareholders at the 1999 annual meeting of shareholders. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with us for one year after termination of his employment for any reason except our termination of Mr. Feldenkreis without cause. Upon termination of the employment agreement by reason of his death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year's salary plus a bonus as may be determined by the Compensation Committee in its discretion.


     We also have an employment agreement with George Feldenkreis, the Chairman of the Board and CEO, which was renewed in May 1998 for a two-year period. In connection with the renewal of the employment agreement, Mr. Feldenkreis was granted options under the 1993 Plan to purchase a total of 150,000 shares of Common Stock at an exercise price of $15.75 per share, subject to the approval by the shareholders at the 1999 annual meeting of shareholders. The employment agreement provides for an annual salary of $375,000, subject to annual cost-of-living increases, and an annual bonus as may be determined by the Compensation Committee in its discretion, up to a maximum of

$250,000. George Feldenkreis' employment agreement contains termination and non-competition provisions similar to those set forth in Oscar Feldenkreis' agreement. In April 1999, the Compensation Committee increased Mr. Feldenkreis' annual salary to $400,000 and granted him ten-year options under the 1993 Plan to purchase a total of 250,000 shares of Common Stock at an exercise price of $8.81 per share.



     We are also party to an employment agreement with Allan Zwerner, the President of Licensing, effective April 1999 and expiring in April 2002. Pursuant to the employment agreement, Mr. Zwerner was granted options under the 1993 Plan to purchase a total of 25,000 shares of Common Stock vesting over a three year period and at an exercise price equal to $8.81 per share. The employment agreement provides for an annual salary of $350,000, subject to annual cost of living increases and an annual performance bonus up to a maximum of $175,000. The employment agreement prohibits Mr. Zwerner from directly or indirectly competing with us for two years after termination of his employment for any reason.


     We are also party to an employment agreement with Neil S. Nackman, our Chief Financial Officer, effective June 10, 1999 and expiring January 31, 2001. Pursuant to the employment agreement, Mr. Nackman was granted options under the 1993 Plan to purchase a total of 30,000 shares of Common Stock vesting over a three year period and at an exercise price equal to 10.75 per share. In addition, in the event Mr. Nackman is employed with us on January 31, 2001 Mr. Nackman will be granted options under the 1993 Plan to purchase total of 20,000 shares of Common Stock vesting over a three year period and at an exercise price equal to the fair market value of the Common Stock on January 31, 2001. The employment agreement provides for an annual salary of $244,400 and provides for a guaranteed bonus of $20,000 on each of January 31, 2000 and January 31, 2001 provided he is still employed on those dates. The employment agreement prohibits Mr. Nackman from directly or indirectly competing with us for one year after termination of his employment for any reason.



  OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information concerning individual grants of options made during fiscal 1999 to any of the Named Executive Officers.



                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE OF ASSUMED
                                                                                           ANNUAL RATES OF
                                 NUMBER OF     % OF TOTAL                                    STOCK PRICE
                                  SHARES         OPTIONS                                   APPRECIATION FOR
                                UNDERLYING     GRANTED TO     EXERCISE                       OPTION TERMS
                                  OPTIONS       EMPLOYEES     OR BASE                           ($)(1)
                                  GRANTED       IN FISCAL      PRICE      EXPIRATION   ------------------------
                                  (#)(1)          YEAR         ($/SH)        DATE           5%           10%
                               ------------   ------------   ---------   -----------   -----------   ----------
George Feldenkreis .........     150,000           38.8         15.75       5/07/08     1,485,764    3,765,217
Oscar Feldenkreis ..........      55,000           14.2         15.75       5/07/08       544,780    1,380,579
Joseph Roisman .............       3,000            0.8         10.00       5/04/03         8,288    18,315

----------------

(1) Based upon the exercise price, which was equal to the fair market on the date of grant, and annual appreciation at the rate stated on such price through the expiration date of the options. Amounts represented hypothetical gains that could be achieved for the options if exercised at the end of the term. The assumed 5% and 10% rates of stock price appreciation are provided in accordance with the rules of the Securities and Exchange Commission (the "Commission") and do not represent the Company's estimate or projection of the future stock price. Actual gains, if any, are contingent upon the continued employment of the Named Executive Officer through the expiration date, as well as being dependent upon the general performance of the Common Stock. The potential realizable values have not taken into account amounts required to be paid for federal income taxes.

  STOCK OPTIONS HELD AT END OF FISCAL 1999


     The following table indicates the total number and value of exercisable and unexercisable stock options held by each of the Named Executive Officers as of January 31, 1999. No options to purchase stock were exercised by any of the Named Executive Officers in fiscal 1999.



                                    NUMBER OF SECURITIES               VALUE OF UNEXERCISED
                                   UNDERLYING UNEXERCISED                  IN-THE-MONEY
                                OPTIONS AT FISCAL YEAR-END(#)      OPTIONS AT FISCAL YEAR-END($)
                               -------------------------------   ---------------------------------
NAME                            EXERCISABLE     UNEXERCISABLE     EXERCISABLE(1)     UNEXERCISABLE
----------------------------   -------------   ---------------   ----------------   --------------
George Feldenkreis .........      150,000               0              37,500                0
Oscar Feldenkreis ..........      100,000               0             354,400                0
Joseph Roisman .............       12,000           2,500              98,213           13,500

----------------
(1) Based on the Nasdaq National Market last sales price for the Company's Common Stock on January 29, 1999 in the amount of $16.00 per share.


  1993 STOCK OPTION PLAN


     The purpose of the 1993 Plan is to advance our interests by providing an additional incentive to attract and retain qualified persons as employees, directors and consultants upon whose efforts and judgment our success is largely dependent, through the encouragement of stock ownership in us by such persons.


     The 1993 Plan provides for the issuance of incentive stock options ("Incentive Stock Options") and nonqualified stock options ("Nonqualified Stock Options"). An Incentive Stock Option is an option to purchase Common Stock that meets the definition of "incentive stock option" set forth in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). A Nonqualified Stock Option is an option to purchase Common Stock that meets certain requirements in the 1993 Plan but does not meet the definition of an "incentive stock option" set forth in Section 422 of the Code. Nonqualified Stock Options and Incentive Stock Options are sometimes referred to herein as "options."



     The number of shares of Common Stock that may be issued pursuant to options granted under the 1993 Plan is 900,000. Our Board of Directors has approved the amendment of the 1993 Plan, subject to shareholder approval at the annual meeting of shareholders to be held on June 11, 1999, to increase the number of shares of common stock that may be issued pursuant to options granted under the 1993 Plan from 900,000 to 1,500,000. If any option granted pursuant to the 1993 Plan terminates, expires, or is canceled or surrendered, in whole or in part, shares subject to the unexercised portion may again be issued pursuant to the exercise of options granted under the 1993 Plan. The shares acquired upon exercise of options granted under the 1993 Plan are authorized and unissued shares of Common Stock. Our shareholders will not have any preemptive rights to purchase or subscribe for the shares reserved for issuance under the 1993 Plan.



     The 1993 Plan is administered by the Compensation Committee. The Compensation Committee has the right to determine, among other things, the persons to whom options are granted, the number of shares of Common Stock subject to options, the exercise price of options and the terms thereof.


     As of April 30, 1999, options to purchase a total 1,141,500 shares of Common Stock had been granted pursuant to the 1993 Plan, 147,875 of which have been exercised and 997,000 of which are outstanding (of which 820,187 options are exercisable). Outstanding options, which are held by approximately 53 persons, are exercisable through various expiration dates from 1999 to 2009.

                            PRINCIPAL SHAREHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this prospectus, by (i) each of the shareholders of the Company who is known by the Company to own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each Named Executive Officer and (iv) all directors and executive officers of the Company as a group.




                                                NUMBER OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)(2)        SHARES      % OF CLASS OUTSTANDING
--------------------------------------------   -----------   -----------------------
George Feldenkreis(3) ......................    1,988,153               27.9
Oscar Feldenkreis(4) .......................    1,408,188               20.3
Fanny Hanono(5) ............................      399,858                6.0
Salomon Hanono(5)(6) .......................      426,108                6.3
Carfel, Inc.(7) ............................      361,525                5.4
Joseph Roisman(8) ..........................       13,500                 *
Allan Zwerner(9) ...........................            0                 *
Ronald Buch(10) ............................       15,750                 *
Gary Dix(11) ...............................       31,800                 *
Richard W. McEwen(12) ......................       24,750                 *
Leonard Miller(13) .........................       65,250                 *
FMR Corporation ............................      872,500               13.0
 82 Devonshire Street
 Boston, Massachusetts 02109(14)
The Kaufmann Funds, Inc. ...................      450,000               13.0
 140 East 45th Street, 43rd Floor
 New York, New York 10017(15)
All directors and executive officers as
 a group (10 persons)(16) ..................    3,803,699               51.0


----------------
Less than 1%

 (1) Except as otherwise indicated, the address of each beneficial owner is c/o Perry Ellis International, Inc., 3000 N.W. 107th Avenue, Miami, Florida 33172.

 (2) Except as otherwise indicated, we believe that all beneficial owners named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.
 (3) Represents (a) 1,141,728 shares of Common Stock held by George Feldenkreis, (b) 400,000 shares of Common Stock issuable upon the exercise of stock options held by George Feldenkreis, (c) 361,525 shares of Common Stock held by Carfel, Inc. ("Carfel") of which company Mr. Feldenkreis is a director, executive officer and principal shareholder and (d) 84,900 shares of Common Stock held by a charitable foundation of which George Feldenkreis, Oscar Feldenkreis and Fanny Hanono are each directors and officers (the "Foundation").
 (4) Represents (a) 1,122,288 shares of Common Stock held by a limited partnership of which Oscar Feldenkreis is the sole shareholder of the general partner and the sole limited partner, (b) 1,000 shares of Common Stock held by Mr. Feldenkreis directly, (c) 200,000 shares of Common Stock issuable upon the exercise of stock options held by Oscar Feldenkreis and
     (d) 84,900 shares held by the Foundation.
 (5) Represents (a) 314,958 shares of Common Stock held by a limited partnership of which Fanny Hanono is the sole shareholder of the general partner and the sole limited partner and (b) 84,900 shares held by the Foundation. Fanny Hanono and Salomon Hanono are husband and wife.
 (6) Also includes 26,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Hanono.
 (7) The shares of Common Stock held by Carfel are pledged to a bank to secure Carfel's credit facility.

 (8) Represents (a) 1,500 shares of Common Stock held by Mr. Roisman and (b) 12,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Roisman.
(9) Does not include unvested stock options to acquire 25,000 shares of Common Stock held by Mr. Zwerner. Mr. Zwerner joined the Company as President of Licensing and a director in April 1999.
(10) Represents (a) 750 shares of Common Stock held by Mr. Buch and (b) 15,000 shares of Common Stock issuable upon the exercise of stock options held by Mr. Buch.
(11) Represents (a) 3,000 shares of Common Stock held by Mr. Dix, (b) 1,800 shares of Common Stock held in trust for his children, (c) 750 shares held in an individual retirement account and (d) 26,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Dix.
(12) Represents (a) 2,250 shares of Common Stock held by Mr. McEwen and (b) 22,500 shares of Common Stock issuable upon the exercise of stock options held by Mr. McEwen.

(13) Represents (a) 39,000 shares of Common Stock held by Mr. Miller and (b) 26,250 shares of Common Stock issuable upon the exercise of stock options held by Mr. Miller.
(14) Based solely on information contained in an amendment to Schedule 13G dated December 30, 1998 filed with the Commission. 380,000 of these shares of Common Stock are owned by Fidelity Capital Appreciation Fund, a wholly-owned subsidiary of FMR Corporation.
(15) Based solely on information contained in Schedule 13G dated December 31, 1996 filed with the Commission.
(16) Includes the shares of Common Stock and options to purchase shares of Common Stock described in notes (3) through (6), (8) and (10) through
     (13).



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


LEASE AGREEMENTS



     See "Business--Facilities" with respect to certain facilities leased jointly by the Company and Carfel.



     Prior to the consolidation of our administrative offices and warehouse and distribution facilities, we occupied the following properties from affiliated parties.



     We lease an approximately 16,900 square foot building in Miami, Florida which housed our executive offices. The space is leased from George Feldenkreis, the Company's Chairman of the Board, pursuant to a lease which expires in December 2000. The annual rental for the office facility is approximately $128,000. We will continue to pay rent on this facility until the expiration of the lease or until the lease of the facility to another party.



     We also leased an approximately 49,000 square foot warehouse/office building adjacent to our former executive offices from George Feldenkreis pursuant to a lease which expired in April 1998. Fiscal 1999 rental for this facility was approximately $282,000. In January 1999, we vacated this building.



     We also lease an approximately 32,000 square foot warehouse and approximately 16,900 square feet of office space from a partnership of which Mr. Feldenkreis is a general partner. This warehouse was leased pursuant to a lease which expired in June 1998. Fiscal 1999 rental for this facility was approximately $136,000. This facility is currently being leased on a month-to-month basis for a monthly rental of $11,333.


LICENSING AGREEMENTS



     In January 1995, we entered into a license agreement ("Isaco License Agreement") with Isaco International, Inc. ("Isaco"), pursuant to which Isaco was granted an exclusive license to use the Natural Issue brand in the United States and its territories and possessions to market a line of men's underwear and loungewear. In June 1998, the Company and Isaco extended the Isaco License Agreement for an additional year at a guaranteed minimum royalty of $137,500. Royalty income earned from Isaco License Agreement amounted to approximately $298,000, $296,000 and $243,000 for fiscal 1999, 1998 and 1997, respectively.
The principal shareholder of Isaco is Isaac Zelcer, who is Oscar Feldenkreis' father-in-law.



     In January 1998, we entered into two additional three-year license agreements with Isaco for use of the Natural Issue brand in the United States and its territories and possessions to market lines of hosiery and neckwear. The license agreement for neckwear provides for a guaranteed minimum annual royalty of $15,000 and the license agreement for hosiery provides for a guaranteed minimum annual royalty of $25,000 during the first year, increasing by $5,000 in each subsequent year.


PURCHASE OF EXISTING NOTES


     In connection with the offering of the existing notes, Carfel purchased $5,000,000 aggregate principal of existing notes. Carfel will not participate in the exchange offer and has agreed not to sell the existing notes except pursuant to a shelf registration statement and not before September 13, 1999.

     The Company believes that its arrangements with George Feldenkreis, Carfel and Isaco are on terms at least as favorable as the Company could secure from a non-affiliated third party.



                       DESCRIPTION OF OTHER INDEBTEDNESS


SENIOR CREDIT FACILITY


     Our Senior Credit Facility, as amended as of March 26, 1999, with NationsBank, N.A. ("NationsBank"), as agent for a syndicate of lenders (the "Senior Lenders"), provided us with (a) a revolving credit facility of up to an aggregate amount of $75.0 million (the "Revolver") and (b) a term loan in the aggregate amount of $25.0 million (the "Term Loan"). As required by the Senior Credit Facility, we applied $10.0 million of the net proceeds from the offering of the existing notes to reduce the principal amount of the Term Loan to $15.0 million. The amended agreement expires in October 2002 and the indebtedness will rank ahead of the notes. The following is a description of the terms of the amended agreement and does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the amended Senior Credit Facility.



     BORROWING BASE. Borrowings under the Revolver will not be permitted to exceed the sum of (a) 85.0% of our eligible accounts receivable plus (b) 90.0% of our eligible factored accounts receivables plus (c) 60.0% of our eligible inventory minus (d) the full amount of all outstanding letters of credit issued pursuant to the Senior Credit Facility which are not fully secured by cash collateral.



     The maximum amount of borrowing under the Senior Credit Facility attributable to (i) eligible factored accounts receivable is $20.0 million, and
(ii) eligible inventory is $30.0 million.



     INTEREST. Interest on the principal balance outstanding under the Revolver shall accrue, at our option, at either (a) NationsBank's prime lending rate plus 0.50% with adjustments depending upon our ratio of indebtedness to EBITDA at the time of borrowing or (b) 2.50% above the rate quoted by NationsBank as the average London interbank offered rate for 1, 2, 3 and 6-month Eurodollar deposits with adjustments depending upon our ratio of indebtedness to EBITDA at the time of the borrowing. Interest on the Term Loan is 25 basis points higher than that on the Revolver and the Term Loan provides for quarterly payments of principal, each in the amount of $1,250,000 beginning in July 1999.



     SECURITY. As security for the indebtedness under the amended Senior Credit Facility, we granted the Senior Lenders a first priority security interest in substantially all of our existing and future assets, whether tangible or intangible, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles, intellectual property and equipment.


     GUARANTEES. All of our subsidiaries guaranteed the indebtedness under the amended Senior Credit Facility.



     CERTAIN COVENANTS. In addition to customary covenants, the amended Senior Credit Facility contains various restrictive financial and other covenants including, without limitation, (a) prohibitions on the incurrence of additional indebtedness or guarantees, (b) restrictions on the creation of additional liens, (c) certain limitations on dividends and distributions or capital expenditures by us, (d) restrictions on mergers or consolidations, sales of assets, investments and transactions with affiliates, (e) a requirement that we hire a chief financial officer reasonably acceptable to the Senior Lenders prior to December 21, 1999 and (f) certain financial maintenance tests. Such financial maintenance tests, include, among others (i) a maximum funded indebtedness to EBITDA ratio (measured for the prior four fiscal quarters) of
(1) 5.5 to 1 as of any fiscal quarter end on or prior to January 30, 2000, (2)
5.0 to 1 as of any fiscal quarter end on or after January 31, 2000 but on or prior to January 30, 2001, (3) 4.5 to 1 as of any fiscal quarter end on or after January 31, 2001 but on or prior to January 30, 2002, or (4) 3.5 to 1 as of any fiscal quarter end thereafter; (ii) a minimum current ratio of 1.2 to 1 at the end of any fiscal quarter; (iii) a minimum fixed charge coverage ratio (measured for the prior four fiscal quarters) of 1.2 to 1 at the end of any fiscal quarter; and (iv) a minimum net worth of $64.0 million and increasing annually by $5.0 million on January 31 of each year.


     EVENTS OF DEFAULT. The events of default under the amended Senior Credit Facility are customary for facilities of such nature and will include payment and non-payment defaults and certain events of bankruptcy or insolvency.


OTHER DEBT


     THE LEASE. The Lease has an initial term expiring in August 2002, an annual rental obligation of approximately $1.1 million and an obligation to pay an additional $12.3 million at the termination of the initial term. The Lease was entered into with a group of financial institutions to finance our new office and warehouse facility. The financial institutions assumed our obligation to purchase the facility and, in turn, leased the facility to us. The obligations under the Lease are secured by a security interest in substantially all our existing and future assets, whether tangible or intangible, including, without limitation, accounts receivable, inventory deposit accounts, general intangibles, intellectual property and equipment.



     In addition to customary covenants the Lease contains various restrictive financial and other covenants including, without limitation, (a) prohibitions on the incurrence of additional indebtedness or guarantees, (b) restrictions on the creation of additional liens, (c) certain limitations on dividends and distributions or capital expenditures by us, (d) restrictions on mergers or consolidations, sales of assets, investments and transactions with affiliates,
(e) a requirement that we hire a chief financial officer reasonably acceptable to the Senior Lenders prior to December 21, 1999 and (f) certain financial maintenance tests. Such financial maintenance tests, include, among others (i) a maximum funded indebtedness to EBITDA ratio (measured for the prior four fiscal quarters) of (1) 5.5 to 1 as of any fiscal quarter end on or prior to January 30, 2000, (2) 5.0 to 1 as of any fiscal quarter end on or after January 31, 2000 but on or prior to January 30, 2001, (3) 4.5 to 1 as of any fiscal quarter end on or after January 31, 2001 but on or prior to January 30, 2002, or (4) 3.5 to 1 as of any fiscal quarter end thereafter; (ii) a minimum current ratio of 1.2 to 1 at the end of any fiscal quarter; (iii) a minimum fixed charge coverage ratio (measured for the prior four fiscal quarters) of 1.2 to 1 at the end of any fiscal quarter; and (iv) a minimum net worth of $64.0 million and increasing annually by $5.0 million on January 31 of each year, (v) a maximum principal amount outstanding under the Senior Credit Facility (as determined by the amount of eligible receivables and inventory).



     LETTER OF CREDIT FACILITIES. We maintain three letter of credit facilities totaling $60.0 million. Each letter of credit facility is secured by the consignment of merchandise in transit under such letter of credit. Indebtedness under these facilities bears interest at variable rates approximately equal to the lenders' specified base lending rates less 1.0% annually. One letter of credit facility expires in July 1999 and the other two facilities, aggregating $15.0 million, have perpetual terms.

                           DESCRIPTION OF THE NOTES


     The exchange notes will be issued and the existing notes were issued under an indenture (the "Indenture") among the Company, as issuer, each of the Guarantors, as guarantors, and State Street Bank and Trust Company, as trustee (the "Trustee"). Upon the issuance of the exchange notes, if any, or the effectiveness of the shelf registration statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). References to the Notes include the exchange notes unless the context otherwise requires.


     The following summary of certain provisions of the Indenture and does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."


GENERAL


     The Notes will mature on April 1, 2006, will be initially limited to $100,000,000 aggregate principal amount and will be unsecured senior subordinated obligations of the Company.


     Each Note will bear interest at the rate of 12 1/4 from April 6, 1999 or from the most recent interest payment date to which interest has been paid or duly provided for, payable in cash on October 1, 1999 and semiannually thereafter on April 1 and October 1 in each year until the principal thereof is paid or duly provided for to the Person in whose name the Note (or any predecessor Note) is registered at the close of business on the March 15 or September 15 next preceding such interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.


     Principal of, premium, if any, and interest on the Notes will be payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company in The City of New York maintained for such purposes (which initially will be the corporate trust office of the Trustee); PROVIDED, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear on the security register. See "--Book Entry; Delivery and Form."


     The Notes will be issued only in fully registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.


     Pursuant to a registration rights agreement entered into in connection with the offering of the existing notes, the Company and the Guarantors agreed for the benefit of the holders of the existing notes, at the Company's and the Guarantors' cost, to effect a registered exchange offer under the Securities Act to exchange the existing notes for exchange notes, which will have terms identical in all material respects to the exchange notes (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases) and in certain circumstances to register the Notes for resale under the Securities Act through the shelf registration statement. The failure to consummate the exchange offer or to register the Notes for resale under the shelf registration statement may result in the Company paying additional interest on the Notes.


     Subject to the covenants described below under "--Certain Covenants" and applicable law, the Company may issue additional Notes (the "Additional Notes") under the Indenture, PROVIDED that the aggregate principal amount of all Notes issued under the Indenture does not exceed $125,000,000. The


     Notes offered hereby and any Additional Notes subsequently issued would be treated as a single class for all purposes under the Indenture.

REDEMPTION


     OPTIONAL REDEMPTION. The Notes will be redeemable at the option of the Company, as a whole or from time to time in part, at any time on or after April 1, 2003 at the redemption prices (expressed as percentages of principal amount) set forth below, together with accrued interest, if any, to the date of redemption, if redeemed during the 12-month period beginning on April 1 of the years indicated below (subject to the right of holders of record on relevant record dates to receive interest due on an interest payment date):


YEAR                             REDEMPTION PRICE
-----------------------------   -----------------
2003 ........................         106.125%
2004 ........................         103.063%
2005 and thereafter .........         100.000%

     In addition, at any time or from time to time before April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the Notes (including the principal amount of any Additional Notes) within 60 days of one or more Public Equity Offerings with the net proceeds of such offering at a redemption price equal to 112.25% of the principal amount thereof, together with accrued interest, if any, to the date of redemption (subject to the right of holders of record on relevant record dates to receive interest due on relevant interest payment dates); PROVIDED that, after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes initially issued (including the principal amount of any Additional Notes) remains outstanding.


     MANDATORY REDEMPTION. Following the occurrence of a Change in Control, the Company will be required to make an offer to purchase all outstanding Notes at a price of 101% of the principal amount thereof (determined at the date of purchase), plus accrued interest thereon, if any, to the date of purchase, and, upon the occurrence of an Asset Sale, the Company may be obligated to make an offer to purchase all or a portion of the outstanding Notes at a price of 100% of the principal amount thereof (determined at the date of purchase), plus accrued interest, if any, to the date of purchase. See "--Certain Covenants--PURCHASE OF NOTES UPON A CHANGE IN CONTROL" and "--LIMITATION ON SALE OF ASSETS," respectively.


     SELECTION; EFFECT OF REDEMPTION NOTICE. If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected by the Trustee in compliance with the requirements of the principal national security exchange, if any, on which the Notes are listed, or if the Notes are not so listed, by such method as the Trustee will deem fair and appropriate; provided that no such partial redemption will reduce the principal amount of a Note not redeemed to less than $1,000; PROVIDED FURTHER that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of DTC or any other depositary). Notice of redemption will be sent by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption, unless the Company defaults in the payment of the redemption price.


SINKING FUND


     The Notes will not be entitled to the benefit of any sinking fund.


RANKING


     The payment of the principal of, premium, if any, and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment of all Senior Indebtedness whether outstanding on the date of the Indenture or thereafter incurred.


     In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or to its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company (except in connection with the consolidation or merger of the Company or its liquidation or dissolution following the conveyance, transfer or lease of its properties and assets substantially as an entirety upon the terms and conditions described under "Consolidation, Merger and Sale of Assets" below), the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents or in any other form acceptable to each holder of Senior Indebtedness, or provision shall be made for such payment in full, before the holders of Notes will be entitled to receive any payment or distribution of any kind or character (other than any payment or distribution in the form of equity securities or subordinated securities of the Company or any successor obligor that, in the case of any such subordinated securities, are subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding to at least the same extent as the Notes are so subordinated (such equity securities or subordinated securities hereinafter being "Permitted Junior Securities") and any payment made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee) on account of principal of, or premium, if any, or interest on the Notes or on account of the purchase or redemption or other acquisition of Notes.


     No payment or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities and payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee), may be made by or on behalf of the Company on account of principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes upon the occurrence of any default in payment (whether at stated maturity, upon scheduled installment, by acceleration or otherwise) of principal of, premium, if any, or interest on Designated Senior Indebtedness (as defined below) (a "Payment Default") until such Payment Default shall have been cured or waived or shall have ceased to exist or such Designated Senior Indebtedness shall have been discharged or paid in full, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments.


     No payment or distribution of any assets of the Company of any kind or character, whether in cash, property or securities (other than Permitted Junior Securities and payments made pursuant to the provisions described under "--Defeasance or Covenant Defeasance of Indenture" from monies or U.S. Government Obligations previously deposited with the Trustee), may be made by or on behalf of the Company on account of principal of, premium, if any, or interest on the Notes or on account of the purchase, redemption or other acquisition of Notes for the period specified below (a "Payment Blockage Period") upon the occurrence of any default or event of default with respect to any Designated Senior Indebtedness other than any Payment Default pursuant to which the maturity thereof may be accelerated (a "Non-Payment Default") and receipt by the Trustee of written notice thereof from the trustee or other representative of holders of Designated Senior Indebtedness.


     The Payment Blockage Period will commence upon the date of receipt by the Trustee of written notice from the trustee or such other representative of the holders of Designated Senior Indebtedness in respect of which the Non-Payment Default exists and shall end on the earliest of (i) 179 days thereafter (provided that any Designated Senior Indebtedness as to which notice was given shall not theretofore have been accelerated), (ii) the date on which such Non-Payment Default is cured, waived or ceases to exist or such Designated Senior Indebtedness is discharged or paid in full or (iii) the date on which such Payment Blockage Period shall have been terminated by written notice to the Trustee or the Company from the trustee or such other representative initiating such Payment Blockage Period, after which the Company will resume making any and all required payments in respect of the Notes, including any missed payments. In any event, not more than one Payment Blockage Period may be commenced during any period of 360 consecutive days, and there must be a period of at least 181 consecutive days in each period of 360 consecutive days when no Payment Blockage Period is in effect. No event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period will be, or can be made, the basis for the commencement of a subsequent Payment Blockage Period, unless such default has been cured or waived for a period of not less than 90 consecutive days subsequent to the commencement of such initial Payment Blockage Period.


     In the event that, notwithstanding the provisions of the preceding four paragraphs, any payment shall be made to the Trustee (and not paid over to the holders of the Notes) which is prohibited by such provisions, then and in such event such payment shall be paid over and delivered by the Trustee to the trustee and any other representative of holders of Designated Senior Indebtedness, as their interests may appear, for application to Designated Senior Indebtedness. After all Senior Indebtedness is paid in full and until the Notes are paid in full, holders of the Notes shall be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the holders of the Notes have been applied to the payment of Senior Indebtedness.


     Failure by the Company to make any required payment in respect of the Notes when due or within any applicable grace period, whether or not occurring during a Payment Blockage Period, will result in an Event of Default and, thereafter, holders of the Notes will have the right to accelerate the maturity thereof. See "--Events of Default."


     By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency of the Company, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the holders of the Notes, and assets which would otherwise be available to pay obligations in respect of the Notes will be available only after all Senior Indebtedness has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes.


     Each Subsidiary Guarantee will be an unsecured senior subordinated obligation of the respective Guarantor issuing such Subsidiary Guarantee, ranking pari passu with all other existing and future senior subordinated indebtedness of such Guarantor, if any. The Indebtedness evidenced by each such Subsidiary Guarantee will be subordinated on the same basis to the Guarantor Senior Indebtedness as the Notes are subordinated to Senior Indebtedness.


     "Senior Indebtedness" means (i) all obligations of the Company, now or hereafter existing, under or in respect of the Senior Credit Facility and the Letter of Credit Facilities, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against the Company under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including any fees, premiums, expenses and indemnities) and (ii) the principal of, premium, if any, and interest on all other Indebtedness of the Company (other than the Notes and any Additional Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Notwithstanding the foregoing, "Senior Indebtedness" shall not include (i) Indebtedness evidenced by the Notes or any Additional Notes, (ii) Indebtedness of the Company that is expressly subordinated in right of payment to any Senior Indebtedness of the Company or the Notes, (iii) Indebtedness of the Company that by operation of law is subordinate to any general unsecured obligations of the Company, (iv) Indebtedness of the Company to the extent incurred in violation of any covenant prohibiting the incurrence of Indebtedness under the Indenture, (v) any liability for federal, state or local taxes or other taxes, owed or owing by the Company, (vi) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade account payables or other current liabilities (other than any current liabilities owing under the Senior Credit Facility, or the current portion of long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (vi)), (vii) amounts owed by the Company for compensation to employees or for services rendered to the Company, (viii) Indebtedness of the Company to any Subsidiary or any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (ix) Redeemable Capital Stock of the Company, (x) amounts owing under leases and (xi) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to the Company or any Restricted Subsidiary.


     "Designated Senior Indebtedness" means (i) all Senior Indebtedness under the Senior Credit Facility and the Hamilton Bank Letter of Credit Facility, and
(ii) any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding of at least $25 million and that has been specifically designated in the instrument evidencing such Senior Indebtedness as "Designated Senior Indebtedness."


     "Guarantor Senior Indebtedness" means, with respect to any Guarantor, (i) all obligations of such Guarantor, now or hereafter existing, under or in respect of the Senior Credit Facility and the Letter of Credit Facilities, whether for principal, premium, if any, interest (including interest accruing after the filing of, or which would have accrued but for the filing of, a petition by or against such Guarantor under Bankruptcy Law, whether or not such interest is allowed as a claim after such filing in any proceeding under such law) and other amounts due in connection therewith (including any fees, premiums, expenses and indemnities) and (ii) the principal of, premium, if any, and interest on all other Indebtedness of such Guarantor (other than the Subsidiary Guarantee issued by such Guarantor or any guarantee by such Guarantor of Additional Notes), whether outstanding on the date of the Indenture or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such indebtedness shall not be senior in right of payment to such Subsidiary Guarantee. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" of a Guarantor shall not include (i) Indebtedness evidenced by the Subsidiary Guarantee of such Guarantor or any guarantee by such Guarantor of Additional Notes, (ii) Indebtedness of such Guarantor that is expressly subordinated in right of payment to any Guarantor Senior Indebtedness of such Guarantor, (iii) Indebtedness of such Guarantor that by operation of law is subordinate to any general unsecured obligations of such Guarantor, (iv) Indebtedness of such Guarantor to the extent incurred in violation of any covenant of the Indenture,
(v) any liability for federal, state or local taxes or other taxes, owed or owing by such Guarantor, (vi) Indebtedness for goods, materials or services purchased in the ordinary course of business or Indebtedness consisting of trade account payables or other current liabilities (other than any current liabilities under the Senior Credit Facility, or the current portion of long-term Indebtedness which would constitute Guarantor Senior Indebtedness but for the operation of this clause (vi)) owed or owing by such Guarantor, (vii) amounts owed by such Guarantor for compensation to employees or for services rendered to such Guarantor, (viii) Indebtedness of such Guarantor to the Company or any other Subsidiary or to any other Affiliate of the Company or any of such Affiliate's Subsidiaries, (ix) Redeemable Capital Stock of such Guarantor, (x) amounts owing under leases and (xi) Indebtedness which when incurred and without respect to any election under Section 1111(b) of Title 11 of the United States Code is without recourse to such Guarantor.



     After giving effect to the issuance and sale of the existing Notes and the use of the net proceeds therefrom, the John Henry/Manhattan acquisition and the related Phillips-Van Heusen transactions and consummation of the PEI acquisition, at January 31, 1999, the Company would have had $133.5 million of consolidated indebtedness outstanding, including $34.6 million of senior indebtedness (all of which would have been secured and would also have been Guarantor Senior Indebtedness). In addition, the Company would have had additional availability under the Senior Credit Facility of approximately $37.6 million, all of which would have been Senior Indebtedness if borrowed. The Company also would have had approximately $16.3 million in obligations over the next four years, all of which would have been secured, under the Lease.

SUBSIDIARY GUARANTEES


     Payment of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable (whether at Stated Maturity or on a redemption date, or pursuant to a Change in Control Purchase Offer or an Excess Proceeds Offer, and whether by declaration of acceleration, call for redemption or otherwise), are guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Guarantors. The Indenture provides that the obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable laws. Each of the Company's current Restricted Subsidiaries will be Guarantors. Future Restricted Subsidiaries also may be required to guarantee the Notes. See "Certain Covenants--LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES."


     The Indenture provides further that, so long as no Default exists or would exist, the Subsidiary Guarantee issued by any Guarantor shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer to any Person that is not an Affiliate of the Company of all of the Company's Capital Stock in, or all or substantially all the assets of, such Guarantor (which transaction is otherwise in compliance with the Indenture, including, without limitation, the provisions of "--Certain Covenants--LIMITATION ON SALE OF ASSETS" and "--LIMITATION ON ISSUANCES AND SALES OF RESTRICTED STOCK BY RESTRICTED SUBSIDIARIES").


CERTAIN COVENANTS


     The Indenture contains, among others, the following covenants:


     LIMITATION ON INDEBTEDNESS. The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, "incur"), any Indebtedness (including any Acquired Indebtedness), other than Permitted Indebtedness; PROVIDED, HOWEVER, that (i) the Company and any Guarantor may incur Indebtedness, other than Acquisition Indebtedness, if at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, would have been at least equal to 2:1 and (ii) the Company and any Guarantor may incur Acquisition Indebtedness if at the time of such incurrence the Consolidated Fixed Charge Coverage Ratio for the four full fiscal quarters immediately preceding the incurrence of such Indebtedness, taken as one period, would have been at least equal to 2.5:1.


     LIMITATION ON RESTRICTED PAYMENTS. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:


     (i) declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to acquire such shares of Qualified Capital Stock) (other than the declaration or payment of dividends or distributions to the extent declared or paid to the Company or any Restricted Subsidiary);


     (ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock of the Company or any Affiliate of the Company (other than Capital Stock of any Wholly Owned Restricted Subsidiary) or any options, warrants or other rights to acquire such shares of Capital Stock;


     (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness of the Company or any Restricted Subsidiary; or


     (iv) make any Investment (other than any Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (i) through (iv) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, being the Fair Market Value of the assets to be transferred), (1) no Default or Event of Default shall have occurred and be continuing, (2) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "Limitation on Indebtedness" covenant and (3) the aggregate amount of all Restricted Payments declared or made after the date of the Indenture shall not exceed the sum of:


     (A) 50% of the Consolidated Adjusted Net Income of the Company accrued on a cumulative basis during the period beginning on date of the Indenture and ending on the last day of the Company's last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Adjusted Net Income shall be a loss, minus 100% of such loss), plus


     (B) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Subsidiary) of shares of Qualified Capital Stock of the Company (including upon the exercise of options, warrants or rights) or warrants, options or rights to purchase shares of Qualified Capital Stock of the Company, plus


     (C) the aggregate net cash proceeds received after the date of the Indenture by the Company from the issuance or sale (other than to any Subsidiary) of debt securities or Redeemable Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, to the extent such securities were originally sold for cash, together with the aggregate net cash proceeds received by the Company (other than from a Subsidiary) in connection with such conversion or exchange, plus


     (D) to the extent that any Investment constituting a Restricted Payment that was made after the date of the Indenture is sold or is otherwise liquidated or repaid, an amount (to the extent not included in Consolidated Adjusted Net Income) equal to the lesser of (x) the cash proceeds with respect to such Investment (less the cost of the disposition of such Investment and net of taxes) and (y) the initial amount of such Investment, plus


     (E) so long as the Designation thereof was treated as a Restricted Payment that was made after the date of the Indenture, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary after the date of the Indenture in accordance with the "LIMITATION ON UNRESTRICTED SUBSIDIARIES" covenant, the Fair Market Value of the Company's interest in such Subsidiary at the time of such redesignation; PROVIDED that such amount shall not in any case exceed the Designation Amount with respect to such Restricted Subsidiary upon its Designation, minus the Designation Amount (measured as of the date of Designation) with respect to any Restricted Subsidiary which has been designated as an Unrestricted Subsidiary after the date of the Indenture in accordance with the "LIMITATION ON UNRESTRICTED SUBSIDIARIES" covenant, PLUS

       (F) $1.0 million.

     (b) Notwithstanding paragraph (a) above, the Company and its Restricted Subsidiaries may take the following actions so long as (with respect to clauses
(ii), (iii), (iv), (v) and (vi) below) at the time of and after giving effect thereto no Default or Event of Default shall have occurred and be continuing:

     (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration the payment of such dividend would have complied with the provisions of paragraph (a) above;

     (ii) the purchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;

     (iii) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Capital Stock of the Company;


     (iv) the purchase of any Indebtedness that is expressly subordinated in right of payment to the Notes at a purchase price not greater than 101% of the principal amount thereof in the event of a Change in Control in accordance with provisions similar to the "Purchase of Notes upon a Change in Control" covenant; provided that prior to such purchase the Company has made the Change in Control Offer as provided in such covenant with respect to the Notes and has purchased all Notes validly tendered for payment in connection with such Change in Control Offer;


     (v) the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness (other than Redeemable Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Subsidiary) of, new Subordinated Indebtedness of the Company or the Restricted Subsidiary whose Subordinated Indebtedness is being purchased, redeemed, defeased, acquired or retired so long as (A) the principal amount of such new Subordinated Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, defeased, acquired or retired, PLUS either the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness being refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, PLUS, in either case, the amount of reasonable expenses of the Company incurred in connection with such refinancing, (B) such new Subordinated Indebtedness is subordinated to the Notes to the same extent as such Indebtedness so purchased, redeemed, defeased, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Notes and no scheduled principal payment prior to the 91st day after the final Stated Maturity of principal of the Notes; and


     (vi) purchases or redemptions of Capital Stock (including cash settlements of stock options) held by employees, officers or directors of the Company or any of its subsidiaries upon their death, disability or termination of employment with the Company or one of its subsidiaries; PROVIDED that such payments shall not exceed $1.0 million in any fiscal year in the aggregate or $3.0 million in the aggregate during the term of the Notes.


     The actions described in clauses (i), (ii), (iii), (iv) and (vi) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) but shall reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph
(a) above and the actions described in clause (v) of this paragraph (b) shall be Restricted Payments that shall be permitted to be taken in accordance with this paragraph (b) and shall not reduce the amount that would otherwise be available for Restricted Payments under clause (3) of paragraph (a).


     LIMITATION ON ISSUANCES AND SALES OF PREFERRED STOCK BY RESTRICTED SUBSIDIARIES. The Indenture provides that the Company (i) will not permit any Restricted Subsidiary to issue any Preferred Stock (other than to the Company or a Wholly Owned Restricted Subsidiary) and (ii) will not permit any person (other than the Company or a Wholly Owned Restricted Subsidiary) to own any Preferred Stock of any Restricted Subsidiary.


     LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any Affiliate of the Company or any Restricted Subsidiary (other than the Company or a Wholly Owned Restricted Subsidiary) (collectively, "Interested Persons"), unless (i) such transaction or series of transactions are on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would have been able to be obtained in an arm's-length transaction with third parties that are not Interested Persons, (ii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $1.0 million, the Company has delivered an officers' certificate to the Trustee certifying that such transaction or series of transactions complies with clause (i) above, (iii) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $5.0 million, such transaction or series of related transactions (x) has been approved by the Board of Directors of the Company (including a majority of the Disinterested Directors of the Company) or (y) the Company has obtained a written opinion from a nationally recognized investment banking or valuation firm certifying that such transaction or series of related transactions is fair to the Company or its Restricted Subsidiary, as the case may be, from a financial point of view and (iv) with respect to any transaction or series of related transactions involving aggregate consideration equal to or greater than $10.0 million, the Company has obtained a written opinion from a nationally recognized investment banking or valuation firm certifying that such transaction or series of transactions is fair to the Company or its Restricted Subsidiaries, as the case may be, from a financial point of view; PROVIDED, HOWEVER, that this covenant will not restrict (1) the Company from paying regular compensation and fees to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary which are reasonable and customary for comparable companies in the same industry, (2) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business in accordance with the past practices of the Company or any Restricted Subsidiary not to exceed $1.0 million in the aggregate outstanding at any time, (3) any transactions made in compliance with the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (4) the performance of any written agreement as in effect on the date of the Indenture, (5) the joint leasing of offices with Carfel, Inc. in Beijing, the People's Republic of China, and Taipei, the Republic of China, under such arrangements as are in effect on the date of the Indenture and as such arrangements may be renewed on substantially similar terms and (6) the leasing of approximately 32,000 square feet of warehouse space and 16,900 square feet of office space from George Feldenkreis or his Affiliates, on a month-to-month basis at monthly rents not to exceed $12,000 each.


     LIMITATION ON LIENS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Pari Passu Indebtedness or Subordinated Indebtedness on or with respect to any of its property or assets, including any shares of stock or indebtedness of any Restricted Subsidiary, whether owned at the date of the Indenture or thereafter acquired, or any income, profits or proceeds therefrom, or assign or otherwise convey any right to receive income thereon, unless (x) in the case of any Lien securing Pari Passu Indebtedness, the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to or pari passu with such Lien and (y) in the case of any Lien securing Subordinated Indebtedness, the Notes or the Subsidiary Guarantee of such Restricted Subsidiary, as the case may be, are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien; PROVIDED, HOWEVER, that this covenant shall not apply to Liens as in effect on the date of the Indenture securing the Lease.


     PURCHASE OF NOTES UPON A CHANGE IN CONTROL. If a Change in Control shall occur at any time, then each holder of Notes will have the right to require that the Company purchase such holder's Notes, in whole or in part in integral multiples of $1,000, at a purchase price (the "Change in Control Purchase Price") in cash in an amount equal to 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase (the "Change in Control Purchase Date"), pursuant to the offer described below (the "Change in Control Offer") and the other procedures set forth in the Indenture.

     Within 30 days following any Change in Control, the Company shall notify the Trustee thereof and give written notice of such Change in Control to each holder of Notes by first-class mail, postage prepaid, at the address of such holder appearing in the security register, stating, among other things, (i) the Change in Control Purchase Price and the Change in Control Purchase Date, which shall be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Exchange Act or any applicable securities laws or regulations; (ii) that any Note not tendered will continue to accrue interest;
(iii) that, unless the Company defaults in the payment of the Change in Control Purchase Price, any Notes accepted for payment pursuant to the Change in Control Offer shall cease to accrue interest after the Change in Control Purchase Date; and (iv) certain procedures that a holder of Notes must follow to accept a Change in Control Offer or to withdraw such acceptance.


     If a Change in Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change in Control Purchase Price for all of the Notes that might be delivered by holders of the Notes seeking to accept the Change in Control Offer. Additionally, restrictions in the Senior Credit Facility do not allow the repurchase of the Notes in the event of a Change in Control. The failure of the Company to make or consummate the Change in Control Offer or pay the Change in Control Purchase Price when due would result in an Event of Default and would give the Trustee and the holders of the Notes the rights described under "--Events of Default."


     One of the events which constitutes a Change in Control under the Indenture is the disposition of "all or substantially all" of the Company's assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event holders of the Notes elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase.


     The existence of a holder's right to require the Company to purchase such holder's Notes upon a Change in Control may deter a third party from acquiring the Company in a transaction that constitutes a Change in Control.


     The Company will not, and will not permit any Restricted Subsidiary to, create or permit to exist or become effective any restriction (other than restrictions existing under the Senior Credit Facility or under Indebtedness as in effect on the date of the Indenture) that would materially impair the ability of the Company to make a Change in Control Offer to purchase the Notes or, if such Change in Control Offer is made, to pay for the Notes tendered for purchase.


     The Company will comply with the applicable tender offer rules, including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change in Control Offer.


     LIMITATION ON SALE OF ASSETS.


     (a) The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless (i) the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold (as determined by the Board of Directors of the Company, whose determination shall be conclusive and evidenced by a Board Resolution) and (ii) at least 75% of such consideration consists of cash or Cash Equivalents; PROVIDED, HOWEVER, that (I) the amount of any Indebtedness of a Restricted Subsidiary that is not a Guarantor or any Senior Indebtedness of the Company or Guarantor Senior Indebtedness of any Guarantor that is assumed by the transferee in such Asset Sale and from which the Company and the Restricted Subsidiaries are fully released shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company and its Restricted Subsidiaries (excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale) and (II) any securities, notes or other similar obligations received by the Company or such Restricted Subsidiary from such transferee that are converted within 30 days of the related Asset Sale into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) shall be deemed to be cash for purposes of determining the percentage of cash consideration received by the Company or the Restricted Subsidiaries.


     (b) If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may use the Net Cash Proceeds thereof, within 365 days after such Asset Sale, to (i) permanently repay or prepay any then outstanding Indebtedness of any Restricted Subsidiary that is not a Guarantor or Senior Indebtedness of the Company or Senior Guarantor Indebtedness of any Restricted Subsidiary (and to correspondingly reduce commitments with respect thereto) or
(ii) invest (or enter into a legally binding agreement to invest) in other properties or assets to replace the properties or assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing at the time such assets are sold. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, then the Company may, within 90 days of such termination or within 365 days of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph (b) constitutes "Excess Proceeds."


     (c) When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall, within 30 business days, make an offer to purchase (an "Excess Proceeds Offer") from all holders of Notes, on a pro rata basis, that aggregate principal amount of Notes as can be purchased with the Note Portion of Excess Proceeds (defined below) at a price in cash equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to the date such Excess Proceeds Offer is consummated. To the extent that the aggregate principal amount of Notes validly tendered and not withdrawn pursuant to an Excess Proceeds Offer is less than the Note Portion of Excess Proceeds, the Company may use such surplus for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by Holders thereof exceeds the amount of Notes that can be purchased with the Note Portion of Excess Proceeds, Notes to be purchased will be selected PRO RATA based on the aggregate principal amount of Notes tendered by each holder. Upon completion of an Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.


     In the event that any other Indebtedness of the Company that ranks PARI PASSU with the Notes (the "Other Debt") requires an offer to purchase to be made to repurchase such Other Debt upon the consummation of an Asset Sale, the Company may apply the Excess Proceeds otherwise required to be applied to an Excess Proceeds Offer to offer to purchase such Other Debt and to an Excess Proceeds Offer so long as the amount of such Excess Proceeds applied to purchase the Notes is not less than the Note Portion of Excess Proceeds. With respect to any Excess Proceeds, the Company shall make the Excess Proceeds Offer in respect thereof at the same time as the analogous offer to purchase is made pursuant to any Other Debt and the purchase date in respect thereof shall be the same as the purchase date in respect of any Other Debt.


     For purpose of this covenant, "Note Portion of Excess Proceeds" means (1) if no Other Debt is being offered to be purchased, the amount of the Excess Proceeds and (2) if Other Debt is being offered to be purchased, the amount of the Excess Proceeds equal to the product of (z) the Excess Proceeds and (y) a fraction the numerator of which is the aggregate principal amount of the outstanding Notes (the "Note Amount") and the denominator of which is the sum of the Note Amount and the aggregate principal amount (or accreted value in the case of original issue discount Other Debt) as of the relevant purchase date of all outstanding Other Debt for which an offer to purchase is being made in compliance with this covenant.


     In the event that the Company makes an Excess Proceeds Offer, the Company shall comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act, and any other applicable Federal or state securities laws and regulations and any applicable requirements of any securities exchange on which the Notes are listed.

     LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES. (a) The Company will not permit any Restricted Subsidiary that is not a Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Indebtedness of the Company or any other Restricted Subsidiary unless (i)(A) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture, in form satisfactory to the Trustee, providing for a guarantee on the same terms as the guarantee of such Indebtedness of the obligations under the Notes and the Indenture by such Restricted Subsidiary which Subsidiary Guarantee will be subordinated to the Guarantor Senior Indebtedness of such Restricted Subsidiary to the same extent that the Notes are subordinated to Senior Indebtedness and (B), with respect to any guarantee of Subordinated Indebtedness, any such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes, and (ii) such Restricted Subsidiary delivers to such Trustee an opinion of counsel reasonably satisfactory to the Trustee to the effect that such supplemental indenture has been duly executed and delivered by such Restricted Subsidiary and is in compliance with the terms of the Indenture.


     (b) Notwithstanding the foregoing, any guarantee of the Notes created pursuant to the provisions described in the foregoing paragraph (a) will provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company's Capital Stock in, or all or substantially all the assets of, the applicable Guarantor (which sale, exchange or transfer is otherwise in compliance with the Indenture) or (ii) the release by the holders of the Indebtedness of the Company described in the preceding paragraph of their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness), at a time when (A) no other Indebtedness of the Company has been guaranteed by such Restricted Subsidiary or (B) the holders of all such other Indebtedness which is guaranteed by such Restricted Subsidiary also release their guarantee by such Restricted Subsidiary (including any deemed release upon payment in full of all obligations under such Indebtedness).


     LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary, (b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (c) make loans or advances to the Company or any other Restricted Subsidiary, (d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary (other than customary restrictions on transfers of property subject to a Lien permitted under the Indenture that would not materially adversely affect the Company's ability to satisfy its obligations under the Notes and the Indenture) or (e) guarantee any Indebtedness of the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) customary provisions restricting subletting or assignment of any lease or assignment of any other contract to which the Company or any Restricted Subsidiary is a party or to which any of their respective properties or assets are subject, (iii) any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, (iv) encumbrances and restrictions in effect on the Issue Date pursuant to the Senior Credit Facility and its related documentation, (v) any encumbrance or restriction contained in contracts for sales of assets permitted by the "LIMITATION ON SALE OF ASSETS" covenant with respect to the assets to be sold pursuant to such contracts and (vi) any encumbrance or restriction existing under any agreement that extends, renews, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses (iii) and (iv); PROVIDED that the terms and conditions of any such encumbrances or restrictions are not materially less favorable to the holders of the Notes than those under or pursuant to the agreement so extended, renewed, refinanced or replaced.

     LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and the Company complies the "LIMITATION ON SALE OF ASSETS" covenant and (ii) the Company or such Restricted Subsidiary would be permitted to incur Indebtedness under the "LIMITATION ON INDEBTEDNESS" covenant in the amount of the Capitalized Lease Obligations incurred in respect of such Sale and Leaseback Transaction.


     LIMITATION ON OTHER SENIOR SUBORDINATED INDEBTEDNESS. Neither the Company nor any Restricted Subsidiary will incur, create, assume, guarantee or in any other manner become directly or indirectly liable with respect to or responsible for, or permit to remain outstanding, any Indebtedness, other than the Notes, that is subordinate or junior in right of payment to any Senior Indebtedness unless such Indebtedness is also pari passu with, or subordinate in right of payment to, the Notes pursuant to subordination provisions substantially similar to those contained in the Indenture.


     LIMITATION ON UNRESTRICTED SUBSIDIARIES.


     (d) The Board of Directors of the Company may designate any Subsidiary (other than a Guarantor) to be an "Unrestricted Subsidiary" (a "Designation") only if:


     (i) no Default shall have occurred and be continuing at the time of or after giving effect to such designation;


     (ii) the Company would be permitted to make an Investment (other than a Permitted Investment) at the time of Designation (assuming the effectiveness of such designation) pursuant to the first paragraph of the "LIMITATION ON RESTRICTED PAYMENTS" covenant in an amount (the "Designation Amount") equal to the greater of (1) the net book value on such date of the Company's interest in such Subsidiary calculated in accordance with GAAP or
   (2) the Fair Market Value on such date of the Company's interest in such Subsidiary as determined in good faith by the Company's Board of Directors;



     (iii) the Company would be permitted under the Indenture to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "LIMITATION ON INDEBTEDNESS" covenant at the time of such designation (assuming the effectiveness of such designation); and


     (iv) such Unrestricted Subsidiary does not own any Capital Stock in any Restricted Subsidiary of the Company which is not simultaneously being designated an Unrestricted Subsidiary.


     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the "LIMITATION ON RESTRICTED PAYMENTS" covenant for all purposes of the Indenture in an amount equal to the greater of (1) the net book value of the Company's interest in such Subsidiary calculated in accordance with GAAP or (2) the Fair Market Value of the Company's interest in such Subsidiary as determined in good faith by the Board of Directors of the Company.


     The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide a guarantee of, or similar credit support to, any Indebtedness of any Unrestricted Subsidiary (including of any undertaking, agreement or instrument evidencing such Indebtedness); PROVIDED that the Company may pledge Capital Stock of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any other Indebtedness that provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon (or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity) upon the occurrence of a default with respect to any other Indebtedness that is Indebtedness of an Unrestricted Subsidiary (including any corresponding right to take enforcement action against such Unrestricted Subsidiary).


     (e) The Board of Directors of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary if:


     (i) no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such designation; and


     (ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such designation would, if incurred at such time, have been permitted to be incurred for all purposes under the Indenture.


     Any such designation as an Unrestricted Subsidiary or Restricted Subsidiary by the Board of Directors of the Company shall be evidenced to the Trustee by filing a board resolution with the Trustee giving effect to such designation.


     REPORTS. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also be required (a) to file with the Trustee, and provide to each holder of Notes, without cost to such holder, copies of such reports and documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder of Notes promptly upon written request. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if the Company were subject to Section 13 or 15(d) of the Exchange Act, the Company shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the Notes remain outstanding, the Company will make available to any prospective purchaser of Notes or beneficial owner of Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Company has either exchanged the Notes for securities identical in all material respects which have been registered under the Securities Act or until such time as the holders thereof have disposed of such Notes pursuant to an effective registration statement under the Securities Act.


CONSOLIDATION, MERGER AND SALE OF ASSETS


     The Company will not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any other Person or Persons or permit any of its Restricted Subsidiaries to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or Persons, unless at the time and immediately after giving effect thereto (i) either (a) the Company will be the continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company or such Restricted Subsidiary is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis (the "Surviving Entity") (1) will be a corporation duly organized and validly existing under the laws of the United States of

America, any state thereof or the District of Columbia and (2) will expressly assume, by a supplemental indenture in form reasonably satisfactory to the Trustee, theCompany's obligation for the due and punctual payment of the principal of, premium, if any, and interest on all the Notes and the performance and observance of every covenant of the Indenture on the part of the Company to be performed or observed; (ii) immediately before and immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (and treating any obligation of the Company or any Restricted Subsidiary incurred in connection with or as a result of such transaction or series of transactions as having been incurred at the time of such transaction), no Default or Event of Default will have occurred and be continuing; (iii) immediately after giving effect to such transaction or series of transactions on a PRO FORMA basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such PRO FORMA calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of the "LIMITATION ON INDEBTEDNESS" covenant; (iv) each Guarantor, if any, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Subsidiary Guarantee will apply to such Person's obligations under the Indenture and the Notes; and (v) if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the "LIMITATION ON LIENS" covenant are complied with.


     In connection with any such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, the Company or the Surviving Entity shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the requirements of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with.


     Each Guarantor, if any (other than any Subsidiary whose Subsidiary Guarantee is being released pursuant to the provisions under "--Subsidiary Guarantees" or "--Certain Covenants--LIMITATION ON ISSUANCE OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES" as a result of such transaction), shall not, and the Company will not permit a Guarantor to, in a single transaction or through a series of related transactions, merge or consolidate with or into any other corporation or other entity (other than the Company or any Guarantor), or sell, assign, convey, transfer, lease or otherwise dispose of its properties and assets on a consolidated basis substantially as an entirety to any entity (other than the Company or any Guarantor) unless (i) either (a) such Guarantor shall be the continuing corporation or (b) the Person (if other than such Guarantor) formed by such consolidation or into which such Guarantor is merged or the entity which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of such Guarantor, as the case may be, shall be a corporation organized and validly existing under the laws of the United States, any state thereof or the District of Columbia, and shall expressly assume by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of such Guarantor under the Notes and the Indenture; (ii) immediately before and immediately after giving effect to such transaction on a PRO FORMA basis, no Default or Event of Default shall have occurred and be continuing; and (iii) such Guarantor shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or disposition and such supplemental indenture comply with the Indenture.


     Upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company or any Guarantor in accordance with the immediately preceding paragraphs, the successor Person formed by such consolidation or into which the Company or such Guarantor, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor, as the case may be, under the Indenture and/or the Subsidiary Guarantees, as the case may be, with the same effect as if such successor had been named as the Company or such Guarantor, as the case may be, therein and/or in the Subsidiary Guarantees, as the case may be. When a successor assumes all the obligations of its predecessor under the Indenture, the Notes or a Subsidiary Guarantee, as the case may be, the predecessor shall be released from those obligations; PROVIDED that in the case of a transfer by lease, the predecessor shall not be released from the payment of principal and interest on the Notes or a Subsidiary Guarantee, as the case may be.


EVENTS OF DEFAULT


     The following are "Events of Default" under the Indenture:


     (iii) default in the payment of any interest on any Note when it becomes due and payable and continuance of such default for a period of 30 days;


     (iv) default in the payment of the principal of, or premium, if any, on any Note at its Maturity (upon acceleration, optional redemption, required purchase or otherwise);


     (v) default in the performance, or breach, of the provisions described in "Consolidation, Merger and Sale of Assets," the failure to make or consummate a Change in Control Offer in accordance with the provisions of the "PURCHASE OF NOTES UPON A CHANGE IN CONTROL" covenant or the failure to make or consummate an Excess Proceeds Offer in accordance with the provisions of the "LIMITATION ON SALE OF ASSETS" covenant;


     (vi) default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor contained in the Indenture or any Subsidiary Guarantee (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clauses (i),
   (ii) or (iii) above) and continuance of such default or breach for a period of 30 days after written notice shall have been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes then outstanding;


     (vii) (A) one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Company or any Restricted Subsidiary aggregating $10.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (B) Indebtedness of the Company or any Restricted Subsidiary aggregating $10.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled required prepayment) prior to the Stated Maturity thereof;


     (viii) one or more judgments or orders shall be rendered against the Company or any Restricted Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $10.0 million and shall not be discharged and either (A) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (B) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;


     (ix) any Subsidiary Guarantee of a Significant Subsidiary ceases to be in full force and effect or is declared null and void or any of the Subsidiary Guarantees of Significant Subsidiaries is found to be invalid or any Guarantor which is a Significant Subsidiary denies that it has any further liability under any Subsidiary Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with the Indenture); or

     (x) the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary.


     If an Event of Default (other than as specified in clause (viii) above) shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding, by notice to the Company, may, and the Trustee, upon the request of such holders, shall declare the principal of, premium, if any, and accrued interest on all of the outstanding Notes immediately due and payable. Upon any such declaration all such amounts payable in respect of the Notes shall become immediately due and payable. If an Event of Default specified in clause (viii) above occurs and is continuing, then the principal of, premium, if any, and accrued interest on all of the outstanding Notes shall IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes.


     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if (a) the Company has paid or deposited with the Trustee a sum sufficient to pay (i) all overdue interest on all outstanding Notes, (ii) all unpaid principal of and premium, if any, on any outstanding Notes that have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (iii) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes, and (iv) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (b) all Events of Default, other than the non-payment of amounts of principal of, premium, if any, or interest on the Notes that has become due solely by such declaration of acceleration, have been cured or waived. No such rescission shall affect any subsequent default or impair any right consequent thereon.


     The holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the holders of all the Notes, waive any past defaults under the Indenture, except a default in the payment of the principal of, premium, if any, or interest on any Note, or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.


     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee shall mail to each holder of the Notes notice of the Default or Event of Default within 10 days after the occurrence thereof. Except in the case of a Default or an Event of Default in payment of principal of, premium, if any, or interest on any Notes, the Trustee may withhold the notice to the holders of such Notes if a committee of its trust officers in good faith determines that withholding the notice is in the interests of the holders of the Notes.


     The Company is required to furnish to the Trustee annual and quarterly statements as to the performance by the Company and the Guarantors of their respective obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five business days of the occurrence of any Default or Event of Default.


DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE


     The Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor upon the outstanding Notes discharged ("defeasance"). Such defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all of its other obligations under such Notes and the Indenture insofar as such Notes are concerned, except for (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Guarantor released with respect to certain covenants set forth in the Indenture, and any omission to comply with such obligations will not constitute a Default or an Event of Default with respect to the Notes ("covenant defeasance").


     In order to exercise either defeasance or covenant defeasance, (i) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations, or a combination thereof, which through the scheduled payment of principal and interest thereon will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) no Default or Event of Default will have occurred and be continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (viii) of "Events of Default" above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (iii) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (iv) in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling or, since the date of the final prospectus, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred;
(v) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the holders of the Notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; (vi) in the case of defeasance or covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Senior Indebtedness under the subordination provisions of the Indenture and (B) after the 91st day following the deposit or after the date such opinion is delivered, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company shall have delivered to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of the Notes or any Subsidiary Guarantee over the other creditors of either the Company or any Guarantor with the intent of hindering, delaying or defrauding creditors of either the Company or any Guarantor; and (viii) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the defeasance or the covenant defeasance, as the case may be, have been complied with.


SATISFACTION AND DISCHARGE


     The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture) and the Trustee, at the expense of the Company, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when (a) either (i) all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has been deposited in trust with the Trustee or any paying agent or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust as provided for in the Indenture) have been delivered to the Trustee for cancellation or (ii) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at Stated Maturity within one year or
(z) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for such purpose an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of such deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or redemption date, as the case may be; (b) the Company has paid or caused to be paid all sums payable under the Indenture by the Company; and (c) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.


AMENDMENTS AND WAIVERS


     With certain exceptions, modifications and amendments of the Indenture may be made by a supplemental indenture entered into by the Company, the Guarantors and the Trustee with the consent of the holders of a majority in aggregate outstanding principal amount of the Notes then outstanding; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding Note affected thereby: (i) change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof, or premium, if any, or the rate of interest thereon or change the coin or currency in which the principal of any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date); (ii) amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the "LIMITATION ON SALE OF ASSETS" covenant or the obligation of the Company to make and consummate a Change in Control Offer in the event of a Change in Control in accordance with the "PURCHASE OF NOTES UPON A CHANGE IN CONTROL" covenant, including, in each case, amending, changing or modifying any definition relating thereto; (iii) reduce the percentage in principal amount of outstanding Notes, the consent of whose holders is required for any such supplemental indenture or the consent of whose holders is required for any waiver of compliance with certain provisions of the Indenture; (iv) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of outstanding Notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Note affected thereby; (v) except as otherwise permitted under "CONSOLIDATION, MERGER AND SALE OF ASSETS" consent to the assignment or transfer by the Company or any Guarantor of any of their rights or obligations under the Indenture; or (vi) amend or modify any of the provisions of the Indenture or the related definitions affecting the subordination or ranking of the Notes or any Subsidiary Guarantee in any manner which adversely affects the holders of the Notes.


     Notwithstanding the foregoing, without the consent of any holder of the Notes, the Company, any Guarantor and the Trustee may modify or amend the
Indenture: (a) to evidence the succession of another Person to the Company, a Guarantor or any other obligor on the Notes, and the assumption by any such successor of the covenants of the Company or such obligor or Guarantor in the Indenture and in the Notes and in any Subsidiary Guarantee in accordance with "--Consolidation, Merger and Sale of Assets;" (b) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or any other obligor upon the Notes, as applicable, in the Indenture, in the Notes or in any Subsidiary Guarantee; (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the Notes or any Subsidiary Guarantee which may be defective or inconsistent with any other provision in the Indenture, the Notes or any Subsidiary Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the Notes or any Subsidiary Guarantee; PROVIDED that, in each case, such provisions shall not adversely affect the interest of the holders of the Notes; (d) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; (e) to add a Guarantor under the Indenture; (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders of the Notes as additional security for the payment and performance of the Company's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.


     The holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.


THE TRUSTEE


     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. If an Event of Default has ccurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent Person would exercise under the circumstances in the conduct of such Person's own affairs.


     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company or any Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined) it must eliminate such conflict or resign.


GOVERNING LAW


     The Indenture, the Notes and the Subsidiary Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.


CERTAIN DEFINITIONS


     "Acquired Indebtedness" means Indebtedness of a Person (a) existing at the time such Person becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any of its Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person. Acquired Indebtedness shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Restricted Subsidiary.


     "Acquisition Indebtedness" means Indebtedness of a Person incurred in connection with or in contemplation of (i) an investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person becomes a Restricted Subsidiary or shall be merged into or consolidated with the Company or any of its Restricted Subsidiaries, (ii) an acquisition by the Company or any of its Restricted Subsidiaries of the property and assets of any Person other than the Company or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person or (iii) the purchase by the Company or any of its Restricted Subsidiaries from a third party of any licenses, trademarks, service marks, trade names or other intellectual property rights of such third party; PROVIDED, HOWEVER that Indebtedness incurred in a transaction or series of related transactions having a Fair Market Value of less than $5.0 million will not be considered to be Acquisition Indebtedness.


     "Affiliate" means, with respect to any specified Person, (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or

(b) any other Person that owns, directly or indirectly, 5% or more of such specified Person's Capital Stock or any executive officer or director of any such specified Person or other Person or, with respect to any natural Person, any Person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin. For the purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.


     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition (including, without limitation, by way of merger, consolidation or sale and leaseback transaction) (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of (a) any Capital Stock of any Restricted Subsidiary; (b) all or substantially all of the properties and assets of the Company or its Restricted Subsidiaries; (c) all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary, other than in the ordinary course of business or (d) any other properties or assets of the Company or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under "--Consolidation, Merger and Sale of Assets," (ii) between or among the Company and Wholly Owned Restricted Subsidiaries in accordance with the terms of the Indenture, (iii) in compliance with the "LIMITATION ON RESTRICTED PAYMENTS" covenant, (iv) that consists of grants by the Company or its Restricted Subsidiaries in the ordinary course of business of licenses or sub-licenses to use any of the intellectual property rights of the Company or its Restricted Subsidiaries, (v) that consists of the dress shirt inventory, manufacturing equipment and any facilities acquired from Salant Corporation in connection with the Company's acquisition of the John Henry, Manhattan and Lady Manhattan trademarks prior to the date of the Indenture or (vi) having a Fair Market Value of less than $750,000 in any given fiscal year.


     "Average Life" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing (a) the sum of the products of
(i) the number of years from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.


     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.


     "Board of Directors" means, with respect to any Person, the board of directors of such Person or any duly authorized committee of such board.


     "Capital Stock" means, with respect to any Person, any and all shares, interests, partnership interests (whether general or limited), participations, rights in or other equivalents (however designated) of such Person's equity, and any other interest or participation that confers the right to receive a share of the profits and losses, or distributions of assets of, such Person and any rights (other than debt securities convertible into Capital Stock), warrants or options exchangeable for or convertible into such Capital Stock, whether now outstanding or issued after the date of the Indenture.


     "Capitalized Lease Obligation" means, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of the Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP.


     "Cash Equivalents" means (a) any evidence of Indebtedness with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof); (b) certificates of deposit or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million; and (c) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or any successor rating agency or at least P-1 by Moody's or any successor rating agency; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above; and
(e) demand and time deposits with a domestic commercial bank that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500 million.


     "Change in Control" means the occurrence of any of the following events:


     (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of all outstanding Voting Stock of the Company, and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the Company that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the Company, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Company having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the Company having a majority of the total voting power of the Board of Directors;


     (b) the Company consolidates with, or merges with or into, another Person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction (i) where the outstanding Voting Stock of the Company is not converted or exchanged at all (except to the extent necessary to reflect a change in the jurisdiction of incorporation of the Company) or is converted into or exchanged for (A) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation or (B) Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation and cash, securities and other property (other than Capital Stock of the surviving or transferee corporation) in an amount that could be paid by the Company as a Restricted Payment as described under the "Limitation on Restricted Payments" covenant and (ii) immediately after such transaction, no "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of all outstanding Voting Stock of the surviving or transferee corporation, and either (x) the Permitted Holders beneficially own, directly or indirectly, in the aggregate Voting Stock of the Company that represents a lesser percentage of the aggregate ordinary voting power of all classes of the Voting Stock of the Company, voting together as a single class, than such other person or group and are not entitled (by voting power, contract or otherwise) to elect directors of the Company having a majority of the total voting power of the Board of Directors, or (y) such other person or group is entitled to elect directors of the Company having a majority of the total voting power of the Board of Directors;

     (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or


     (d) the Company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "Consolidation, Merger and Sale of Assets."


     "Consolidated Adjusted Net Income" means, for any period, the consolidated net income (or loss) of the Company and all Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication, (a) all extraordinary gains or losses (net of taxes, fees and expenses relating thereto), (b) gains or losses (net of taxes, fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, (c) the portion of net income of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash dividends or cash distributions during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination,
(e) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the date of determination (regardless of any waiver) permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders, and (f) for purposes of calculating Consolidated Adjusted Net Income under the "LIMITATION ON RESTRICTED PAYMENT" covenant any net income (or loss) from any Restricted Subsidiary while it was an Unrestricted Subsidiary at any time during such period other than any amounts actually received from such Restricted Subsidiary during such period; PROVIDED that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated Adjusted Net Income will be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Consolidated Adjusted Net Income otherwise attributable to such Restricted Subsidiary multiplied by
(B) the quotient of (1) the number of shares of outstanding common stock of such Restricted Subsidiary not owned on the last day of such period by the Company or any of its Restricted Subsidiaries divided by (2) the total number of shares of outstanding common stock of such Restricted Subsidiary on the last day of such period.


     "Consolidated Fixed Charge Coverage Ratio" of the Company means, for any period, the ratio of (a) the sum of Consolidated Adjusted Net Income and, to the extent deducted in computing Consolidated Adjusted Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-Cash Charges, in each case, for such period to (b) the sum of (i) Consolidated Interest Expense for such period and (ii) the aggregate amount of dividends and other distributions paid, accrued or scheduled to be paid or accrued in respect of Redeemable Capital Stock of the Company or any Restricted Subsidiary for such period, in each case after giving PRO FORMA effect to (A) the incurrence of the Indebtedness giving rise to the need to make such calculation and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of the net proceeds occurred, on the first day of such period, (B) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such period) and (C) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such period, as if such acquisition or disposition occurred on the first day of such period.


     "Consolidated Income Tax Expense" means, for any period, the provision for federal, state, local and foreign income taxes of the Company and all Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.


     "Consolidated Interest Expense" means, for any period, without duplication, (1) the sum of (a) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of debt discount, (ii) the net cost of Interest Rate Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) all commissions, discounts and other fees and charges owed with respect to the letter of credit, bankers' acceptance financing or similar facilities and (v) amortization of debt issuance costs, plus (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, plus (c) one-third of lease rental payments in connection with operating leases paid, accrued and/or scheduled to be paid or accrued during such period, in each case as determined on a consolidated basis in accordance with GAAP; PROVIDED that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a PRO FORMA basis and
(A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a PRO FORMA basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.


     "Consolidated Non-Cash Charges" means, for any period, the aggregate depreciation, amortization and other non-cash expenses of the Company and any Restricted Subsidiary reducing Consolidated Adjusted Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period or constituting an extraordinary item or loss).


     "Currency Agreements" means any spot or forward foreign exchange agreements and currency swap, currency option or other similar financial agreements or arrangements entered into by the Company or any of its Restricted Subsidiaries designed to protect against or manage exposure to fluctuations in foreign currency exchange rates.


     "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.


     "Disinterested Director" means, with respect to any transaction or series of transactions in respect of which the Board of Directors is required to deliver a resolution of the Board of Directors under the Indenture, a member of the Board of Directors who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.


     "Exchange Act" means the Securities Exchange Act of 1934, as amended.


     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.


     "Generally Accepted Accounting Principles" or "GAAP" means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the Indenture.

     "Guarantee" means, as applied to any obligation, (a) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (b) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down by letters of credit. A guarantee shall include, without limitation, any agreement to maintain or preserve any Person's financial condition or to cause any other Person to achieve certain levels of operating results; provided that no license or sub-license entered into in the ordinary course of business between the Company or any Restricted Subsidiary (other than with an Affiliate thereof) shall be deemed to be a guarantee as a result of any minimum royalty or revenue provisions with which the Company or such Restricted Subsidiary must comply.


     "Guarantor" means any Restricted Subsidiary that incurs a Subsidiary Guarantee; PROVIDED that, upon the release and discharge of any Person from its Subsidiary Guarantee in accordance with the Indenture, such Person shall cease to be a Guarantor.



     "Hamilton Bank Letter of Credit Facility" means the $45.0 million Line of Credit Facility dated August 3, 1998 between Perry Ellis International, Inc. and Hamilton Bank, N.A.



     "Indebtedness" means, with respect to any Person, without duplication, (a) all liabilities of such Person for borrowed money (including overdrafts) or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including, without limitation, all obligations, contingent or otherwise, of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, (b) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade payables arising in the ordinary course of business, (d) all Capitalized Lease Obligations of such Person, (e) all obligations of such Person under or in respect of Interest Rate Agreements or Currency Agreements,
(f) all Indebtedness referred to in (but not excluded from) the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or asset or the amount of the obligation so secured), (g) all guarantees by such Person of Indebtedness referred to in this definition of any other Person, and
(h) all Redeemable Capital Stock of such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Redeemable Capital Stock.


     "Interest Rate Agreements" means any interest rate protection agreements and other types of interest rate hedging agreements (including, without limitation, interest rate swaps, caps, floors, collars and similar agreements) designed to protect against or manage exposure to fluctuations in interest rates.


     "Investment" means, with respect to any Person, any direct or indirect advance, loan, guarantee or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued or owned by, any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investments" shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.


     "Issue Date" means the date on which the Notes are originally issued under the Indenture.


     "Lease" means the Master Agreement dated August 28, 1997 among the Company, as lessee and guarantor, SUP Joint Venture, as lessor, Suntrust Bank, Miami, N.A., as agent, Atlantic Financial Managers, Inc. and Atlantic Financial Group, Ltd. and certain other financial institutions, as lenders, and the related Lease Agreement (Land), Lease Agreement (Building), Loan Agreement, Guaranty and Security Agreement and Financing Statement (all as defined in the Master Agreement) dated as of August 28, 1997 and any renewal, replacement or extension thereof on terms similar to those in effect on the date of the Indenture; PROVIDED that any such renewal, replacement or extension will not increase the amount of the guarantee by the Company of the obligations of the lessor under the Lease or the rental obligations of the Company at the expiration of the term of the Lease Agreement (Building) and Lease Agreement
(Land) as of the date of such renewal, replacement or extension.


     "Letter of Credit Facilities" means the Hamilton Bank Letter of Credit Facility, the Ocean Bank Letter of Credit Facility and The Bank of Tokyo-Mitsubishi Letter of Credit Facility, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof.


     "Lien" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement (other than a consignment), capital lease or other title retention agreement.


     "Maturity" means, with respect to any Note, the date on which any principal of such Note becomes due and payable provided in such Note or in the Indenture, whether at the Stated Maturity with respect to such principal or by declaration of acceleration, call for redemption or purchase or otherwise.


     "Moody's" means Moody's Investors Service, Inc. and its successors.


     "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (i) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale, (iii) payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale, (iv) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale and (v) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post- employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an officers' certificate delivered to the Trustee.

     "Ocean Bank Letter of Credit Facility" means the $7.0 million Line of Credit Facility dated February 19, 1997 between Perry Ellis International, Inc. and Ocean Bank.



     "Pari Passu Indebtedness" means (a) with respect to the Notes, Indebtedness that ranks PARI PASSU in right of payment to the Notes and (b) with respect to any Subsidiary Guarantee, Indebtedness that ranks PARI PASSU in right of payment to such Subsidiary Guarantee.


     "Permitted Holders" means, as of the date of determination, (a) Oscar Feldenkreis, George Feldenkreis, their spouses, their respective lineal descendants and the spouses of such lineal descendants, (b) any Person controlled by any of the Persons included in the foregoing clause (a) (as the term "controlled" is defined under the definition of "Affiliate"), (c) trusts for the benefit of any of the Persons included in the foregoing clause (a), and
(d) any charitable foundation a majority of whose members, trustees or directors, as the case may be, are Persons included in the foregoing clause
(a).


     "Permitted Indebtedness" means any of the following:


     (a) Indebtedness of the Company and the Guarantors under the Senior Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the sum of (i) $15.0 million (after giving effect to the permanent reduction made from the proceeds of the issuance and sale of the Notes on the Issue Date) less the amount of permanent reductions made by the Company in respect of any term loans under the Senior Credit Facility and (ii) the greater of (x) $75.0 million and (y) the sum of (1) 85% of Eligible Receivables (as defined in clauses (a) through (o) of the definition thereof contained in the Senior Credit Facility on the date of the Indenture), PLUS (2) the lesser of (i) 90% of Eligible Factoring Credit Balances (as defined in clauses (a) through (c) of the definition thereof contained in the Senior Credit Facility on the date of Indenture) and (ii) $20.0 million, PLUS (3) the lesser of (i) 60% of Eligible Inventory (as defined in clauses (a) through (e) and (g) through (i) of the definition thereof contained in the Senior Credit Facility on the date of Indenture) and (ii) $30.0 million, minus (d) the full amount of all outstanding letters of credit issued pursuant to, or authorized under, the Senior Credit Facility for the account of the Company or the Restricted Subsidiaries which are not fully secured by cash collateral;


     (b) Indebtedness of the Company with respect to any letters of credit under the Letter of Credit Facilities in an aggregate principal amount at any one time outstanding not to exceed $60 million;


     (c) Indebtedness of the Company pursuant to the Notes (other than any Additional Notes) or of any Restricted Subsidiary pursuant to a Subsidiary Guarantee;


     (d) Indebtedness of the Company or any Restricted Subsidiary outstanding on the date of the Indenture (other than Indebtedness under the Senior Credit Facility, the Letter of Credit Facilities and the Lease);


     (e) Indebtedness of the Company owing to any Wholly Owned Restricted Subsidiary; PROVIDED that any Indebtedness of the Company owing to any such Restricted Subsidiary is unsecured and is subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration or otherwise) to the payment and performance of the Company's obligations under the Notes; PROVIDED FURTHER that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or another Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by the Company not permitted by this clause
   (e);


     (f) Indebtedness of a Restricted Subsidiary owing to the Company or to another Wholly Owned Restricted Subsidiary; PROVIDED that any such Indebtedness of any Guarantor is subordinated in right of payment to the Subsidiary Guarantee of such Guarantor; PROVIDED FURTHER that any disposition, pledge or transfer of any such Indebtedness to a Person (other than a disposition, pledge or transfer to the Company or a Wholly Owned Restricted Subsidiary) shall be deemed to be an incurrence of such Indebtedness by such Restricted Subsidiary not permitted by this clause (f);


     (g) guarantees of any Restricted Subsidiary made in accordance with the provisions of the "LIMITATION ON GUARANTEES OF INDEBTEDNESS BY RESTRICTED SUBSIDIARIES" covenant;


     (h) obligations of the Company or any Guarantor entered into in the ordinary course of business (i) pursuant to Interest Rate Agreements designed to protect the Company or any Restricted Subsidiary against fluctuations in interest rates in respect of Indebtedness of the Company or any Restricted Subsidiary, which obligations do not exceed the aggregate principal amount of such Indebtedness and (ii) pursuant to Currency Agreements entered into by the Company or any of its Restricted Subsidiaries in respect of its (x) assets or (y) obligations, as the case may be, denominated in a foreign currency;


     (i) Indebtedness of the Company or any Guarantor in respect of purchase money obligations, Capitalized Lease Obligations of the Company or any Guarantor and Subordinated Indebtedness of the Company or any Guarantor in an aggregate amount which does not exceed $5.0 million at any one time outstanding;


     (j) Indebtedness of the Company or any Guarantor consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock of Restricted Subsidiaries;


     (k) Indebtedness of the Company or any Guarantor represented by (x) letters of credit for the account of the Company or any Restricted Subsidiary or (y) other obligations to reimburse third parties pursuant to any surety bond or other similar arrangements, which letters of credit or other obligations, as the case may be, are intended to provide security for workers' compensation claims, payment obligations in connection with self-insurance or other similar requirements in the ordinary course of business;


       (l) the guarantee of the obligations of the lessor under the Lease; and


     (m) any renewals, extensions, substitutions, refinancings or replacements (each, for purposes of this clause, a "refinancing") of any Indebtedness, referred to in clause (c) or (d) of this definition, including any successive refinancings, so long as (i) any such new Indebtedness shall be in a principal amount that does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) so refinanced, plus the lesser of the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined as necessary to accomplish such refinancing, (ii) in the case of any refinancing by the Company of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made PARI PASSU with or subordinate to the Notes at least to the same extent as the Indebtedness being refinanced, (iii) in the case of any refinancing by any Guarantor of Pari Passu Indebtedness or Subordinated Indebtedness, such new Indebtedness is made PARI PASSU with or subordinate to the Subsidiary Guarantee of such Guarantor at least to the same extent as the Indebtedness being refinanced,
   (iv) such new Indebtedness has an Average Life longer than the Average Life of the Notes and a final Stated Maturity later than the final Stated Maturity of the Notes and (v) Indebtedness of the Company or a Guarantor may only be refinanced with Indebtedness of the Company or a Guarantor and Indebtedness of a Restricted Subsidiary that is not a Guarantor may only be refinanced with Indebtedness of such Restricted Subsidiary.

     "Permitted Investments" means any of the following:


       (n) Investments in Cash Equivalents;


       (o) Investments in the Company or any Restricted Subsidiary;


     (p) intercompany Indebtedness to the extent permitted under clause (e) or
   (f) of the definition of "Permitted Indebtedness";


     (q) Investments in an amount not to exceed $5.0 million at any one time outstanding;


     (r) Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Wholly Owned Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Wholly Owned Restricted Subsidiary;


     (s) bonds, notes, debentures and other securities received as consideration for Assets Sales to the extent permitted under the "LIMITATION OF SALE OF ASSETS" covenant;


     (t) any loans or other advances made pursuant to any employee benefit plans (including plans for the benefit of directors) or employment agreements or other compensation arrangements (including for the purchase of Capital Stock of the Company by employees), in each case as approved by the Board of Directors of the Company, in an aggregate amount at any one time outstanding not to exceed $1.0 million; or


     (u) negotiable instruments held for deposit or collection in the ordinary course of business, except to the extent they would constitute Investments in Affiliates.


     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.


     "Preferred Stock" means, with respect to any Person, Capital Stock of any class or classes (however designated) of such Person which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class of such Person whether now outstanding, or issued after the date of the Indenture, and including, without limitation, all classes and series of preferred or preference stock of such Person.


     "Public Equity Offering" means an offer and sale of common stock (which is Qualified Capital Stock) of the Company made on a primary basis by the Company pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).


     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.


     "Redeemable Capital Stock" means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity.


     "Restricted Subsidiary" means any Subsidiary other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing of such property or asset to the seller or transferor.


     "S&P" means Standard and Poor's Ratings Group, a division of McGraw-Hill, Inc. and its successors.


     "Senior Credit Facility" means the Amended and Restated Loan and Security Agreement dated March 26, 1999 among the Company and certain of its Subsidiaries, as borrowers, NationsBank N.A., as agent, and the banks party thereto from time to time, together with the related documents thereto (including, without limitation, any guarantee agreements permitted under the Indenture and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including, subject to the covenants of the Indenture, adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement in compliance with the Indenture.


     "Significant Subsidiary" means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its Restricted Subsidiaries, (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (iii) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during the entire fiscal year.


     "Stated Maturity" means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon, is due and payable.


     "Subordinated Indebtedness" means Indebtedness of the Company or a Guarantor that is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantee of such Guarantor, as the case may be.


     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.


     "Subsidiary Guarantee" means any guarantee of the obligations of the Company under the Indenture and the Notes by any Restricted Subsidiary in accordance with the provisions of the Indenture.



     "The Bank of Tokyo-Mitsubishi Letter of Credit Facility" means the $8.0 million Line of Credit Facility dated August 1, 1996 between Perry Ellis International, Inc. and The Bank of Tokyo-Mitsubishi, Ltd.



     "Unrestricted Subsidiary" means each Subsidiary of the Company designated as such pursuant to and in compliance with the "LIMITATION ON UNRESTRICTED SUBSIDIARIES" covenant.


     "U.S. Government Obligations" means securities that are (x) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.


     "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).


     "Wholly Owned Restricted Subsidiary" means any Restricted Subsidiary, all of the outstanding Capital Stock (other than directors' qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which are owned by the Company or by one or more other Wholly Owned Restricted Subsidiaries or by the Company and one or more other Wholly Owned Restricted Subsidiaries.


BOOK-ENTRY; DELIVERY AND FORM


     The exchange notes are expected to be represented by a single, permanent global note in definitive, fully registered book-entry form (the "Global Notes") which will be deposited with and registered in the name of a nominee of DTC and deposited on behalf of the holders of the Notes represented thereby with a custodian for DTC for credit to the respective accounts of the holders (or to such other accounts as they may direct) at DTC.


     Notes that are originally purchased by or transferred to institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act), who are not QIBs, or issued as described below under "Certificated Securities," will be in registered form without interest coupons. Upon the transfer to a QIB or Non-U.S. Person, such Certificated Securities will, unless the Global Notes have been previously exchanged for Certificated Securities, be exchanged for an interest in the Global Note representing the principal amount of Notes being transferred.


     THE GLOBAL NOTES. We expect that, pursuant to procedures established by DTC, ownership of the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially will be designated by or on behalf of the Initial Purchasers and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants


     So long as DTC or its nominee is the registered owner or holder of any of the Notes, DTC or such nominee will be considered the sole owner or holder of such Notes represented by the Global Notes for all purposes under the Indenture and under the Notes represented thereby. No beneficial owner of an interest in the Global Notes will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the Indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons will be impaired to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined herein) the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the

DTC system, or otherwise take actions in respect of such interests, may be impaired by the lack of a physical certificate evidencing such interests.


     Payments of the principal of, premium, if any, and interest on the Notes represented by the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee, nor any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.


     The Company expects that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the Notes represented by the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants and not that of the Company or the Trustee.


     Transfers between participants in DTC will be effected in accordance with DTC rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states that require physical delivery of such security or to pledge such securities, such holder must transfer its interest in the Global Note in accordance with the normal procedures and the procedures in the indenture.


     DTC has advised us that DTC will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Securities are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Securities for Certificated Securities, which it will distribute to its Participants.


     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.


     DTC has further advised us that management of DTC is aware that some computer applications, systems, and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within DTC, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which DTC reports is complete. Additionally, DTC's plan includes a testing phase, which DTC expects to be completed within appropriate time frames.


     However, DTC's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as the DTC's direct and indirect participants and third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (1) impress upon them the importance of such services being Year 2000 compliant; and (2) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.


     According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.


     Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.


     Certificated Securities. Interests in the Global Notes will be exchanged for Certificated Securities if (i) DTC notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by the Company within 90 days, or (ii) an Event of Default has occurred and is continuing with respect to the Notes. Upon the occurrence of any of the events described in the preceding sentence, the Company will cause the appropriate Certificated Securities to be delivered.

                              REGISTRATION RIGHTS


     The Company, the Guarantors and the initial purchasers entered into the registration rights agreement on March 31, 1999, pursuant to which the Company and the Guarantors agreed, for the benefit of the holders of the existing notes, that they will, at their own expense, (i) file an exchange offer registration statement with the Commission with respect to an offer to exchange the existing notes for the exchange notes having substantially identical terms in all material respects to the existing notes (except that the exchange notes will not contain terms with respect to transfer restrictions or interest rate increases as described herein) within 65 calendar days after the issue date of the existing notes, (ii) use their best efforts to cause the exchange offer registration statement to be declared effective by the Commission under the Securities Act within 135 calendar days after the issue date and (iii) use their best efforts to consummate the exchange offer within 160 calendar days after the issue date. Upon the exchange offer registration statement being declared effective, the Company will offer the exchange notes in exchange for surrender of the existing notes. The Company and the Guarantors will keep the exchange offer open for at least 30 days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed holders of the existing notes.


     In the event that (i) any changes in law or the applicable interpretations of the staff of the Commission do not permit the Company to effect the exchange offer, (ii) for any other reason the exchange offer is not consummated within 160 days after the issue date, (iii) under certain circumstances, if the initial purchasers shall so request or (iv) any holder of existing Notes (other than the Initial Purchasers) is not eligible to participate in the exchange offer, the Company and the Guarantors will, at their expense, (a) as promptly as practicable, file with the Commission a shelf registration statement covering resales of the existing Notes, (b) use their best efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 150 days after the issue date and (c) use their best efforts to keep effective the shelf registration statement until the earlier of two years after its issue date or such shorter period ending when all Notes covered by the shelf registration statement have been sold in the manner set forth and as contemplated in the shelf registration statement or when the Notes become eligible for resale pursuant to Rule 144 under the Securities Act without volume restrictions, if any. The Company, will, in the event of the filing of the shelf registration statement, provide to each holder of the Notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A holder of Notes that sells its Notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations thereunder). In addition, each holder of the Notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the registration rights agreement in order to have their Notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages set forth in the following paragraph.


     In the event that either (a) the exchange offer registration statement has not been declared effective on or prior to the 135th calendar day following the issue date or (b) the exchange offer is not consummated or a shelf registration statement is not declared effective on or prior to the 160th calendar day following the issue date, the interest rate borne by the Notes shall be increased by one-quarter of one percent per annum following such 65-day period in the case of clause (a) above, following such 135-day period in the case of clause (b) above or following such 160-day period in the case of clause (c) above, which rate will be increased by an additional one-quarter of one percent per annum for each 90-day period that any additional interest continues to accrue; provided that the aggregate increase in such annual interest rate may in no event exceed one percent. Upon (x) the filing of the exchange offer registration statement after the 65-day period described in clause (a) above,
(y) the effectiveness of the exchange offer registration statement after the 135-day period described in clause (b) above or (z) the consummation of the exchange offer or the effectiveness of a shelf registration statement, as the case may be, after the 160-day period described in clause (c) above, the interest rate borne by the Notes from the date of such filing, effectiveness or consummation, as the case may be, will be reduced to the original interest rate if the Company and the Guarantors are otherwise in compliance with this paragraph; provided, however, that if, after any such reduction in interest rate, a different event specified in clause (a), (b) or (c) above occurs, the interest rate may again be increased pursuant to the foregoing provisions. The registration rights agreement is also attached as an exhibit to this registration statement. In addition, the information set forth above concerning certain interpretations of and positions taken by the staff of the SEC is not intended to constitute legal advice, and prospective investors should consult their own advisors with respect to such matters.

                             PLAN OF DISTRIBUTION



     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for existing notes where such existing notes were acquired as a result of market-making activities or other trading activities. In addition, until August 2, 1999 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.



     The Company will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter", within the meaning of the Securities Act.


     The Company has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes), other than commissions or concessions of any broker-dealers, and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                      CERTAIN FEDERAL TAX CONSIDERATIONS


EFFECT OF EXCHANGE OF EXISTING NOTES FOR EXCHANGE NOTES



     The following discussion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations, judicial authority and administrative rulings and practice. There can be no assurance that the Internal Revenue Service (the "Service") will not take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conditions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders. Certain holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. We recommend that each holder consult such holder's own tax advisor as to the particular tax consequences of exchanging such holder's existing notes for exchange notes, including the applicability and effect of any state, local or foreign tax laws.


     We believe that the exchange of the existing notes for notes pursuant to the exchange offer will not be treated as an "exchange" for federal income tax purposes because the exchange notes will not be considered to differ materially in kind or extent from the exchange notes. Rather, the exchange notes received by a holder will be treated as a continuation of the existing notes in the hands of such holder. As a result, there will be no federal income tax consequences to holders exchanging outstanding notes for exchange notes pursuant to the exchange offer.



EFFECTS ON NON-UNITED STATES HOLDERS


     The following is a general discussion of certain United States federal income and estate tax consequences of the acquisition, ownership and disposition of notes by an initial beneficial owner of notes that, for United States federal income tax purposes, is a Non-United States Holder. This discussion is based upon the United States federal tax law now in effect, which is subject to change, possibly retroactively. For purposes of this discussion, a "Non-United States Holder" means a holder of a note that is, for United States federal income tax purposes, (a) a nonresident alien individual, (b) a foreign corporation, (c) a foreign estate, (d) a foreign trust, or (e) a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a nonresident alien individual, a foreign corporation, a foreign estate, or a foreign trust. (For United States federal income tax purposes: (a) a corporation or partnership is foreign unless it is created or organized under the laws of the United States or of a political subdivision of the United States; (b) a foreign estate is an estate other than an estate whose income is includable in gross income for federal income tax purposes regardless of its source; and (c) a foreign trust is any trust other than a trust as to which (i) a United States court is able to exercise primary supervision over the administration of the trust, and (ii) one or more United States persons have the authority to control all substantial decisions of the trust.) The tax treatment of the holders of the notes may vary depending upon their particular situations. United States persons acquiring the notes are subject to different rules than those discussed below. In addition, certain other holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors are urged to consult their tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of notes, as well as any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.


INTEREST



     Interest paid by us on the notes to a Non-United States Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-United States Holder and such Non-United States Holder (a) does not actually or constructively own 10% of the total combined voting power of stock of all classes of our stock; (b) is not a controlled foreign corporation with respect to which we directly or indirectly is a "related person" within the meaning of the United States Internal Revenue Code of 1986, as amended (the "Code"); (c) is not a bank making a loan in its ordinary course of business; and (d) either (A) the beneficial owner of the note certifies to us or our agent, under penalties of perjury, that such owner is not a United States person and provides its name and address (which certification can be made on IRS Form W-8 or Form W-8BEN) or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "Financial Institution") certifies to us or to our agent, under penalties of perjury, that the certification described in clause (A) hereof has been received from the beneficial owner or by another financial institution acting for the beneficial owner. Recently issued final Treasury Regulations (the "Final Regulations"), which apply to payments on a note after December 31, 1999, also provide that the certification requirements set forth above generally will be fulfilled if beneficial owners (including partners of certain foreign partnerships), as well as certain foreign partnerships, meet the two conditions set forth in the preceding sentence. However, certain beneficial owners including foreign estates or trusts (or a fiduciary thereof) and foreign partnerships that have entered into a withholding agreement with the IRS will be required to provide their "taxpayer identification number" in addition to their name and address on Form W-8. Foreign partnerships and their partners should consult their tax advisors regarding possible additional reporting requirements.



GAIN ON DISPOSITION


     A Non-United States Holder will generally not be subject to United States federal income tax on a gain recognized on a sale, redemption or other disposition of a note unless (a) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder or (b) in the case of a Non-United States Holder who is a nonresident alien individual and holds the note as capital asset, such holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met.


FEDERAL ESTATE TAXES


     If interest on the notes is exempt from withholding of United States federal income tax under the rules described above, the notes will not be included in the estate of a deceased Non-United States Holder for United States federal estate tax purposes.


INFORMATION REPORTING AND BACKUP WITHHOLDING



     We will, where required, report to the holders of notes and the Internal Revenue Service the amount of any interest paid on the notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.


     In the case of payments of interest to Non-United States Holders, Treasury regulations provide that the 31% backup withholding tax and certain information reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established; provided that neither we nor our paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied. Under these Treasury regulations, information reporting and backup withholding will apply, however, to the gross proceeds paid to a Non-United States Holder on the disposition of the notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements, but not backup withholding, will also apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign brokers with certain types of relationships to the United States unless such broker has documentary evidence in its file that the holder of the notes is not a United States person, and such broker has no actual knowledge to the contrary, or the holder establishes an exception. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the notes by or through a foreign office of a foreign broker not subject to the preceding sentence. The Final Regulations modify the application of the information reporting and backup withholding tax to Non-United States Holders for payments made after December 31, 1999. Among other things, these regulations may require such holders to furnish new certifications of their non-United States status. Prospective investors, including foreign partnerships and their partners, should consult their tax advisors regarding possible additional reporting requirements.


     Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-United States Holder's United States federal income tax liability provided that the required information is furnished to the Internal Revenue Service.


     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules discussed above. The final regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The final regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-United States holders should consult their own tax advisors with respect to the impact, if any, of the new final regulations.



                                 LEGAL MATTERS



     The validity of the notes offered hereby will be passed upon for us by Broad and Cassel, a partnership including professional associations, Miami, Florida.




                                    EXPERTS



     The consolidated financial statements of Supreme International Corporation as of January 31, 1998 and 1999 and for each of the three years in the period ended January 31, 1999, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Perry Ellis International, Inc. as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998, included in this prospectus, have been audited by Saul L. Klaw & Co., P.C., independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of the John Henry and Manhattan Business (comprising the licensing operations of the John Henry and Manhattan Brands owned by Salant Corporation) as of and for the year ended January 2, 1999, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION



     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied, without charge, at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Such materials can also be obtained on the Commission's site on the Internet at http://www.sec.gov. Copies can also be obtained by mail at prescribed rates. Requests for copies should be directed to the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Our common stock is traded on the Nasdaq National Market/registered trademark/ and, as a result, the periodic reports, proxy statements and other information filed by us with the Commission can be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                         INDEX TO FINANCIAL STATEMENTS





                                                                                              PAGE
                                                                                             -----
SUPREME INTERNATIONAL CORPORATION (CURRENTLY KNOWN AS PERRY ELLIS INTERNATIONAL, INC.)
Financial Statements for each of the three years in the period ended January 31, 1999:
 Independent Auditors' Report ............................................................    F-2
 Consolidated Balance Sheets as of January 31, 1998 and 1999 .............................    F-3
 Consolidated Statements of Income for each of the three years
   in the period ended January 31, 1999 ..................................................    F-4
 Consolidated Statements of Changes in Stockholders' Equity for each of the three years
   in the period ended January 31, 1999 ..................................................    F-5
 Consolidated Statements of Cash Flow for each of the three years
   in the period ended January 31, 1999 ..................................................    F-6
 Notes to Consolidated Financial Statements ..............................................    F-7
Unaudited Financial Statements for the three months ended April 30, 1999 and 1998:
 Consolidated Balance Sheets as of April 30, 1999 (Unaudited) and January 31, 1999 .......   F-22
 Consolidated Statements of Operations (Unaudited) for the three months ended
   April 30, 1999 and April 30, 1998 .....................................................   F-23
 Consolidated Statements of Cash Flows (Unaudited) for the three months ended
   April 30, 1999 and April 30, 1998 .....................................................   F-24
 Notes to Consolidated Financial Statements (Unaudited) ..................................   F-25
PERRY ELLIS INTERNATIONAL, INC. (CURRENTLY KNOWN AS PEI)
Independent Auditors' Report .............................................................   F-30
Balance Sheets as of December 31, 1997 and 1998 and March 31, 1999 (unaudited) ...........   F-31
Statements of Operations for the years ended December 31, 1996, 1997 and 1998
 and for the quarters ended March 31, 1998 and 1999 (unaudited) ..........................   F-32
Undistributed income for the years ended December 31, 1996, 1997 and 1998
 and for the quarter ended March 31, 1999 (unaudited) ....................................   F-33
Statements of Cash Flow for the years ended December 31, 1996, 1997 and 1998
 and for the quarters ended March 31, 1998 and 1999 (unaudited) ..........................   F-34
Notes to Financial Statements ............................................................   F-35
JOHN HENRY AND MANHATTAN BUSINESS
Independent Auditors' Report .............................................................   F-38
Statement of Revenues, Direct Expenses and Allocated Corporate Expenses
 Before Interest and Domestic Income Taxes for the year ended January 2, 1999 ............   F-39
Statement of Net Assets to be Sold as of January 2, 1999 .................................   F-40
Notes to Financial Statements Year ended January 2, 1999 .................................   F-41

INDEPENDENT AUDITORS' REPORT




To the Board of Directors and Stockholders of Supreme International Corporation and subsidiaries:


We have audited the consolidated balance sheets of Supreme International Corporation and subsidiaries (the "Company") as of January 31, 1998 and 1999, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended January 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999 in conformity with generally accepted accounting principles.






/s/ DELOITTE & TOUCHE LLP


Miami, Florida
March 12, 1999 (June 11, 1999 as to Note 17)

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                        AS OF JANUARY 31, 1998 AND 1999





                                                                            1998              1999
                                                                      ---------------   ---------------
ASSETS
Current Assets:
 Cash .............................................................    $  1,010,256      $    173,493
 Accounts receivable, net .........................................      35,502,607        38,969,845
 Inventories ......................................................      35,799,388        32,965,655
 Deferred income taxes ............................................       1,154,905         1,091,482
 Deposits for acquisitions ........................................              --         6,000,000
 Other current assets .............................................       2,253,328         2,040,200
                                                                       ------------      ------------
   Total current assets ...........................................      75,720,484        81,240,675
Property and equipment, net .......................................       4,899,656         7,851,592
Intangible assets, net ............................................      19,716,064        18,842,797
Other .............................................................       1,313,747         1,022,467
                                                                       ------------      ------------
   TOTAL ..........................................................    $101,649,951      $108,957,531
                                                                       ============      ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
 Accounts payable .................................................    $  4,048,325      $  4,595,688
 Accrued expenses .................................................       2,062,912         4,931,525
 Borrowings under letter of credit facilities .....................       3,000,000                --
 Other current liabilities ........................................         442,790           413,505
                                                                       ------------      ------------
   Total current liabilities ......................................       9,554,027         9,940,718
Deferred income tax ...............................................         282,905           559,728
Long term debt--senior credit agreement ...........................      36,658,174        33,511,157
                                                                       ------------      ------------
   Total liabilities ..............................................      46,495,106        44,011,603
                                                                       ------------      ------------
Commitments and Contingencies: (Note 16)
Stockholders' Equity:
Preferred stock--$.01 par value; 1,000,000 shares authorized;
  no shares issued or outstanding .................................              --                --
Class A Common Stock--$.01 par value; 30,000,000 shares authorized;
  no shares issued or outstanding .................................              --                --
Common stock--$.01 par value; 30,000,000 shares authorized;
  6,555,681 and 6,712,374 shares issued and outstanding
  as of January 31, 1998 and 1999, respectively ...................          65,556            67,123
Additional paid-in-capital ........................................      27,598,618        28,806,455
Retained earnings .................................................      27,490,671        36,072,350
                                                                       ------------      ------------
   Total stockholders' equity .....................................      55,154,845        64,945,928
                                                                       ------------      ------------
   TOTAL ..........................................................    $101,649,951      $108,957,531
                                                                       ============      ============

                          See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999





                                                                1997                1998                1999
                                                         -----------------   -----------------   -----------------
Revenues
 Net Sales ...........................................     $ 157,372,796       $ 190,689,212       $ 221,347,295
 Royalty Income ......................................         1,654,262           4,031,878           3,057,357
                                                           -------------       -------------       -------------
  Total Revenues .....................................       159,027,058         194,721,090         224,404,652
Cost of Sales ........................................       122,045,614         145,991,132         166,198,450
                                                           -------------       -------------       -------------
Gross Profit .........................................        36,981,444          48,729,958          58,206,202
Selling, General and Administrative Expenses .........        25,876,115          35,885,443          41,639,672
                                                           -------------       -------------       -------------
Operating Income .....................................        11,105,329          12,844,515          16,566,530
Interest Expense .....................................         1,664,392           2,781,509           3,493,985
                                                           -------------       -------------       -------------
Income Before Income Tax Provision ...................         9,440,937          10,063,006          13,072,545
Income Tax Provision .................................         3,596,918           2,884,844           4,490,866
                                                           -------------       -------------       -------------
Net Income ...........................................     $   5,844,019       $   7,178,162       $   8,581,679
                                                           =============       =============       =============
Net Income Per Share
 Basic ...............................................     $        0.89       $        1.10       $        1.29
                                                           =============       =============       =============
 Diluted .............................................     $        0.89       $        1.08       $        1.27
                                                           =============       =============       =============
Weighted Average Number of Shares Outstanding
 Basic ...............................................         6,534,446           6,540,604           6,674,103
                                                           =============       =============       =============
 Diluted .............................................         6,595,147           6,665,635           6,769,810
                                                           =============       =============       =============

                See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999





                                                       COMMON STOCK            ADDITIONAL
                                                --------------------------       PAID-IN         RETAINED
                                                    SHARES        AMOUNT         CAPITAL         EARNINGS           TOTAL
                                                -------------   ----------   --------------   --------------   --------------
BALANCE, JANUARY 31, 1996 ...................     6,800,000      $ 68,000     $ 29,296,594     $14,468,490      $ 43,833,084
Purchase of treasury stock, at cost .........      (278,069)       (2,780)      (1,947,599)             --        (1,950,379)
Exercise of stock options ...................         7,500            75           48,675              --            48,750
Net Income ..................................            --            --               --       5,844,019         5,844,019
                                                  ---------      --------     ------------     -----------      ------------
BALANCE, JANUARY 31, 1997 ...................     6,529,431        65,295       27,397,670      20,312,509        47,775,474
Exercise of stock options ...................        26,250           261          200,948              --           201,209
Net Income ..................................            --            --               --       7,178,162         7,178,162
                                                  ---------      --------     ------------     -----------      ------------
BALANCE, JANUARY 31, 1998 ...................     6,555,681        65,556       27,598,618      27,490,671        55,154,845
Exercise of stock options ...................        78,525           785          457,367              --           458,152
Exercise of warrants ........................        78,168           782             (782)             --                --
Net Income ..................................            --            --               --       8,581,679         8,581,679
Tax benefit for exercise of
  non-qualified stock options ...............            --            --          751,252              --           751,252
                                                  ---------      --------     ------------     -----------      ------------
BALANCE, JANUARY 31, 1999 ...................     6,712,374      $ 67,123     $ 28,806,455     $36,072,350      $ 64,945,928
                                                  =========      ========     ============     ===========      ============

                See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOW


       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


                                                                          1997              1998              1999
                                                                    ---------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ......................................................    $   5,844,019     $  7,178,162      $   8,581,679
Adjustments to reconcile net income to net cash
  (used in) provided by operating activities:
 Depreciation and amortization ..................................        1,147,091        1,748,006          2,161,398
 Loss on sale and abandonment of property .......................          257,221          187,692                 --
 Decrease (increase) in deferred taxes ..........................          159,655         (203,342)           340,246
 Changes in operating assets and liabilities:
   (net of effects of acquisition)
  Accounts receivable, net ......................................       (8,951,318)      (6,695,371)        (3,467,238)
  Inventories ...................................................          293,527       (3,598,866)         2,833,733
  Other current assets ..........................................         (359,942)        (727,633)           213,128
  Other assets ..................................................       (1,915,477)         889,854            291,280
  Accounts payable and accrued expenses .........................        4,835,234       (1,907,414)         3,415,976
  Other current liabilities .....................................          563,756           28,055            (29,285)
                                                                     -------------     ------------      -------------
    Net cash provided by (used in)
       operating activities .....................................        1,873,766       (3,100,857)        14,340,917
                                                                     -------------     ------------      -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment ..............................       (1,058,061)      (3,828,142)        (4,004,588)
Proceeds from sale of property and equipment ....................          164,545           32,102                 --
Payment on purchase of intangible assets ........................         (137,027)        (758,598)          (235,479)
Deposit for John Henry/Manhattan acquisition ....................               --               --         (1,000,000)
Deposit for Perry Ellis International acquisition ...............               --               --         (5,000,000)
Payment for Jolem acquisition ...................................       (3,657,435)              --                 --
Payment for Munsingwear acquisition .............................      (19,768,380)              --                 --
                                                                     -------------     ------------      -------------
   Net cash used in investing activities ........................      (24,456,358)      (4,554,638)       (10,240,067)
                                                                     -------------     ------------      -------------
CASH FLOW FROM FINANCING ACTIVITIES:
Net increase (decrease) in borrowings under
  letter of credit facilities ...................................        6,812,629       (3,812,629)        (3,000,000)
Net proceeds from (repayments of) long-term debt ................       18,168,857       11,521,373         (3,147,017)
Purchase of treasury stock ......................................       (1,950,379)              --                 --
Tax benefit for exercise of non-qualified stock options .........               --               --            751,252
Proceeds from exercise of stock options .........................           48,750          201,209            458,152
                                                                     -------------     ------------      -------------
   Net cash provided by (used in) financing activities ..........       23,079,857        7,909,953         (4,937,613)
                                                                     -------------     ------------      -------------
NET INCREASE (DECREASE) IN CASH .................................          497,265          254,458           (836,763)
CASH AT BEGINNING OF YEAR .......................................          258,533          755,798          1,010,256
                                                                     -------------     ------------      -------------
CASH AT END OF YEAR .............................................    $     755,798     $  1,010,256      $     173,493
                                                                     =============     ============      =============
SUPPLEMENTAL DISCLOSURE OF
  CASH FLOW INFORMATION
Cash paid during the year for:
 Interest .......................................................    $   1,433,403     $  2,820,016      $   3,293,877
                                                                     =============     ============      =============
 Income taxes ...................................................    $   3,394,466     $  3,174,807      $   1,762,479
                                                                     =============     ============      =============

                See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


1. GENERAL



     Supreme International Corporation and subsidiaries (the "Company") was incorporated in the State of Florida and has been in business since 1967. The Company is a leading designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters, urban wear, casual and dress pants and shorts to all levels of retail distribution.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     The following is a summary of the Company's significant accounting policies:


     PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Supreme International Corporation and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.


     USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts in the consolidated financial statements and the accompanying notes. Actual results could differ from those estimates.


     FAIR VALUE OF FINANCIAL INSTRUMENTS--The carrying amounts of accounts receivable and accounts payable approximates fair value due to their short-term nature. The carrying amount of debt and credit facilities approximate fair value due to their stated interest rate approximating a market rate. These estimated fair value amounts have been determined using available market information or other appropriate valuation methodologies.


     INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out basis) or market. Costs consist of the purchase price, customs, duties, freight, insurance, and commissions to buying agents.


     PROPERTY AND EQUIPMENT--Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or estimated useful lives of the improvements. The useful lives range from five to ten years.


     INTANGIBLE ASSETS--Intangible assets primarily represent costs capitalized in connection with the acquisition, registration and maintenance of brand names and license rights. The amortization periods for the intangible assets range from fifteen to twenty years, with a weighted average of nineteen and a half years.


     LONG LIVED-ASSETS--Management reviews long-lived assets, including identifiable intangible assets, for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. If there is an indication of impairment, management prepares an estimate of future cash flows (undiscounted and without interest charges) expected to result from the use of the asset and its eventual disposition. If these cash flows are less than the carrying amount of the asset, an impairment loss is recognized to reduce the asset to its estimated fair value. Preparation of estimated expected future cash flows is inherently subjective and is based on management's best

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) estimate of assumptions concerning future conditions. At January 31, 1999, management believes there was no impairment to long-lived assets.


     REVENUE RECOGNITION--Sales are recognized upon shipment, returns for defective goods are netted against sales, and an allowance is provided for estimated returns and other chargebacks. Royalty income is recognized when earned on the basis of the terms specified in the underlying contractual agreements.


     INCOME TAXES--Deferred income taxes result primarily from timing differences in the recognition of expenses for tax and financial reporting purposes and are accounted for in accordance with Financial Accounting Standards Board Statement No. 109 ("SFAS No. 109"), Accounting for Income Taxes, which requires the asset and liability method of computing deferred income taxes. Under the asset and liability method, deferred taxes are adjusted for tax rate changes as they occur.


     NET INCOME PER SHARE--Basic net income per share is computed by dividing net income by the weighted average shares of outstanding common stock. The calculation of diluted net income per share is similar to basic earnings per share except that the denominator includes dilutive potential common stock. The dilutive potential common stock included in the Company's computation of diluted net income per share includes the effects of the stock options and warrants described in Note 14, as determined using the treasury stock method. The weighted average number of shares for stock options included in the dilutive weighted average shares outstanding were 60,701, 125,031 and 95,707 in 1997, 1998 and 1999, respectively.


     STOCK SPLIT--On July 21, 1997, the Company's Board of Directors declared a 3 for 2 stock split in the form of a stock dividend. The accompanying financial statements reflect the stock split as if it had occurred as of the earliest period being presented.


     ACCOUNTING FOR STOCK-BASED COMPENSATION--The Company has chosen to account for stock-based compensation to employees and non-employee members of the Board using the intrinsic value method prescribed by Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As required by Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), Accounting for Stock-Based Compensation, the Company has presented certain pro forma and other disclosures related to stock-based compensation plans.


     RECLASSIFICATIONS--Certain amounts in the 1998 and 1997 financial statements have been reclassified to conform to the 1999 presentation.


     NEW ACCOUNTING PRONOUNCEMENTS--In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), REPORTING COMPREHENSIVE INCOME. SFAS No. 130 requires that all components of comprehensive income be reported on one of the following: (1) the statement of income; (2) the statement of changes in stockholders' equity, or (3) a separate statement of comprehensive income. Comprehensive income is comprised of net income and all changes to stockholders' equity, except those due to investments by stockholders (changes in paid-in capital) and distributions to stockholders (dividends). SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 130

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED) for the fiscal year ended January 31, 1999. The components of comprehensive income which are excluded from net income are not significant, individually or in the aggregate, and therefore no separate statement of comprehensive income has been presented.


     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 changes the way public companies report information about segments of their business in their annual financial statements and requires them to report selected segment information in their quarterly reports issued to shareholders. SFAS No. 131 also requires entity-wide disclosure about products and services an entity provides, the foreign countries in which it holds assets and reports revenues and its major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS No. 131 for the fiscal year ended January 31, 1999 (see Note 15).


     In March 1998, the American Institute of Certified Public Accountants issued Statements of Position 98-1, ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1"). SOP 98-1 provides guidance for capitalizing and expensing the costs of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. Management has not determined the effect, if any, of adopting SOP 98-1.


     In April 1998, the American Institute of Certified Public Accountants issued Statements of Position 98-5, REPORTING ON THE COSTS OF START-UP ACTIVITIES ("SOP 98-5"). SOP 98-5 establishes accounting standards for the reporting of certain costs associated with the start-up of operations, lines of business, etc. SOP 98-5 requires that costs of start-up activities, including organizational costs, be expensed as incurred and that in the year of adoption, start-up costs recorded should be expensed. SOP 98-5 is effective for fiscal years beginning subsequent to December 15, 1998. Management has not determined the effect, if any, of adopting SOP 98-5.


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES ("SFAS No. 133"). Among other provisions, SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. It also requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 is effective for financial statements for fiscal year beginning after June 15, 1999. Management has not determined the effect, if any, of adopting SFAS No. 133.


3. ACQUISITIONS


     MUNSINGWEAR ACQUISITION--On September 6, 1996, the Company acquired certain assets of Munsingwear, Inc. ("Munsingwear"), a manufacturer of men's casual apparel, for approximately $18,400,000. The assets acquired consisted of brand names including GRAND SLAM/registered trademark/, GRAND SLAM TOUR/registered trademark/, PENGUIN SPORT/registered trademark/, and other intangible assets. The purchase price amounted to approximately $19,800,000, which included $1,400,000 of transaction costs, and was primarily allocated to working capital and intangible assets as follows: inventories $300,000; accounts receivable $300,000; and brand

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


3. ACQUISITIONS--(CONTINUED)
names $19,200,000. The acquisition was accounted for under the purchase method of accounting and was financed with borrowings from the revolving credit agreement (see Note 10).


     JOLEM ACQUISITION--On May 6, 1996, the Company acquired all the assets of Jolem Imports, Inc. ("Jolem"), a Miami based manufacturer of men's and boy's casual apparel. The purchase price amounted to approximately $3,700,000 and was primarily allocated to working capital and intangible assets as follows: inventories $1,800,000; accounts receivable $1,500,000; and brand names $400,000. The acquisition was accounted for under the purchase method of accounting.


4. ACCOUNTS RECEIVABLE


     Accounts receivable consisted of the following as of January 31:


                                                                          1998             1999
                                                                     --------------   --------------
   Trade accounts ................................................    $ 37,499,297     $ 43,219,125
   Royalties and other receivables ...............................       2,217,338        1,479,149
                                                                      ------------     ------------
   Total .........................................................      39,716,635       44,698,274
   Less: Allowance for doubtful accounts .........................        (609,874)        (609,874)
    Allowance for sales returns and other chargebacks   ..........      (3,604,154)      (5,118,555)
                                                                      ------------     ------------
   Total .........................................................    $ 35,502,607     $ 38,969,845
                                                                      ============     ============

     The activity for the allowance accounts are as follows:


                                                           1997              1998               1999
                                                     ---------------   ----------------   ----------------
   Allowance for doubtful accounts:
    Beginning balance ............................    $    242,792      $     250,000      $     609,874
    Provision ....................................         135,854            799,129            167,659
    Write-offs, net of recoveries ................        (128,646)          (439,255)          (167,659)
                                                      ------------      -------------      -------------
    Ending balance ...............................    $    250,000      $     609,874      $     609,874
                                                      ============      =============      =============
   Allowance for sales returns and other
    chargebacks:
    Beginning balance ............................    $    567,014      $   1,670,565      $   3,604,154
    Provision ....................................       9,057,342         13,047,822         11,984,955
    Actual returns and other chargebacks .........      (7,953,791)       (11,114,233)       (10,470,554)
                                                      ------------      -------------      -------------
    Ending balance ...............................    $  1,670,565      $   3,604,154      $   5,118,555
                                                      ============      =============      =============

     The Company carries accounts receivable at the amount it deems to be collectible. Accordingly, the Company provides allowances for accounts receivable it deems to be uncollectible based on management's best estimates. Recoveries are recognized in the period they are received. The ultimate amount of accounts receivable that become uncollectible could differ from those estimated.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999

5. INVENTORIES


     Inventories consisted of the following as of January 31:


                                                  1998             1999
                                             --------------   --------------
   Finished goods ........................    $31,972,723      $30,730,131
   Raw materials and in process ..........      1,204,841          255,085
   Merchandise in transit ................      2,621,824        1,980,439
                                              -----------      -----------
   Total .................................    $35,799,388      $32,965,655
                                              ===========      ===========

6. PROPERTY AND EQUIPMENT


     Property and equipment consisted of the following as of January 31:


                                                       1998              1999
                                                 ---------------   ---------------
   Land ......................................    $         --      $  1,125,000
   Furniture, fixture and equipment ..........       5,723,557         7,205,651
   Vehicles ..................................         309,955           371,364
   Leasehold improvements ....................       1,617,288         2,299,704
                                                  ------------      ------------
                                                     7,650,800        11,001,719
   Less: accumulated depreciation ............      (2,751,144)       (3,150,127)
                                                  ------------      ------------
   Total .....................................    $  4,899,656      $  7,851,592
                                                  ============      ============

     Depreciation expense relating to property and equipment amounted to approximately $800,000, $847,000, and $1,052,000 for the fiscal years ended January 31, 1997, 1998 and 1999, respectively.


7. INTANGIBLE ASSETS


     Intangible assets consisted of the following as of January 31:


                                              1998             1999
                                         --------------   --------------
   Trademarks & Licenses .............    $ 21,306,788     $ 21,544,562
   Goodwill ..........................          17,864           16,165
                                          ------------     ------------
                                            21,324,652       21,560,727
   Accumulated Amortization ..........      (1,608,588)      (2,717,930)
                                          ------------     ------------
   Balance, net ......................    $ 19,716,064     $ 18,842,797
                                          ============     ============

     Amortization expense relating to the intangible assets amounted to approximately $347,000, $901,000 and $1,109,000, for the fiscal years ended January 31, 1997, 1998 and 1999, respectively.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999

8. ACCRUED EXPENSES


     Accrued expenses consisted of the following as of January 31:


                                              1998            1999
                                         -------------   -------------
   Income taxes ......................    $  370,687      $2,107,457
   Salaries and commissions ..........       662,865       1,549,758
   Buying commissions ................       597,280         818,188
   Other .............................       432,080         456,122
                                          ----------      ----------
   Total .............................    $2,062,912      $4,931,525
                                          ==========      ==========

9. BORROWINGS UNDER LETTER OF CREDIT FACILITIES


     The Company has a $45 million facility which provides up to $35 million to issue sight letters of credit including a sub-limit of $2 million to issue time letters of credit up to 120 days. In addition, the facility has a $10 million sub-limit for refinancing of sight letters of credit for a period of up to 120 days. The facility is collateralized by the consignment of merchandise in transit under each letter of credit. Indebtedness under this facility bears interest at variable rates substantially equal to the lenders' prime rate minus 1.0% per annum (6.75% as of January 31, 1999). Amounts outstanding under the $10 million sub-limit are collateralized by a secondary interest in the Company's accounts receivable and inventories.


     The Company has two additional letters of credit facilities which provide for borrowings of up to $15 million to issue sight letters of credit. The facilities are collateralized by the consignment of the merchandise in transit under each letter of credit.


     Borrowings available under letter of credit facilities consisted of the following as of January 31:



                                                        1998               1999
                                                  ----------------   ----------------
   Total Letter of credit facilities ..........    $  60,000,000      $  60,000,000
   Borrowings .................................       (3,000,000)                --
   Outstanding letters of credit ..............      (26,673,016)       (23,420,765)
                                                   -------------      -------------
   Available ..................................    $  30,326,984      $  36,579,235
                                                   =============      =============

10. LONG-TERM DEBT--SENIOR CREDIT FACILITY

     The Company amended its revolving credit facility (the "Senior Credit Facility") on August 1, 1998 with a group of banks giving it the right to borrow $60 million or a portion thereof for its general corporate purposes. The Senior Credit Facility expires in April 2001 . Borrowings are limited under the terms of a borrowing base calculation which generally restricts the outstanding balance to 85% of eligible receivables plus 50% of eligible inventories, as defined. Interest on borrowings is variable, based upon the Company's option of selecting a LIBOR plus 1.25% or the bank's prime rate. The weighted average interest rate was 6.69% as of January 31, 1999. The Senior Credit Facility contains certain covenants, the most restrictive of which require the Company to maintain certain financial and net worth ratios. In addition, the Senior Credit Facility restricts the payment of dividends. The Senior Credit Facility is secured by the Company's assets. The outstanding balance under the Senior Credit Facility as of January 31, 1998 and 1999 amounted to $36,658,174 and $33,511,157, respectively.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999



10. LONG-TERM DEBT--SENIOR CREDIT FACILITY--(CONTINUED)
     The Company amended the Senior Credit Facility in March, 1999. As amended, the Senior Credit Facility will provide a revolving credit facility up to an aggregate amount of $75 million and a term loan of $25 million. The amended agreement expires in October 2002.


11. INCOME TAXES


     The income tax provision consisted of the following for each of the years ended January 31:



                                       1997            1998            1999
                                  -------------   -------------   -------------
   Current income taxes:
    Federal ...................    $2,910,509      $2,780,815      $3,057,838
    State .....................       526,754         307,371       1,002,692
    Foreign ...................            --              --          90,090
                                   ----------      ----------      ----------
   Total ......................    $3,437,263      $3,088,186      $4,150,620
   Deferred income taxes:
    Federal and state .........       159,655        (203,342)        340,246
                                   ----------      ----------      ----------
   Total ......................    $3,569,918      $2,884,844      $4,490,866
                                   ==========      ==========      ==========

     The following table reconciles the statutory federal income tax rate to the Company's effective income tax rate for each of the years ended January 31:




                                                                          1997         1998         1999
                                                                       ----------   ----------   ----------
   Statutory federal income tax rate ...............................   35.0 %       35.0 %       35.0 %
   Increase (decrease) resulting from
    State income taxes, net of federal income tax benefit ..........     3.9          2.1          2.9
    Benefit of graduated rate ......................................   (1.0)        (1.0)        (1.0)
    Reversal of certain income tax reserves ........................     --         (5.0)          --
   Other ...........................................................     0.2        (2.4)        (2.5)
                                                                       -----        -----        -----
   Total ...........................................................   38.1 %       28.7 %       34.4 %
                                                                       ========     ========     ========

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


11. INCOME TAXES--(CONTINUED)
     The tax effects of temporary differences that give rise to deferred tax assets and liabilities are as follows as of January 31:


                                                     1998            1999
                                                -------------   -------------
   Deferred income tax assets:
    Inventories .............................    $  642,944      $  795,442
    Accounts receivable .....................       227,468         220,165
    Accrued expenses ........................       183,750              --
    Other ...................................       100,743          75,875
                                                 ----------      ----------
    Deferred income tax assets ..............     1,154,905       1,091,482
                                                 ----------      ----------
   Deferred income tax liabilities:
    Fixed assets ............................       (61,742)       (318,580)
    Intangible ..............................       (99,694)       (241,148)
    Other ...................................      (121,469)             --
                                                 ----------      ----------
    Deferred income tax liabilities .........      (282,905)       (559,728)
                                                 ----------      ----------
    Net deferred income tax assets ..........    $  872,000      $  531,754
                                                 ==========      ==========

     A valuation allowance for deferred income tax assets is not deemed necessary as the assets are expected to be recovered.


12. RETIREMENT PLAN


     The Company adopted a 401(K) Profit Sharing Plan (the "Plan") in which eligible employees may participate. Employees are eligible to participate in the Plan upon the attainment of age 21, and completion of one year of service. Participants may elect to contribute up to 15% of their annual compensation, not to exceed amounts prescribed by statutory guidelines. The Company is required to contribute an amount equal to 50% of each participant's eligible contribution up to 4% of the participant's annual compensation. The Company may elect to contribute additional amounts at its discretion. The Company's contributions to the plan were approximately $34,000, $74,000, and $115,000 for the fiscal years ended January 31, 1997, 1998 and 1999 respectively.


13. RELATED PARTY TRANSACTIONS


     The Company leases certain office and warehouse space owned by the Company's Chairman of the Board of Directors and Chief Executive Officer under non-cancelable operating lease arrangements. Rent expense, including taxes, for these leases amounted to approximately $600,000, $625,000 and $546,000 for the fiscal years ended January 31, 1997, 1998 and 1999, respectively.


     The Company entered into a license agreement (the "License Agreement") with Isaco International, Inc. ("Isaco"), pursuant to which Isaco was granted an exclusive license to use the Natural Issues brand name in the United States and Puerto Rico to market a line of men's underwear and loungewear. The License Agreement provides for a guaranteed minimum royalty payment to the Company of $137,500 and expires on May 31, 1999. The principal shareholder of Isaco is the father-in-law of the Company's President and Chief Operating Officer. Royalty income earned from the License

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


13. RELATED PARTY TRANSACTIONS--(CONTINUED)
Agreement amounted to approximately $243,000, $296,000 and $298,000 for the fiscal years ended January 31, 1997, 1998 and 1999, respectively.


     In January 1998, the Company entered into two additional three-year license agreements with Isaco for use of the Natural Issue brand in the United States and its territories and possessions to market lines of hosiery and neckwear. The license agreement for neckwear provides for a guaranteed minimum annual royalty of $15,000 and the license agreement for hosiery provides for a guaranteed minimum annual royalty of $25,000 during the first year, increasing by $5,000 in each subsequent year.


14. STOCK OPTIONS AND WARRANTS


     STOCK OPTIONS--The Company adopted a 1993 Stock Option Plan (the "1993 Plan") and a Directors Stock Option Plan (the "Directors Plan") (collectively, the "Stock Option Plans"), under which shares of common stock are reserved for issuance upon the exercise of the options. The number of shares issuable under the Directors Plan is 150,000. The 1993 Plan was amended during fiscal 1999 to increase the number of shares issuable from 450,000 shares to 900,000 shares. The Stock Option Plans are designed to serve as an incentive for attracting and retaining qualified and competent employees, directors, consultants, and independent contractors of the Company. The 1993 Plan provides for the granting of both incentive stock options and nonstatutory stock options. Incentive stock options may only be granted to employees. Only non-employee directors are eligible to receive options under the Directors Plan. All matters relating to the Directors Plan are administered by a committee of the Board of Directors consisting of two or more employee directors, including selection of participants, allotment of shares, determination of price and other conditions of purchase, except that the per share exercise price of options granted under the Directors Plan may not be less than the fair market value of the common stock on the date of grant.


     Options can be granted under the 1993 Plan on such terms and at such prices as determined by the Board of Directors, or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1993 Plan may not be less than the fair market value of the common stock on the date of grant, and in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value. The aggregate fair market value of the shares covered by incentive stock options granted under the 1993 Plan that become exercisable by a grantee in any calendar year is subject to a $100,000 limit.


     On December 9, 1998, in order to provide an appropriate incentive to certain members of management whose stock option exercise prices were higher than the market price on that date, the Company allowed certain options to be repriced. This repricing was at the consent of the option holders, and all other terms of the options, including grant dates and exercise dates, remain intact and in accordance with the 1993 Plan.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


14. STOCK OPTIONS AND WARRANTS--(CONTINUED)
     A summary of the status of the option plans as of and for the changes during each of the three years in the period ended January 31, 1999 is presented below:



                                                    OPTION PRICE PER SHARE            OPTIONS EXERCISABLE
                                               --------------------------------- -----------------------------
                                     NUMBER                                         NUMBER    WEIGHTED AVERAGE
                                   OF SHARES       LOW        HIGH     WEIGHTED   OF SHARES    EXERCISE PRICE
                                 ------------- ---------- ----------- ---------- ----------- -----------------
   Outstanding January 31, 1996      218,250    $  6.33     $ 10.75    $  7.71     114,938       $  8.06
   Granted 1997 ................      90,000    $  6.67     $ 10.75    $  8.87
   Exercised 1997 ..............      (7,500)   $  6.50     $  6.50    $  6.50
   Cancelled 1997 ..............      (7,500)   $  6.50     $  6.50    $  6.50
                                     -------
   Outstanding January 31, 1997      293,250    $  6.33     $ 10.75    $  8.01     192,938       $  8.14
   Granted 1998 ................      24,000    $  9.17     $ 10.17    $  9.84
   Exercised 1998 ..............     (26,250)   $  6.67     $ 10.75    $  7.73
   Cancelled 1998 ..............          --
                                     -------
   Outstanding January 31, 1998      291,000    $  6.33     $ 10.75    $  7.92     221,750       $  7.90
   Granted 1999 ................     387,000    $  9.75     $ 15.75    $ 13.18
   Exercised 1999 ..............    (103,125)   $  6.33     $ 10.67    $  7.36
   Cancelled 1999 ..............      (8,875)   $ 10.67     $ 15.25    $ 10.96
                                    --------
   Outstanding January 31, 1999      566,000    $  6.67     $ 15.75    $ 11.95     410,375       $ 12.66
                                    ========

     The following table summarizes the information about options outstanding at January 31, 1999:


                              OPTIONS OUTSTANDING                                       OPTIONS EXERCISABLE
-------------------------------------------------------------------------------   -------------------------------
                                               WEIGHTED
                                                AVERAGE
                                               REMAINING           WEIGHTED                           WEIGHTED
        RANGE OF              NUMBER       CONTRACTUAL LIFE         AVERAGE           NUMBER          AVERAGE
    EXERCISE PRICES        OUTSTANDING        (IN YEARS)        EXERCISE PRICE     EXERCISABLE     EXERCISE PRICE
-----------------------   -------------   ------------------   ----------------   -------------   ---------------
$    6.50 - $ 9.75            152,750              3.0             $  8.20           135,625         $  8.19
$   10.00 - $15.00            172,250              4.7             $ 10.07            42,750         $ 10.12
$   15.25 - $15.75            238,000              9.1             $ 15.73           232,000         $ 15.75

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


14. STOCK OPTIONS AND WARRANTS--(CONTINUED)
     As described in Note 2, the Company accounts for stock-based compensation using the provisions of APB No. 25 and related interpretations. No compensation expense has been recognized in the years ended January 31, 1997, 1998 and 1999 as the exercise prices for stock options granted are equal to their fair market value at the time of grant. Had compensation cost for options granted been determined in accordance with the fair value provisions of SFAS 123, the Company's net income and net income per share would have been as follows for the years ended January 31:



                                  1997              1998              1999
                            ---------------   ---------------   ---------------
   Net income:
    As reported .........     $ 5,844,019       $ 7,178,162       $ 8,581,679
                              ===========       ===========       ===========
    Pro forma ...........     $ 5,710,383       $ 7,026,242       $ 8,145,789
                              ===========       ===========       ===========
   Net income per share:
    As reported
     Basic ..............     $      0.89       $      1.10       $      1.29
                              ===========       ===========       ===========
     Diluted ............     $      0.89       $      1.08       $      1.27
                              ===========       ===========       ===========
   Pro forma:
    Basic ...............     $      0.87       $      1.07       $      1.22
                              ===========       ===========       ===========
    Diluted .............     $      0.87       $      1.05       $      1.20
                              ===========       ===========       ===========

     The fair value for these options was estimated at the grant date using the Black-Scholes Option Pricing Model with the following weighted-average assumptions for 1997, 1998 and 1999:



                                                 1997        1998        1999
                                              ---------   ---------   ---------
   Risk free interest rate ................       6.5%        6.5%        6.5%
   Dividend yield. ........................       0.0%        0.0%        0.0%
   Volatility factors. ....................      58.0%       45.9%       67.3%
   Weighted average life (years) ..........       5.0         5.0         5.0

     Using the Black-Scholes Option Pricing Model, the estimated weighted-average fair value per option granted in 1997, 1998 and 1999 were $4.97, $5.99 and $9.22, respectively.


     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

     The pro forma amounts may not be representative of the future effects on reported net income and net income per share that will result from the future granting of stock options, since the pro forma compensation expense is allocated over the periods in which options become exercisable and new option awards are granted each year.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


14. STOCK OPTIONS AND WARRANTS--(CONTINUED)
     WARRANTS--In conjunction with the Company's initial public offering in May 1993, the Company granted 180,000 warrants entitling the holders of each warrant to purchase one share of common stock at an exercise price of $9.35 per share. The warrants became exercisable on May 21, 1995. All warrants were exercised during fiscal 1999.


15. SEGMENT INFORMATION


     The Company is engaged principally in one line of business, that being a leading designer and marketer of a broad line of high quality men's sportswear, including sport and dress shirts, golf sportswear, sweaters, urban wear, casual and dress pants and shorts to all levels of retail distribution. We own or license the brands under which most of our products are sold. The percentage of our revenues from branded products amounted to 75% in fiscal 1998 and 81% in fiscal 1999. Sales to any one customer exceeding ten percent amounted to 15%, 12% and 12% for the year ended January 31, 1997; 12% and 13% for the year ended January 31, 1998; and 15%, 10% and 10% for the year ended January 31, 1999. The Company does not believe that these concentrations of sales and credit risk represent a material risk of loss with respect to its financial position as of January 31, 1999.


16. COMMITMENTS AND CONTINGENCIES


     The Company has licensing agreements, as licensee, for the use of certain branded and designer labels. The license agreements expire on varying dates through December 31, 2000. Total royalty payments under these license agreements amounted to approximately $405,000, $330,000 and $573,000 for the years ended January 31, 1997, 1998 and 1999, respectively, and were classified as selling, general and administrative expenses.


     The Company is party to an employment agreement with Oscar Feldenkreis, the Company's President and Chief Operating Officer, which expires in May 2000, and is subject to annual renewal. The employment agreement currently provides for an annual salary of $350,000, subject to annual cost-of-living increases, and an annual bonus as may be determined by the Compensation Committee in its discretion, up to a maximum of $500,000. The employment agreement requires Mr. Feldenkreis to devote his full-time to the affairs of the Company. Upon termination of the employment agreement by reason of the employee's death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year's salary plus a bonus as may be determined by the Compensation Committee in its discretion. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with the Company for one year after termination of his employment for any reason except the Company's termination of Mr. Feldenkreis without cause.


     The Company is also party to an employment agreement with George Feldenkreis, the Company's Chairman of the Board and Chief Executive Officer, expiring in May 2000, and is subject to annual renewal. The employment agreement currently provides for an annual salary of $375,000, subject to annual cost-of-living increases, and an annual bonus as may be determined by the Compensation Committee in its discretion, up to a maximum of $250,000. Pursuant to his employment agreement, Mr. Feldenkreis devotes a majority of his working time to the affairs of the Company. George Feldenkreis' employment agreement contains termination and non-competition provisions similar to those set forth in Oscar Feldenkreis' agreement.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


16. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     The Company consolidated its administrative offices and warehouses and distribution facilities into a 238,000 square foot facility in Miami. The lease has a term of five years, minimum annual rental of approximately $1,000,000 and requires a minimum contingent rental payment at the termination of the lease of $12,325,000. The minimum contingent rental payment is not required if, at the Company's option, the lease is renewed after the five year term.


     Minimum aggregate annual commitments for all of the Company's noncancelable operating lease commitments, including the related party leases described in Note 13 and the minimum contingent rental payment described above, are as follows.



YEAR ENDING JANUARY 31,
----------------------------
          2000 .............   $ 1,461,800
          2001 .............     1,335,600
          2002 .............     1,206,200
          2003 .............    13,154,500
          2004 .............       372,100
                               -----------
            Total. .........   $17,530,200
                               ===========

     Rent expense for these leases, including the related party rent payments discussed in Note 13, amounted to $1,078,000, $1,460,000, and $1,946,000 for the fiscal years ended January 31, 1997, 1998 and 1999, respectively.


     The Company guarantees up to $600,000 of letters of credit of an unaffiliated entity.


     The Company is subject to claims and suits against it, as well as the initiator of claims and suits against others, in the ordinary course of its business, including claims arising from the use of its trademarks. The Company does not believe that the resolution of any pending claims will have a material adverse affect on its financial position, results of operations or cash flows.


17. SUBSEQUENT EVENTS


     PERRY ELLIS INTERNATIONAL, INC. In April 1999, the Company acquired Perry Ellis International, Inc. for approximately $74.6 million in cash, net of purchase price adjustments. Perry Ellis International, Inc. is a privately-held company which owns and licenses the Perry Ellis brand, currently one of the top selling brands in specialty chains and department stores in the United States. Perry Ellis International, Inc. is currently the licensor under approximately 34 license agreements, primarily for various categories of men's wear, boys' wear and fragrances. During the year ended December 31, 1998, Perry Ellis International, Inc. had revenues of $16.2 million.


     SENIOR SUBORDINATED NOTES. Concurrently with the Company's acquisition of Perry Ellis International, Inc., the Company issued $100,000,000 in 12 1/4% senior subordinated notes due 2006. The senior subordinated notes are jointly and severally guaranteed by the Company and it's wholly-owned subsidiaries. Separate financial statements for the Company's wholly-owned subsidiaries are not included due to insignificant operations.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999


17. SUBSEQUENT EVENTS--(CONTINUED)

     JOHN HENRY/MANHATTAN. In March 1999, the Company acquired certain assets of the John Henry and Manhattan dress shirt business from Salant Corporation, which is currently in a Chapter 11 bankruptcy proceeding. On February 24, 1999, the bankruptcy court approved the purchase for approximately $44.2 million in cash. The assets consist of the John Henry, Manhattan and Lady Manhattan trademarks and trade names, license agreements, the existing dress shirt inventory with a value of approximately $17.2 million and certain manufacturing equipment. The Company assumed a lease for the dress shirt manufacturing facility located in Mexico. In May 1999, the Company assigned the lease for the facility and sold certain manufacturing equipment to a non-affiliated party. The Company has entered into an agreement with Phillips-Van Heusen Corporation to license the John Henry and Manhattan brands. Phillips-Van Heusen also bought the existing dress shirt inventory from the Company at the Company's cost.



     Upon consummation of the John Henry/Manhattan acquisition, the Company paid Icahn Associates Corp. ("IAC") a financial advisory fee of $1.0 million. In addition, IAC was also granted the right to acquire 1,320,000 shares of the Company's common stock at $12 per share, which was not exercised and expired on April 13, 1999.



     On June 11, 1999, the Company shareholders approved a change in the name of the Company to Perry Ellis International, Inc.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

       FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JANUARY 31, 1999

18. SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)



                                          1Q             2Q             3Q             4Q            TOTAL
                                     ------------   ------------   ------------   ------------   -------------
                                                   (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
FISCAL YEAR ENDED JANUARY 31, 1999
Net Sales ........................     $ 60,085       $ 49,709       $ 65,012       $ 46,541       $ 221,347
Royalty income ...................        1,022            981            492            562           3,057
                                       --------       --------       --------       --------       ---------
Total revenues ...................       61,107         50,690         65,504         47,103         224,404
Gross profit .....................       15,648         13,166         16,085         13,307          58,206
Net Income .......................        2,637          1,053          2,812          2,080           8,582
Net income per share:
 Basic ...........................     $   0.40       $   0.16       $   0.42       $   0.31       $    1.29
 Diluted .........................     $   0.39       $   0.15       $   0.42       $   0.31       $    1.27
FISCAL YEAR ENDED JANUARY 31, 1998
Net Sales ........................     $ 48,841       $ 42,037       $ 54,550       $ 45,261       $ 190,689
Royalty income ...................        1,123          1,051            887            971           4,032
                                       --------       --------       --------       --------       ---------
Total revenues ...................       49,964         43,088         55,437         46,232         194,721
Gross profit .....................       12,963         10,538         12,477         12,752          48,730
Net Income .......................        2,149            826          2,411          1,792           7,178
Net income per share:
 Basic ...........................     $   0.33       $   0.13       $   0.37       $   0.27       $    1.10
 Diluted .........................     $   0.33       $   0.12       $   0.36       $   0.27       $    1.08
FISCAL YEAR ENDED JANUARY 31, 1997
Net Sales ........................     $ 37,807       $ 31,159       $ 46,746       $ 41,661       $ 157,373
Royalty income ...................           28             70            405          1,151           1,654
                                       --------       --------       --------       --------       ---------
Total revenues ...................       37,835         31,229         47,151         42,812         159,027
Gross profit .....................        8,672          6,824         11,116         10,369          36,981
Net income .......................        1,615            689          1,974          1,566           5,844
Net income per share:
 Basic(1) ........................     $   0.25       $   0.11       $   0.30       $   0.24       $    0.89
 Diluted .........................     $   0.25       $   0.10       $   0.30       $   0.24       $    0.89

----------------
(1) Total does not equal sum of quarters due to effect of the weighted averaging of shares outstanding.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS






                                                                        APRIL 30, 1999     JANUARY 31, 1999
                                                                       ----------------   -----------------
                                                                          (UNAUDITED)
ASSETS
Current Assets
Cash ...............................................................     $    448,551        $    173,493
Accounts receivable, net ...........................................       54,615,839          38,969,845
Inventories ........................................................       28,155,298          32,965,655
Deferred income taxes ..............................................        1,091,482           1,091,482
Deposits for acquisitions ..........................................               --           6,000,000
Other current assets ...............................................        4,211,552           2,040,200
                                                                         ------------        ------------
    Total current assets ...........................................       88,522,722          81,240,675
Property and equipment, net ........................................        7,744,995           7,851,592
Intangible assets, net .............................................      122,243,599          18,842,797
Other ..............................................................        1,101,790           1,022,467
                                                                         ------------        ------------
    TOTAL ..........................................................     $219,613,106        $108,957,531
                                                                         ============        ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable ...................................................     $  6,790,864        $  4,595,688
Accrued expenses ...................................................        4,303,243           4,931,525
Other current liabilities ..........................................        1,034,554             413,505
                                                                         ------------        ------------
    Total current liabilities ......................................       12,128,661           9,940,718
Bonds payable, net .................................................       95,901,381                  --
Deferred income taxes ..............................................          559,728             559,728
Long term debt--senior credit agreement ............................       28,090,346          33,511,157
Long term debt--term loans .........................................       15,000,000                  --
                                                                         ------------        ------------
    Total liabilities ..............................................      151,680,116          44,011,603
                                                                         ------------        ------------
Commitments and Contingencies: (Note 9)
Stockholders' Equity:
 Preferred stock--$.01 par value; 1,000,000 shares authorized;
   no shares issued or outstanding .................................
 Class A common stock--$.01 par value; 30,000,000 shares
   authorized; 6,723,374 and 6,712,374 shares issued and outstanding
   as of April 30, 1999 and January 31, 1999, respectively .........           67,233              67,123
Additional paid-in-capital .........................................       28,901,619          28,806,455
Retained earnings ..................................................       38,964,138          36,072,350
                                                                         ------------        ------------
    Total stockholders' equity .....................................       67,932,990          64,945,928
                                                                         ------------        ------------
    TOTAL ..........................................................     $219,613,106        $108,957,531
                                                                         ============        ============



                          See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)







                                                                THREE MONTHS ENDED
                                                                     APRIL 30,
                                                        -----------------------------------
                                                              1999               1998
                                                        ----------------   ----------------
Revenues:
  Net Sales .........................................     $ 59,478,771       $ 60,085,191
  Royalty Income ....................................        2,316,518          1,021,784
                                                          ------------       ------------
    Total Revenues ..................................       61,795,289         61,106,975
Cost of Sales .......................................       44,172,579         45,459,010
                                                          ------------       ------------
Gross Profit ........................................       17,622,710         15,647,965
Selling, General & Adminstrative Expenses ...........       10,179,795         10,153,871
Depreciation & Amortization .........................          978,599            492,977
                                                          ------------       ------------
Total Operating Expenses ............................       11,158,394         10,646,848
                                                          ------------       ------------
Operating Income ....................................        6,464,316          4,945,406
Interest Expense ....................................        1,947,989            891,226
                                                          ------------       ------------
Income Before Income Tax Provisions .................        4,516,327          4,109,891
Income Tax Provisions ...............................        1,624,539          1,472,789
                                                          ------------       ------------
Net Income ..........................................     $  2,891,788       $  2,637,102
                                                          ============       ============
Net Income Per Share:
  Basic .............................................     $       0.43       $       0.40
  Diluted ...........................................     $       0.43       $       0.39
Weighted Average Number of Common Shares Outstanding:
  Basic .............................................        6,723,374          6,585,168
  Diluted ...........................................        6,803,228          6,760,770



                          See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)







                                                                               THREE MONTHS ENDED
                                                                                    APRIL 30,
                                                                        ---------------------------------
                                                                              1999              1998
                                                                        ----------------   --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ..........................................................   $  2,891,788        $  2,637,102
Adjustments to reconcile net income to net cash provided by (used in)
  operating activities:
  Depreciation and amortization .....................................        978,599             492,977
  Amortization of bond discount .....................................         49,381                  --
  Changes in operating assets and liabilities, net of acquisitions:
    Accounts receivable, net ........................................    (14,528,133)         (6,457,177)
    Inventories .....................................................      4,810,357          (2,193,424)
    Other current assets ............................................       (481,827)            231,090
    Other assets ....................................................        (46,987)           (406,363)
    Accounts payable and accrued expenses ...........................      3,204,096            (229,458)
    Other current liabilities .......................................     (1,486,408)          1,215,628
                                                                        ------------        ------------
      Net cash used in operating activities: ........................     (4,609,134)         (4,709,625)
                                                                        ------------        ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment ..................................       (139,550)         (1,831,419)
Payment on purchase of other intangible assets ......................        (99,500)            (37,015)
Payment for acquired businesses .....................................   (100,403,221)                 --
                                                                        ------------        ------------
      Net cash used in investing activities: ........................   (100,642,271)         (1,868,434)
                                                                        ------------        ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in borrowings under credit facilities ..................     15,000,000           5,060,000
Net (payments) proceeds from long-term debt .........................     (5,420,811)          1,741,344
Net proceeds from bonds payable .....................................     95,852,000                  --
Proceeds from exercise of stock options .............................         95,274             332,018
                                                                        ------------        ------------
      Net cash provided by financing activities: ....................    105,526,463           7,133,362
                                                                        ------------        ------------
NET INCREASE IN CASH ................................................        275,058             555,303
CASH AT BEGINNING OF YEAR ...........................................        173,493           1,010,256
                                                                        ------------        ------------
CASH AT END OF PERIOD ...............................................   $    448,551        $  1,565,559
                                                                        ============        ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid during the period for:
  Interest ..........................................................   $    706,628        $     831,58
                                                                        ============        ============
  Income taxes ......................................................   $  1,896,580        $     69,875
                                                                        ============        ============



                See Notes to consolidated financial statements.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)


1.  GENERAL


     The accompanying unaudited consolidated financial statements of Supreme International Corporation and subsidiaries "Supreme" have been prepared in accordance with the instructions for Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations and changes in cash flows in conformity with generally accepted accounting principles. The unaudited consolidated financial statements should be read in conjunction with the audited financial statements and related notes included in the Registrant's Annual Report on Form 10-K for the year ended January 31, 1999. In the opinion of management, the unaudited consolidated financial statements contain all adjustments necessary for a fair presentation of the interim periods presented and all adjustments are of a normal and recurring nature. The results of operations for the three months ended April 30, 1999 are not necessarily indicative of the results which may be expected for the entire fiscal year.


     Certain amounts in the prior period have been reclassified to conform to the current periods' presentation.


2. INVENTORIES


     Inventories consist principally of finished goods and are stated at lower of cost or market on a first-in first-out basis.


3. LETTERS OF CREDIT FACILITIES





                                                           APRIL 30,        JANUARY 31,
                                                              1999              1998
                                                        ---------------   ---------------
                                                          (UNAUDITED)
   Total letter of credit facilities ................    $  60,000,000     $  60,000,000
   Borrowings Outstanding letters of credit .........      (21,747,287)      (23,831,172)
                                                         -------------     -------------
   Total Available ..................................    $  38,252,713     $  36,168,828
                                                         =============     =============



4. BONDS PAYABLE (SENIOR SUBORDINATED NOTES)


     Concurrently with the Company's acquisition of Perry Ellis International, Inc., described in Note 6, the Company issued $100,000,000 in 12 1/4% senior subordinated notes due 2006. The senior subordinated notes are jointly and severally guaranteed by the Company and its wholly-owned subsidiaries.


     The following is a schedule of bonds payable and the unamortized discount:






                                                          APRIL 30,       JANUARY 31,
                                                             1999            1999
                                                       ---------------   ------------
                                                         (UNAUDITED)
   Principal amount ................................    $100,000,000          $ 0
   Less unamortized discount .......................       4,098,619            0
                                                        ------------          ---
   Bonds payable less unamortized discount .........    $ 95,901,381          $ 0
                                                        ============          ===

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

5. STOCKHOLDERS' EQUITY


     The following is a schedule of the activity in common stock and additional paid-in capital:


                                               COMMON STOCK
                                         -------------------------      ADDITIONAL
                                            SHARES        AMOUNT      PAID-IN CAPITAL
                                         -----------   -----------   ----------------
   Balance, January 1, 1999 ..........    6,712,374     $ 67,123        $28,806,455
   Exercise of stock options .........       11,000          110             95,164
                                          ---------     --------        -----------
   Balance, April 30, 1999 ...........    6,723,374     $ 67,233        $28,901,619
                                          =========     ========        ===========

6. ACQUISITIONS



     On March 29, 1999 Supreme acquired the John Henry, Manhattan and Lady Manhattan trademarks and certain manufacturing equipment for $27 million. In connection with the acquisition, Supreme also assumed a lease for a shirt manufacturing facility in Mexico which expires in July, 1999. In May, 1999 Supreme assigned the lease for the facility and sold certain manufacturing equipment to a non-affiliated third party. The acquisition, accounted for according to the purchase method of accounting, includes operations of the John Henry, Manhattan and Lady Manhattan brand names commencing on March 29, 1999. Supreme intends to amortize the trademarks over a period of 20 years based on the straight line method.


     On April 6, 1999 Supreme acquired Perry Ellis International, Inc. for approximately $75 million in cash, as well as the components of working capital and the assumption of severance payments for certain employees of the former company. Perry Ellis International, Inc. was a privately held company which owned and licensed the Perry Ellis brand name, currently one of the top selling brands in specialty chains and department stores in the United States. The acquisition, accounted for according to the purchase method of accounting, includes operations of the Perry Ellis brand name commencing on April 6, 1999, the date of purchase. Supreme intends to amortize the trademarks over a period of 20 years based on the straight line method.


     Management is currently in the process of determining the fair value of these trademarks in order to finalize the allocation of the purchase price. The acquisitions were accounted for using the purchase method of accounting, which resulted in costs in excess of the carrying value of the net assets acquired of approximately $104,014,157.

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)


6. ACQUISITIONS--(CONTINUED)

     The carrying value of the trademarks acquired was determined as follows:




   Purchase price ....................................................    $102,000,000
   Plus purchase price adjustments ...................................       1,684,624
   Plus expenses incurred in connection with the acquisition .........       4,856,189
                                                                          ------------
   Adjusted purchase price ...........................................     108,540,813
   Tangible asset acquired:
    Cash .............................................................       2,137,592
    Accounts receivable ..............................................       1,117,861
    Other current assets .............................................       1,721,859
    PP&E .............................................................          19,599
                                                                          ------------
                                                                           103,543,902
   Liabilities assumed:
    Accounts payables and accrued expenses: ..........................         470,255
                                                                          ------------
   Trademarks ........................................................    $104,014,157
                                                                          ============



7. SUPPLEMENTAL CASH FLOW INFORMATION


     The following information presents the non-cash impact on the balance sheets of assets acquired and liabilities assumed in connection with the Perry Ellis and John Henry/Manhattan acquisitions. The non-cash effect of these investing activities during the three months ended April 30, 1999 are as follows:





                                                                                 THREE MONTHS
                                                                                    ENDED
                                                                                APRIL 30, 1999
                                                                              -----------------
   Assets acquired ........................................................     $ 104,154,879
   Liabilities assumed ....................................................          (470,255)
                                                                                -------------
    Cash paid .............................................................     $ 103,684,624
    Less cash acquired ....................................................        (2,137,592)
    Less deposits in prior period .........................................        (6,000,000)
                                                                                -------------
   Net cash paid for acquisitions .........................................     $  95,547,032
   Cost related to acquisition ............................................         4,856,189
                                                                                -------------
    Cash paid for acquisitions and acquisition costs, net of cash acquired      $ 100,403,221
                                                                                =============

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)


8. PRO FORMA FINANCIAL INFORMATION


     The pro forma financial information presented below, based under the assumption that operations were in effect for each of the quarters ending April 30, 1998 and 1999, gives effect to (i) the Perry Ellis International, Inc. Acquisition, (ii) the John Henry/Manhattan acquisition and (iii) the offering of the senior subordinated notes. The information presented below is for illustrative information purposes only and is not indicative of results which would have been achieved or results which may be achieved in the future.





                                                THREE MONTHS       THREE MONTHS
                                                    ENDED             ENDED
                                               APRIL 30, 1999     APRIL 30, 1998
                                              ----------------   ---------------
                                                 (UNAUDITED)       (UNAUDITED)
   Total revenues .........................    $  65,719,367      $ 66,568,681
                                               =============      ============
   Net income .............................    $   2,306,661      $    992,797
                                               =============      ============
   Net income per share (diluted) .........    $        0.34      $       0.15
                                               =============      ============



9. COMMITMENTS AND CONTINGENCIES


     Supreme is party to an employment agreement with Oscar Feldenkreis, Supreme's President and Chief Operating Officer, which expires in May, 2000, and is subject to annual renewal. The employment agreement currently provides for an annual salary of $370,000, subject to annual cost-of-living increases, an annual bonus defined as 4% of pretax profit with a minimum to be paid of $470,000, and an award of 100,000 options to purchase shares priced at the close of business Friday, April 23, 1999. The employment agreement requires Mr. Feldenkreis to devote his full time to the affairs of Supreme. Upon termination of the employment agreement by reason of the employee's death or disability, Mr. Feldenkreis or his estate will receive a lump sum payment equal to one year's salary plus a bonus as may be determined by the Compensation Committee in its discretion. The employment agreement also prohibits Mr. Feldenkreis from directly or indirectly competing with Supreme for one year after termination of his employment for any reason except Supreme's termination of Mr. Feldenkreis without cause.


     Supreme is also party to an employment agreement with George Feldenkreis, Supreme's Chairman of the Board and Chief Executive Officer, expiring in May, 2000, and is subject to annual renewal. The employment agreement currently provides for an annual salary of $400,000, subject to annual cost-of-living increases, and the award of 100,000 shares priced at the close of business on Friday, April 23, 1999. Pursuant to his employment agreement, Mr. Feldenkreis devotes a majority of his working time to the affairs of Supreme. George Feldenkreis' employment agreement contains termination and non-competition provisions similar to those set forth in Oscar Feldenkreis' agreement.


     Supreme has entered into an employment agreement with Alan Zwerner as President of Licensing. The agreement terminates without notice on April 30, 2002 or can terminate "for cause" at any time or without notice. The employment agreement provides for an annual salary of $350,000, with increases on May 1 of each subsequent year subject to annual cost-of-living increases, performance bonuses based on certain revenue increases not to exceed $70,000 per year and non-qualified stock options to purchase 25,000 shares of common stock at an exercise price equal to closing stock price as of May 3, 1999. The employment agreement requires Mr. Zwerner to devote his

              SUPREME INTERNATIONAL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)


9. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

entire time, attention and energies to Supreme's business. Upon termination of the employment agreement by reason of the employee's death, the employment agreement and Supreme's obligation to pay Mr. Zwerner's salary and compensation shall automatically end. If by reason of disability his employment duties cannot be performed for a cumulative period of six months within a span of twelve months, this agreement, employment and compensation will be automatically terminated.


     Supreme has entered into an employment agreement with Neal Nackman as Chief Financial Officer. The agreement terminates without further notice on January 31, 2001 or can terminate "for cause" at any time with or without notice. The employment agreement provides for an annual salary of $244,400, a guaranteed performance bonus of $20,000 per annum, as well as options to purchase 30,000 shares of common stock at an exercise price equal to the closing stock price as of June 14, 1999. For the fiscal year commencing February 1, 2001, Mr. Nackman, if employed by Supreme will receive a salary increase and performance bonus based on Supreme's ability to substantially increase certain financial indicators. On January 31, 2001 the Company shall grant the purchase of an additional 20,000 options to purchase shares of common stock at an exercise price equal to the fair market value on that date. The employment agreement requires Mr. Nackman to devote his entire time, attention and energies to Supreme's business. Upon termination of the employment agreement by reason of the employee's death the employment agreement and Supreme's obligation to pay Mr. Nackman's salary and compensation shall automatically end. If by reason of disability, his employment duties cannot be performed for a cumulative period of six months within a span of twelve months, this agreement, employment and compensation will be automatically terminated.

                          INDEPENDENT AUDITORS' REPORT


Perry Ellis International, Inc.:


     We have audited the accompanying balance sheet of Perry Ellis International, Inc. as of December 31, 1997 and December 31, 1998, and the related statement of operations, undistributed income and cash flows for the three years ended December 31, 1996, December 31, 1997 and December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based upon our audit.


     We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.


     An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by Management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Perry Ellis International, Inc. as of December 31, 1997 and December 31, 1998, and the results of its operations and cash flows for the three years ended December 31, 1996, December 31, 1997, and December 31, 1998, in conformity with generally accepted accounting principles.


                                        /s/ Saul L. Klaw & Co., P.C.
                                        Certified Public Accountants


Dated: March 12, 1999
(May 11, 1999 as to Note 10)

                        PERRY ELLIS INTERNATIONAL, INC.

                                 BALANCE SHEET





                                                              DECEMBER 31,
                                                      -----------------------------      MARCH 31,
                                                           1997            1998            1999
                                                      -------------   -------------   --------------
                                                                                        (UNAUDITED)
ASSETS
Current Assets
 Cash Balances ....................................    $  527,161      $1,776,722       $2,477,511
 Due from Licensees ...............................       389,281         944,885        1,393,734
 Prepaid Expenses .................................       758,171         543,383           60,346
 Prepaid Franchise Taxes ..........................           -0-          75,232          138,232
 Unexpired Insurance ..............................        41,317          43,200           29,305
 Employee Loan Receivable .........................           -0-           6,183            5,833
                                                       ----------      ----------       ----------
Total Current Assets ..............................     1,715,930       3,389,605        4,116,723
Fixed Assets ......................................     1,995,817       2,016,958        2,016,958
Less: Accumulated Depreciation ....................      (647,380)       (875,444)        (933,255)
Security Deposits .................................        47,688          32,334           32,334
                                                       ----------      ----------       ----------
Total Assets ......................................    $3,112,055      $4,563,453       $5,232,760
                                                       ==========      ==========       ==========
LIABILITIES
Current Liabilities
 Accounts Payable, Expenses .......................    $  542,170      $  163,443       $  978,102
 Accrued Payroll ..................................       500,425         452,884               --
 Employment Termination Payable, Current ..........        90,000         108,296               --
 Franchise Taxes Payable ..........................       610,058             -0-               --
                                                       ----------      ----------       ----------
Total Current Liabilities .........................     1,742,653         724,623          978,102
                                                       ----------      ----------       ----------
CAPITAL
Capital Stock--no par value; 200 shares authorized;
 50 shares issued and outstanding .................         1,000           1,000            1,000
Undistributed Income ..............................     1,368,402       3,837,830        4,253,658
                                                       ----------      ----------       ----------
Total Capital .....................................     1,369,402       3,838,830        4,254,658
                                                       ----------      ----------       ----------
Total Liabilities and Capital .....................    $3,112,055      $4,563,453       $5,232,760
                                                       ==========      ==========       ==========


                      (See Notes to Financial Statements)

                        PERRY ELLIS INTERNATIONAL, INC.

                            STATEMENT OF OPERATIONS





                                                YEAR ENDED DECEMBER 31,                   QUARTER ENDED MARCH 31,
                                    ------------------------------------------------   -----------------------------
                                         1996             1997             1998             1998            1999
                                    --------------   --------------   --------------   -------------   -------------
                                                                                                (UNAUDITED)
Royalty Revenues ................    $12,191,490      $15,739,291      $16,210,696      $6,738,286      $5,760,066
Less Agent's Commission .........      1,273,879           78,750           33,750              --              --
                                     -----------      -----------      -----------      ----------      ----------
Net Royalty Revenues ............     10,917,611       15,660,541       16,176,946       6,738,286       5,760,066
Operating Expenses ..............      5,544,425        7,334,551        8,625,713       1,877,284       2,451,507
Non-recurring Items .............      3,273,529              -0-              -0-              --              --
                                     -----------      -----------      -----------      ----------      ----------
Operating Income ................      2,099,657        8,325,990        7,551,233       4,861,002       3,308,559
Interest Income .................        143,765          135,537           32,061           8,680           7,269
                                     -----------      -----------      -----------      ----------      ----------
Income Before Taxes .............      2,243,422        8,461,527        7,583,294       4,869,682       3,315,828
State and Local Taxes ...........        218,631          852,072          760,346              --              --
                                     -----------      -----------      -----------      ----------      ----------
Net Income for the Year .........    $ 2,024,791      $ 7,609,455      $ 6,822,948      $4,869,682      $3,315,828
                                     ===========      ===========      ===========      ==========      ==========


                                   (See Notes to Financial Statements)

                        PERRY ELLIS INTERNATIONAL, INC.

                             UNDISTRIBUTED INCOME






                                                YEAR ENDED DECEMBER 31,               QUARTER ENDED
                                     ---------------------------------------------      MARCH 31,
                                          1996            1997            1998            1999
                                     -------------   -------------   -------------   --------------
                                                                                       (UNAUDITED)
Balance at Beginning .............    $2,826,046     $3,437,637       $1,368,402       $3,837,830
Net Income .......................     2,024,791      7,609,455        6,822,948        3,315,828
                                      ----------     ----------       ----------       ----------
Total ............................     4,850,837     11,047,092        8,191,350        7,153,658
                                      ----------     ----------       ----------       ----------
Less Distributions to Stockholder:
     Dividend Paid ...............     1,390,000      9,625,000        4,325,000        2,900,000
     Foreign Tax Credits .........        23,200         53,690           28,520               --
                                      ----------     ----------       ----------       ----------
Total ............................     1,413,200      9,678,690        4,353,520        2,900,000
                                      ----------     ----------       ----------       ----------
Balance at End ...................    $3,437,637     $1,368,402       $3,837,830       $4,253,658
                                      ==========     ==========       ==========       ==========


                      (See Notes to Financial Statements)

                        PERRY ELLIS INTERNATIONAL, INC.

                            STATEMENT OF CASH FLOWS





                                                      YEAR ENDED DECEMBER 31,                   QUARTER ENDED MARCH 31,
                                         -------------------------------------------------  --------------------------------
                                               1996             1997             1998             1998             1999
                                         ---------------  ---------------  ---------------  ---------------  ---------------
                                                                                                      (UNAUDITED)
Cash Flow from Operating Activities:
 Net Income ............................  $  2,024,791     $  7,609,455     $  6,822,948     $  4,869,682     $  3,315,828
 Depreciation ..........................       212,000          225,783          228,064           57,810           57,810
 Loss on Investment in Limited
   Partnership .........................       154,187              -0-              -0-               --               --
 Changes in Operating Assets
   and Liabilities:
  Due from Licensees ...................       167,120         (362,559)        (555,604)      (1,627,796)        (448,849)
  Prepaid Expenses .....................      (265,840)        (396,439)         212,905          527,745          483,037
  Other Current Assets .................           -0-              -0-           (6,183)      (2,355,363)         (60,517)
  Accounts Payable .....................       486,503         (140,906)        (378,727)         (42,239)         254,937
  Accrued Payroll ......................       (24,814)         325,192          (47,541)         (54,000)              --
  Corporate Taxes Payable ..............      (350,947)         610,058         (685,290)        (610,058)              --
  Employment Termination ...............       (75,000)        (126,000)          18,296               --               --
  Commissions Payable ..................       200,000         (200,000)             -0-               --               --
  Non-Current Assets ...................          (851)            (846)          15,354               --               --
  Non-Current Liabilities ..............      (216,000)         (90,000)             -0-               --           (1,457)
                                          ------------     ------------     ------------     ------------     ------------
Net Cash Provided by Operating
 Activities ............................     2,311,149        7,453,738        5,624,222          765,781        3,600,789
                                          ------------     ------------     ------------     ------------     ------------
Cash Flow from Investing Activities:
 (Credit) for Disposal of Service
   Agreement ...........................    (1,000,001)       1,000,001              -0-               --               --
 (Additions) to Fixed Assets ...........       (47,461)         (87,160)         (21,141)          (8,736)              --
                                          ------------     ------------     ------------     ------------     ------------
Net Cash (Used) Provided by
 Investing Activities ..................    (1,047,462)         912,841          (21,141)          (8,736)              --
                                          ------------     ------------     ------------     ------------     ------------
Cash Flow from Financing Activities:
 Distribution to Stockholders ..........    (1,413,200)      (9,678,690)      (4,353,520)        (800,000)      (2,900,000)
                                          ------------     ------------     ------------     ------------     ------------
Net (Decrease) Increase in
 Cash Flows ............................      (149,513)      (1,312,111)       1,249,561          (42,955)         700,789
Cash at Beginning of Year ..............     1,988,785        1,839,272          527,161          527,161        1,776,722
                                          ------------     ------------     ------------     ------------     ------------
Cash at End of Year ....................  $  1,839,272     $    527,161     $  1,776,722     $    484,206     $  2,477,511
                                          ============     ============     ============     ============     ============
Supplemental Disclosure of
 Cash Flow Information:
  Taxes Paid ...........................  $    627,773     $    192,652     $  1,446,000     $         --     $         --
                                          ============     ============     ============     ============     ============


                                   (See Notes to Financial Statements)

                        PERRY ELLIS INTERNATIONAL, INC.

                         NOTES TO FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

1. DESCRIPTION OF BUSINESS


     The Company was incorporated on September 12, 1978 and operates as a licensor. Its income consists primarily of royalties received from licensees under licensing agreements. Revenues to a major customer accounted for approximately 36% in 1997 and 1998.



2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


UNAUDITED FINANCIAL STATEMENTS


     The financial statements as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 are unaudited. In the opinion of management, the unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of the balance sheet and statements of operations, undistributed income and cash flows for such interim periods presented. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results which may be expected for the entire fiscal year. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


FINANCIAL INSTRUMENTS


     The Company's financial instruments include cash, receivables and payables, for which carrying amounts approximate fair value due to the short-term nature of the instruments.


FIXED ASSETS


     Fixed Assets consist of fixtures, equipment and improvements and are stated at cost.


     Depreciation is computed using the straight-line basis over the estimated useful life of the assets. The useful lives range from five to ten years.


     Maintenance and Repairs are expensed as incurred. Expenditures for major renewals are capitalized. Upon the sale, replacement or retirement of assets, the cost and accumulated depreciation or amortization thereon are removed from the accounts.


INCOME TAXES


     The Company has qualified as a small business ("S") corporation under the Internal Revenue Code. The federal income tax effect of income and losses is passed through to the stockholders.

                        PERRY ELLIS INTERNATIONAL, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
Consequently, there is no provision for federal income taxes in the financial statements. However, the Company is subject to state and local income taxes in certain taxing districts in which it does business.


3. CASH BALANCES


     Cash balances consist of the following:


                                                           1997           1998
                                                       -----------   -------------
   Cash in Checking and Savings Accounts ...........    $519,972      $1,559,711
   Cash in Pierpont Money Market Accounts ..........       7,189         217,011
                                                        --------      ----------
   Total ...........................................    $527,161      $1,776,722
                                                        ========      ==========

4. DUE FROM LICENSEES


     The balance due from licensees in the amount of $944,885 represents charges of advertising and other expenses advanced for the account of the individual licensees of the Company.


5. PREPAID EXPENSES


     The prepaid expense balance consists of the following:


                                                          1997         1998
                                                      -----------   ----------
   Deposit for Advertising Campaign ...............    $197,785      $ 75,718
   Deposit Paid for Photoshoots ...................     424,441       444,365
   Deposit for Outdoor Systems Billboard ..........         -0-        20,486
   Deposit for Trade Shows ........................     116,592           -0-
   Other Expenses .................................      19,353         2,814
                                                       --------      --------
   Total ..........................................    $758,171      $543,383
                                                       ========      ========

6. PROPERTY AND EQUIPMENT


     Property and equipment balances consist of the following:


                                                                     1997            1998
                                                                -------------   -------------
   Furniture, fixtures and equipment ........................    $  420,329      $  437,763
   Leasehold improvements ...................................     1,575,488       1,579,195
                                                                 ----------      ----------
                                                                  1,995,817       2,016,958
   Less: accumulated depreciation and amortization ..........      (647,380)       (875,444)
                                                                 ----------      ----------
   Total ....................................................    $1,348,437      $1,141,514
                                                                 ==========      ==========

7. ACCRUED PAYROLL


     Accrued Payroll consists of incentive bonuses earned by executives during the calendar year and payable in the following year.

                        PERRY ELLIS INTERNATIONAL, INC.

                 YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
8. PENSION PLAN


     The Company has a Money Purchase and Profit Sharing Plan in effect. All employees are eligible to participate in both plans upon the completion of one year of service and reaching the age of 21. The Company is required to contribute 10% of the compensation of all participants to the Money Purchase Pension Plan on an annual basis. There is no contribution requirement for the Profit Sharing Plan. Employees are not required to contribute to either plan.


     The contributions for the calendar year 1997 aggregated $127,066 and for 1998, $66,265.


9. RENTS


     The Company leases its executive and design offices. As at December 31, 1998, total minimum rentals are approximately as follows:


   1999 ...............    $215,000
   2000 ...............     230,000
   2001 ...............     246,000
   Thereafter .........     478,000

     Rent expense for this lease amounted to approximately $196,000, $197,000 and $219,000 for the years ended December 31, 1996, 1997 and 1998, respectively.


10. SUBSEQUENT EVENT


     In January 1999, the Company's sole shareholder agreed to sell 100% of the Company's outstanding common stock to Supreme International Corporation for approximately $75 million in cash. The sale closed in April 1999.

INDEPENDENT AUDITORS' REPORT



To The Board of Directors and Stockholders of Salant Corporation


We have audited the accompanying statement of net assets to be sold of the John Henry and Manhattan Business (the "Business"), comprising the licensing operations of John Henry and Manhattan brands owned by Salant Corporation ("Salant"), as of January 2, 1999 and the related statement of revenues, direct expenses and allocated corporate expenses before interest and domestic income taxes for the year then ended. These financial statements are the responsibility of Salant's management. Our responsibility is to express an opinion on these financial statements based on our audit.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


As discussed in Note 2 to the financial statements, the Business comprises the licensing operations of the John Henry and Manhattan brands owned by Salant. The Business receives managerial, administrative and other support from Salant. Certain expenses included in the financial statements represent allocated amounts from Salant. As a result, the Business' net assets to be sold and its revenues, direct expenses and allocated corporate expenses before interest and taxes may not be indicative of conditions that would have existed or results that would have occurred had the Business operated as an unaffiliated entity.


In our opinion, such financial statements present fairly, in all material respects, the net assets to be sold of the Business as of January 2, 1999, and its revenues, direct expenses and allocated corporate expenses before interest and domestic income taxes for the year then ended in conformity with the generally accepted accounting principles.



/s/ DELOITTE & TOUCHE LLP


New York, New York
June 4, 1999

                       JOHN HENRY AND MANHATTAN BUSINESS
                    (COMPRISING THE LICENSING OPERATIONS OF
                      THE JOHN HENRY AND MANHATTAN BRANDS
                         OWNED BY SALANT CORPORATION)

STATEMENT OF REVENUES, DIRECT EXPENSES AND ALLOCATED CORPORATE EXPENSES BEFORE
                      INTEREST AND DOMESTIC INCOME TAXES





                                                                YEAR ENDED
                                                              JANUARY 2, 1999
                                                             ----------------
Royalty income ...........................................      $3,993,405
Salaries and wages .......................................        (177,632)
Amortization of trademarks ...............................        (330,000)
Professional fees ........................................        (260,044)
Other expenses ...........................................        (144,753)
Allocated expenses .......................................        (251,122)
Foreign taxes (Note 2) ...................................        (178,998)
Other income, net ........................................          17,228
                                                                ----------
Income before interest and domestic income taxes .........      $2,668,084
                                                                ==========



                                    See Notes to Financial Statements

                       JOHN HENRY AND MANHATTAN BUSINESS
                    (COMPRISING THE LICENSING OPERATIONS OF
                      THE JOHN HENRY AND MANHATTAN BRANDS
                         OWNED BY SALANT CORPORATION)

                      STATEMENT OF NET ASSETS TO BE SOLD




                                                  JANUARY 2, 1999
                                                 ----------------
ASSETS
Property and equipment, net (Note 3) .........        1,762,201
Trademarks (Note 4) ..........................        9,680,000
Goodwill (Note 4) ............................       15,557,799
                                                     ----------
NET ASSETS TO BE SOLD ........................      $27,000,000
                                                    ===========



                                    See Notes to Financial Statements

                       JOHN HENRY AND MANHATTAN BUSINESS
                    (COMPRISING THE LICENSING OPERATIONS OF
                        JOHN HENRY AND MANHATTAN BRANDS
                          OWNED BY SALANT CORPORATION)

            NOTES TO FINANCIAL STATEMENTS YEAR ENDED JANUARY 2, 1999


NOTE 1.  ORGANIZATION AND OPERATIONS


     Frost Bros. Enterprises, Inc. ("Frost Bros."), a wholly-owned subsidiary of Salant Corporation ("Salant"), owns the JOHN HENRY trademark. Salant owns the LADY MANHATTAN and MANHATTAN trademarks. Salant operated under the protection of chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York ("Bankruptcy Court") for the period of December 29, 1998 through May 11, 1999. The trademarks have been registered or are pending registration with the United States Patent and Trademark Office.


     Salant has sought to capitalize on the consumer recognition of and interest in its trademarks by licensing several of those trademarks to others. As of January 2, 1999 ("Fiscal 1998"), licenses were outstanding to approximately 19 licensees to make or sell apparel products and accessories in the United States and to 29 licensees operating in 32 other countries under the MANHATTAN, LADY MANHATTAN and JOHN HENRY trademarks. Products under license include men's belts, leather accessories, neckwear, optical frames, outerwear, pajamas, robes, scarves, shorts, slacks, socks, sport coats, sunglasses, suspenders and underwear, and women's blouses and tops, gloves, intimate apparel, lingerie, optical frames and shirts.


     Salant sold its John Henry and Manhattan businesses (the "Business") pursuant to a Purchase and Sale Agreement (subject to and subsequently approved by the Bankruptcy Court on February 26, 1999) dated December 28, 1998 (the "Agreement") between Salant and Supreme International Corporation ("Supreme"). The Business includes the JOHN HENRY, MANHATTAN and LADY MANHATTAN trade names, the leasehold interest in a dress shirt facility located in Valle Hermosa, Mexico, and certain equipment located at the Valle Hermosa facility and certain related equipment at Salant's facility located in Andalusia, Alabama. The cash purchase price was $27,000,000 and the transaction was closed on March 29, 1999.


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION


     The Business is not a "stand-alone" division or subsidiary of Salant and was not generally accounted for separately. As a result, the distinct and separate accounts necessary to present an individual balance sheet, income statement and cash flow statement of the Business as of January 2, 1999 and the year then ended have not been maintained.


     The Business does not maintain its own stand-alone treasury, legal, financial, information systems and other similar corporate support functions. For purposes of preparing these financial statements, an allocation (see Note
5) was made for various expenses and is included in the financial statements. However, sufficient information is not available to develop a reasonable cost allocation for income taxes (other than those withheld by foreign licensees) and interest.


     Due to the limitations noted above, the following financial information is presented: (i) Statement of Net Assets to be Sold - This statement includes only the net assets of the Business that is being purchased by Supreme; (ii) Statement of Revenues, Direct Expenses and Allocated Corporate

                       JOHN HENRY AND MANHATTAN BUSINESS
                    (COMPRISING THE LICENSING OPERATIONS OF
                        JOHN HENRY AND MANHATTAN BRANDS
                          OWNED BY SALANT CORPORATION)

     NOTES TO FINANCIAL STATEMENTS YEAR ENDED JANUARY 2, 1999--(CONTINUED)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

Expenses before Interest and Domestic Income Taxes - This statement includes all corporate cost allocations for which a reasonable method of allocating the cost to the operations can be developed. A Statement of Cash Flows has not been presented as the Business does not maintain its own cash accounts.


FISCAL YEAR


     The Company's fiscal year ends on the Saturday closest to December 31. Fiscal 1998 comprised of 52 weeks.


PROPERTY AND EQUIPMENT


     Property and equipment are stated at cost and are depreciated or amortized over their estimated useful lives, or for leasehold improvements, the lease term, if shorter. Depreciation and amortization are computed principally by the straight-line method for financial reporting purposes.


     The annual depreciation rates are as follows:




   Machinery, equipment and autos .........   6.7% - 33.3%
   Furniture and fixtures .................   10.0% - 33.3%
   Leasehold improvements .................   Shorter of the life of
                                              the asset or the lease term



INTANGIBLES


     Trademarks and goodwill are amortized on a straight-line basis over their useful lives of 40 years. In evaluating the value and future benefits of these intangible assets, their carrying value would be reduced by the excess, if any, of the intangibles over management's best estimate of undiscounted future operating income before amortization of the related intangible asset over the remaining amortization period. If an impairment existed, the carrying value would be reduced to the value of its discounted cash flows.


FOREIGN TAXES


     Foreign tax expense represents the withholdings by foreign licensees for taxes due in the country in which the royalties are earned. No allocation has been made for domestic income taxes.


REVENUE RECOGNITION


     Royalty income is recognized at the time the royalty is earned.


USE OF ESTIMATES


     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that effect the amounts of

                       JOHN HENRY AND MANHATTAN BUSINESS
                    (COMPRISING THE LICENSING OPERATIONS OF
                        JOHN HENRY AND MANHATTAN BRANDS
                          OWNED BY SALANT CORPORATION)

     NOTES TO FINANCIAL STATEMENTS YEAR ENDED JANUARY 2, 1999--(CONTINUED)


NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


NOTE 3. PROPERTY AND EQUIPMENT




                                                                JANUARY 2, 1999
                                                               ----------------
   Machinery, equipment, furniture and fixtures ............       4,152,505
   Leasehold improvements ..................................          87,829
                                                                   ---------
                                                                   4,240,334
   Less accumulated depreciation and amortization ..........       2,478,133
                                                                   ---------
                                                                  $1,762,201
                                                                  ==========



     Pursuant to the Agreement, assets to be sold were transferred from other operating divisions to the Statement of Net Assets to be Sold as of January 2, 1999. As the manufacturing operations have been discontinued, no depreciation expense is included in the accompanying financial statements.


NOTE 4. TRADEMARKS AND GOODWILL


     Trademarks consist of the JOHN HENRY, MANHATTAN and LADY MANHATTAN names that were acquired in Salant's 1988 purchase of Manhattan Industries. At January 2, 1999, the net book value of the trademarks was $9,680,000, which was net of accumulated amortization of $3,520,000. Amortization expense for trademarks for Fiscal 1998 was $330,000. Goodwill arose from the acquisition, in 1988, of the Dress Shirt and the Accessories divisions of Manhattan Industries, which used the trademarks in the manufacture and sale of products bearing the trademark names. As the manufacturing operations have been discontinued, no amortization of goodwill is included in the accompanying financial statements. As of January 2, 1999, goodwill had a carrying value of $15,557,799, net of accumulated amortization of $25,323,201.


NOTE 5. ALLOCATIONS


     The Business does not maintain stand-alone treasury, legal, financial, information systems and other similar corporate support functions. The Business does record certain expenses related to employee payroll and benefits, professional fees and advertising. For purposes of preparing the financial information for the Business, certain Salant expenses were allocated based upon various factors such as square footage, revenues and the identification of costs specifically attributable to the Business.


     Management believes that these allocations are based on assumptions that are reasonable under the circumstances. However, the Business' net assets to be sold and the results of revenues, direct expenses and allocated corporate expenses before interest and domestic taxes may not be indicative of conditions that would have existed or results that would have occurred had the Business operated as an unaffiliated entity.

================================================================================

                        PERRY ELLIS INTERNATIONAL, INC.





               $95,000,000 SERIES B SUBORDINATED NOTES DUE 2006
                          FOR ANY AND ALL OUTSTANDING
                 12 1/4% SERIES A SUBORDINATED NOTES DUE 2006








                               ----------------

                                   PROSPECTUS

                               ----------------
                                       , 1999




================================================================================

                                    PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Registrant has authority under Section 607.0850 of the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Second Amended and Restated Articles of Incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and executive officers.


ITEM 21: EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


     (a) EXHIBITS



 EXHIBIT
   NO.     DESCRIPTION OF EXHIBIT
--------   ---------------------------------------------------------------------------------------------
 3.1       Registrant's Second Amended and Restated Articles of Incorporation(1)
 3.2       Registrant's Amended and Restated Bylaws(1)
 4.1       Form of Common Stock Certificate(1)
 4.2       Indenture, dated April 6, 1999 between the Company and State Street Bank and Trust
           Company as amended(6)
 4.3       Registration rights agreement dated March 31, 1999 by and among the Company and Supreme
           Munsingwear Canada, Inc., Supreme International (Delaware), Inc., Supreme Acquisition
           Corporation, Supreme International (N.Y.), Inc., Supreme International Corporation de
           Mexico, SA de C.V. and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith
           Incorporated, BancBoston Robertson Stephens Inc., Wasserstein Perella Securities, Inc. and
           Barington Capital Group, L.P. (the "Initial Purchasers")(6)
 4.4       Purchase Agreement, dated March 31, 1999 by and among the Company and the Initial
           Purchasers(6)
 4.5       Specimen Forms of 12 1/4% Senior Subordinated Notes Due 2006(6)
 5.1       Opinion of Broad and Cassel(5)
10.3       Form of Indemnification Agreement between the Registrant and each of the registrant's
           Directors and Officers(1)
10.6       Business Lease dated October 4, 1990, between George Feldenkreis and the Registrant relating to warehouse facilities(1)
10.7       Business Lease dated May 1, 1990, between George Feldenkreis and the Registrant relating to warehouse facilities(1)
10.9       1993 Stock Option Plan(1)(2)
10.10      Director Stock Option(1)(2)
10.15      Loan and Security Agreement dated as of October 5, 1994, between the Registrant and
           NationsBank (1)
10.16      First Amendment to Loan and Security Agreement dated as of August 19, 1995, between the
           Registrant and NationsBank of Georgia, N.A.(1)
10.17      Amendment to Business Lease between George Feldenkreis and the Registrant relating to office facilities(1)
10.18      Revocable Credit Facility Agreement dated May 26, 1995 between the Registrant and
           Hamilton Bank, N.A.(1)
10.19      Revolving Line of Credit Agreement dated June 23, 1995 between the Registrant and Ocean
           Bank(1)
10.20      Profit Sharing Plan(1)(2)
10.21      Amended and Restated Employment Agreement between the Registrant and George
           Feldenkreis(1)(2)

  EXHIBIT
    NO.      DESCRIPTION OF EXHIBIT
----------   -------------------------------------------------------------------------------------------------
10.22        Amended and Restated Employment Agreement between the Registrant and Oscar
             Feldenkreis(1)(2)
10.23        Business Lease dated December 26, 1995 between George Feldenkreis and the Registrant relating to office facilities(1)
10.24        Lease Agreement [Land] dated as of August 28, 1997 between SUP Joint Venture, as Lessor and Registrant, as Lessee(1)
10.25        Lease Agreement [Building] dated as of August 28, 1997 between SUP Joint Venture, as
             Lessor and Registrant, as Lessee(1)
10.26        Amended and Restated Loan and Security Agreement dated as of March 31, 1998(1)
10.27        Amendment to Amended and Restated Loan and Security Agreement dated as of August 1,
             1998(3)
10.28        Purchase and Sale Agreement dated as of December 28, 1998 among Salant Corporation, Frost
             Bros. Enterprises, Inc., Maquiladora Sur, S.A. de C.V. and the Company (the "Salant Purchase
             and Sale Agreement")(3)
10.29        First Amendment to the Salant Purchase and Sale Agreement dated as of February 24, 1999(3)
10.30        Amended and Restated Loan and Security Agreement dated as of March 26, 1999(3)
10.31        Inventory Purchase Agreement dated March 12, 1999 between the Company and Phillips-Van
             Heusen Corporation(3)
10.32        Stock Purchase Agreement dated as of January 28, 1999 by and among the Company and
             Christopher C. Angell, Barbara Gallagher and Morgan Guaranty Trust Company of New York,
             as Trustees of the PEI Trust created under Par. E. of Article 3 of the Agreement dated
             November 19, 1985, as amended January 27, 1986 (the "Perry Ellis Purchase and Sale
             Agreement")(4)
10.33        First Amendment to the Perry Ellis Purchased and Sale Agreement dated as of March 31,
             1999(4)
10.34        Employment Agreement between Allan Zwerner and the Company(2)(6)
10.35        Employment Agreement between Neil S. Nackman and the Company(2)(6)
12.1         Computation of Ratio of Earnings to Fixed Charges(6)
22.1         Subsidiaries of Registrant(6)
23.1         Consent of Broad and Cassel (included in its opinion filed as Exhibit 5.1)(6)
23.2         Consent of Deloitte & Touche LLP(7)
23.3         Consent of Saul L. Klaw & Co. P.C.(7)
23.4         Consent of Deloitte & Touche LLP(7)
24.1         Reference is made to the Signatures section of this Registrant Statement for the Powers of
             Attorney contained therein(6)
25.1         Form T-1 Statement of Eligibility and Qualification of Trustee for Senior Subordinated Notes
             under the Trust Indenture Act of 1939(6)
99.1         Form of Letter of Transmittal(6)
99.2         Notice of Guaranteed Delivery(6)


----------------

(1) Previously filed as an Exhibit of the same number to Registrant's Annual Report on Form 10-K for the year ended January 31, 1999 and incorporated herein by reference, except for an amendment to the Registrant's Second Amended and Restated Articles of Incorporation thereto, which is previously filed as an Exhibit to the Registrant's Current Report in Form 8-K dated June 23, 1999, and incorporated herein by reference..


(2) Management Contract or Compensation Plan

(3) Previously filed as an Exhibit to Registrant's Current Report on Form 8-K dated March 29, 1999, as amended and incorporated herein by reference.


(4) Previously filed as an Exhibit to Registrant's Current Report on Form 8-K dated April 6, 1999, as amended and incorporated herein by reference.

(5) Previously filed as an Exhibit to Registrant's Quarterly Report on Form 10-Q for the quarter ended April 30, 1999 and incorporated by reference.
(6) Previously filed.

(7) Filed herewith.

     (b) FINANCIAL STATEMENT SCHEDULES


     Schedules for which provision is made in the applicable accounting regulations of the Commission are not required under the related instructions or are not applicable, and therefore have been omitted.


ITEM 22: UNDERTAKINGS


     The Registrant undertakes:


   (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


       (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;


     (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with this Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volumes and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


       (iii) Include any additional or changed material information on the plan of distribution.


   (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.


   (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


   (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


   (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


   (6) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
       (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

   (7) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on June 30, 1999.


                                   PERRY ELLIS INTERNATIONAL, INC.



                                   By: /s/ GEORGE FELDENKREIS
                                       ------------------------------------
                                           George Feldenkreis
                                           Chairman of the Board and
                                           Chief Executive Officer




                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints George Feldenkreis and Oscar Feldenkreis or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



            SIGNATURE                              TITLE                        DATE
--------------------------------   -------------------------------------   --------------
/s/   GEORGE FELDENKREIS           Chairman of the Board and               June 30, 1999
--------------------------------   Chief Executive Officer
         George Feldenkreis        (Principal Executive Officer)

/s/   OSCAR FELDENKREIS            President, Chief Operations Officer     June 30, 1999
--------------------------------   and Director
          Oscar Feldenkreis

/s/   NEIL S. NACHMAN              Chief Financial Officer                 June 30, 1999
--------------------------------   (Principal Financial and
           Neil S. Nachman         Accounting Officer)

/s/   ALLAN ZWERNER                Director                                June 30, 1999
---------------------------------
            Allan Zwerner

         SIGNATURE               TITLE          DATE
---------------------------   ----------   --------------
/s/   RONALD BUCH             Director     June 30, 1999
---------------------------------
        Ronald Buch

/s/   GARY DIX                Director     June 30, 1999
---------------------------------
         Gary Dix

/s/   SALOMON HANONO          Director     June 30, 1999
---------------------------------
      Salomon Hanono

/s/   RICHARD McEWEN          Director     June 30, 1999
---------------------------------
      Richard McEwen

/s/   LEONARD MILLER          Director     June 30, 1999
---------------------------------
      Leonard Miller

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on June 30, 1999.



                                   SUPREME ACQUISITION CORPORATION


                                   By: /s/ OSCAR FELDENKREIS
                                       -----------------------------------
                                           Oscar Feldenkreis
                                           President and Director



                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints George Feldenkreis and Oscar Feldenkreis or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




            SIGNATURE                            TITLE                     DATE
--------------------------------   --------------------------------   --------------
/s/   OSCAR FELDENKREIS            President and Director             June 30, 1999
--------------------------------   (Principal Executive, Financial
          Oscar Feldenkreis        and Accounting Officer)

/s/   GEORGE FELDENKREIS           Vice President and Director        June 30, 1999
---------------------------------
         George Feldenkreis

/s/   ROSEMARY TRUDEAU             Secretary and Treasurer            June 30, 1999
---------------------------------
          Rosemary Trudeau

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on June 30, 1999.



                                   EACH OF THE GUARANTORS
                                   NAMED ON SCHEDULE A-1 HERETO


                                   By: /s/ GEORGE FELDENKREIS
                                       ----------------------------------
                                           George Feldenkreis
                                           President and Director



                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints George Feldenkreis and Oscar Feldenkreis or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




            SIGNATURE                            TITLE                     DATE
--------------------------------   --------------------------------   --------------
/s/   GEORGE FELDENKREIS           President and Director             June 30, 1999
--------------------------------   (Principal Executive, Financial
         George Feldenkreis        and Accounting Officer)

/s/   OSCAR FELDENKREIS            Vice President and Director        June 30, 1999
---------------------------------
          Oscar Feldenkreis

/s/   ROSEMARY TRUDEAU             Secretary and Treasurer            June 30, 1999
---------------------------------
          Rosemary Trudeau

                                 SCHEDULE A-1





     Supreme International (N.Y.), Inc.

     Supreme International (Delaware), Inc.

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on June 30, 1999.



                                   SUPREME MUNSINGWEAR CANADA INC.


                                   By: /s/ LEONARD BLACK
                                       ------------------------------------
                                           Leonard Black
                                           President and Director



                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints George Feldenkreis and Oscar Feldenkreis or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




            SIGNATURE                            TITLE                     DATE
--------------------------------   --------------------------------   --------------
/s/   LEONARD MILLER               President                          June 30, 1999
--------------------------------   (Principal Executive, Financial
           Leonard Miller          and Accounting Officer)

/s/   GEORGE FELDENKREIS           Vice President                     June 30, 1999
---------------------------------
         George Feldenkreis

/s/   OSCAR FELDENKREIS            Vice President                     June 30, 1999
---------------------------------
          Oscar Feldenkreis

/s/   FANNY HANONO                 Vice President                     June 30, 1999
---------------------------------
            Fanny Hanono

/s/   ROSEMARY TRUDEAU             Secretary and Treasurer            June 30, 1999
---------------------------------
          Rosemary Trudeau

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on June 30, 1999.



                                   SUPREME INTERNATIONAL CORPORATION DE
                                   MEXICO, S.A. DE C.V.


                                   By: /s/ ROSEMARY TRUDEAU
                                       ----------------------------------
                                           Rosemary Trudeau
                                           President and Director



                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints Rosemary Trudeau and Randall Riccardo or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




           SIGNATURE                           TITLE                     DATE
------------------------------   --------------------------------   --------------
/s/   ROSEMARY TRUDEAU           President and Director             June 30, 1999
------------------------------   (Principal Executive, Financial
         Rosemary Trudeau        and Accounting Officer)

/s/   JOSEPH ROISMAN             Secretary and Director             June 30, 1999
---------------------------------
          Joseph Roisman

/s/   RANDALL RICCARDO           Treasurer and Director             June 30, 1999
---------------------------------
         Randall Riccardo

                                  SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Miami, State of Florida, on June 30, 1999.


                             PERRY ELLIS INTERNATIONAL LICENSING CORP.



                             By: /s/ ALLAN ZWERNER
                                 ------------------------------------
                                     Allan Zwerner
                                     President



                               POWER OF ATTORNEY


     Each person whose signature appears below constitutes and appoints George Feldenkreis and Oscar Feldenkreis or any one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.




            SIGNATURE                            TITLE                     DATE
--------------------------------   --------------------------------   --------------
/s/   ALLAN ZWERNER                President                          June 30, 1999
--------------------------------   (Principal Executive, Financial
            Allan Zwerner          and Accounting Officer)

/s/   OSCAR FELDENKREIS            Vice President and Director        June 30, 1999
---------------------------------
          Oscar Feldenkreis

/s/   GEORGE FELDENKREIS           Vice President and Director        June 30, 1999
---------------------------------
         George Feldenkreis

/s/   ROSEMARY TRUDEAU             Secretary and Treasurer            June 30, 1999
---------------------------------
          Rosemary Trudeau

                               INDEX TO EXHIBITS





 EXHIBIT
   NO.     DESCRIPTION OF EXHIBIT
--------   ------------------------------------
23.2       Consent of Deloitte & Touche LLP
23.3       Consent of Saul L. Klaw & Co., P.C.
23.4       Consent of Deloitte & Touche LLP